UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
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Evergy, Inc.
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Evergy, Inc.
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
March 22, 2023
Dear Shareholder:
We are pleased to invite you to the 2023 Annual Meeting of Shareholders of Evergy, Inc. to be held at 10:00 a.m. Central Daylight Time, on Tuesday, May 2, 2023. The meeting will be held in a virtual format only and can be accessed via live audio webcast and using online shareholder tools at www.virtualshareholdermeeting.com/EVRG2023.
At this meeting, you will be asked to:
1.	Elect the nominees named in the attached proxy statement as directors;
2.	Provide an advisory non-binding vote to approve the 2022 compensation of our named executive officers;
3.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023; and
4.	Transact any other business as may properly come before the meeting or any adjournments or postponements thereof.
The attached notice of annual meeting and proxy statement describe the business to be transacted at the meeting. Please review these materials and vote your shares.
Your vote is important. I encourage you to complete, sign, date and return your proxy card or use telephone or internet voting prior to the annual meeting so that your shares will be represented and voted at the meeting even if you cannot attend.
Sincerely,

David A. Campbell
President and Chief Executive Officer

A Letter from Your Board of Directors

Dear Fellow Shareholders:
On behalf of the Evergy Board of Directors (the “Board”), we join David in inviting you to Evergy’s 2023 Annual Meeting of Shareholders to be held virtually. We continue to be active and engaged with senior leadership and are committed to effective governance to best represent your interests as shareholders of our company. We are pleased with the strong financial results in 2022 and our continued progress in keeping rates affordable for our customers, particularly given the considerable challenges posed by the current inflationary environment.
Management Succession Planning
We announced several changes to senior leadership throughout 2022, including the departure of four long-standing leaders with considerable experience dating back well before the merger that created Evergy. We thank Bruce Akin, Ellen Fairchild, Greg Greenwood, and Lori Wright for their contributions to our successes over the years, and we wish them well. We also announced the promotion of several new officers and implemented various organizational changes to support the execution of our strategic objectives. Our duty to you as shareholders is to ensure the right leadership exists at our company, and we are excited about the future.
About Your Board of Directors
At our February 13, 2023 Board meeting, S. Carl Soderstrom Jr. notified us of his decision not to stand for re-election at the 2023 Annual Meeting of Shareholders, and we express our appreciation for his more than 12 years of service as a Board member. Our company is not nominating a twelfth director at this time. Our directors have diverse backgrounds and share numerous core competencies that we view as critical to delivering long-term shareholder and customer value, including: experience with federal and state regulation; aligning company culture and compensation; and environmental, social, and governance matters. Five of our directors have utility operational experience. You can find more information about our nominating process and nominees in this proxy statement.
Regulatory Update
In 2022, our company completed its first Missouri rate cases since the merger that created Evergy in 2018. We reached partial settlements on the key economic issues, delivering significant savings back to our customers. We applaud our leaders for this significant cross-functional effort and the time commitment required by these proceedings. These rate cases underscore our continued progress in maintaining affordability for our customers and increasing our regional rate competitiveness. This year we have already started working on our first Kansas rate cases since 2018, which we expect to file in April 2023. Achieving balanced regulatory outcomes is key to the success of our company, for both shareholders and customers.
Environmental, Social, and Governance Leadership
In June 2023, we expect to file our updated integrated resource plan with our regulators in Kansas and Missouri. This update will reflect the impact of, amongst other variables, the passage of the Inflation Reduction Act in 2022. The benefits of the renewable tax credits under this legislation support our long-term target of net-zero carbon dioxide (“CO2”) emissions by 2045, which will be dependent on enabling technologies and supportive policies and regulations, among other external factors, as well as our goal of leading the responsible energy transition in our service territories and taking advantage of the benefits of a diverse generation portfolio. Most importantly, this legislation should allow us to invest in the renewable transition in a way that benefits both shareholders and customers.
Sincerely,

Evergy, Inc. Board of Directors

Cautionary Statements Regarding Certain Forward-Looking Information
Statements made in this proxy statement that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, statements relating to our strategic plan, including, without limitation, those related to earnings per share, dividend, operating and maintenance expense and capital investment goals; legislative, regulatory or legal proceedings or actions, including the outcomes thereof or anticipated actions in connection therewith; future energy demand; future power prices; plans with respect to existing and potential future generation resources, including expected investments in renewable energy; the availability and cost of generation resources and energy storage; targeted emissions reductions; and other matters relating to expected financial performance or affecting future operations. Forward-looking statements are often accompanied by forward-looking words such as “anticipates,” “believes,” “expects,” “estimates,” “forecasts,” “should,” “could,” “may,” “seeks,” “intends,” “proposed,” “projects,” “planned,” “target,” “outlook,” “remain confident,” “goal,” “will” or other words of similar meaning. Forward-looking statements involve risks, uncertainties and other factors that could cause actual results to differ materially from the forward-looking information. Factors that might cause such differences include, but are not limited to, those described in Part I, Item 1.A. of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”). Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports that we file with the Securities and Exchange Commission (“SEC”). We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Evergy, Inc.
One Kansas City Place
1200 Main Street
Kansas City, Missouri 64105
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
WHEN
Tuesday, May 2, 2023
Check-In Time: 9:45 a.m. (Central Daylight Time)
Meeting Time: 10:00 a.m. (Central Daylight Time)
WHERE
The Evergy, Inc. 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) will be held in a virtual meeting format only and can be accessed via live audio webcast at www.vitrualshareholdermeeting.com/EVRG2023. There will be no physical meeting location.
PROXY STATEMENT
This notice of annual meeting and proxy statement, the accompanying proxy card and our 2022 Annual Report are made available to, and mailed, beginning on or about March 22, 2023, to holders of our common stock for the solicitation of proxies by our Board of Directors (the “Board”) for the 2023 Annual Meeting. Shareholders of record at the close of business on March 1, 2023, are entitled to notice of, and to vote at, the 2023 Annual Meeting or any adjournment thereof. The Board encourages you to read this document carefully and take this opportunity to vote on the matters to be decided at the 2023 Annual Meeting.
In this proxy statement, we refer to Evergy, Inc. as “we,” “us,” “our,” “Company,” or “Evergy,” unless the context clearly indicates otherwise.
By Order of the Board of Directors,

Heather A. Humphrey
Senior Vice President, General Counsel and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON May 2, 2023:

This notice of annual meeting and proxy statement and our 2022 Annual Report are available at
https://materials.proxyvote.com/30034W

Notice of Annual Meeting of Shareholders | Proxy Statement | Evergy 2023 Proxy Statement 1

Proxy Statement Summary and Highlights
Evergy, Inc. (Nasdaq: EVRG), a public utility holding company (“Evergy” or the “Company”), engages in the generation, transmission, distribution, and sale of electricity to approximately 1.7 million customers in the states of Kansas and Missouri. Our 2022 Annual Report contains additional information about our businesses. This section is a summary and you should read the entire proxy statement before voting.
Voting Matters and Board Recommendations
	Agenda Item	Recommendation	Page
1:	Elect the nominees named in the proxy statement as directors	FOR each nominee	11
2:	Approve the 2022 compensation of our named executive officers on an advisory non-binding basis	FOR	32
3:	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023	FOR	71
2022 Highlights
Evergy delivered strong financial and operational performance in 2022, as reflected by balanced scorecard results that exceeded target levels. Highlights include:
•
Delivered on our Strategic Plan. Evergy’s mission is to empower a better future, and our vision is to lead the responsible energy transition and provide affordable, reliable, and sustainable service to our customers and communities. In furthering our mission and vision, our strategic plan delivered the following accomplishments in 2022.

•
Affordability: We saw continued improvement in regional rate competitiveness, with retail rates increasing 2.7%(1) on a cumulative basis since 2017, well below regional peers and inflation. We found common ground with stakeholders in our Missouri rate case settlements, resulting in a balanced outcome for our customers. In 2023, we expect to file rate cases in Kansas – the first since Evergy was formed in 2018 – allowing us to return to customers the considerable cost savings we have achieved.

•
Reliability: Our focus on safe and reliable service includes investments to modernize our transmission and distribution infrastructure to improve reliability for our customers and improve the resiliency of the electric grid and its ability to withstand extreme weather. By replacing aging equipment and investing in smart grid technologies, we also seek to enable further efficiency gains in serving our customers. Our focus on reliability also includes effectively managing our diverse generation fleet and investing to meet the requirements of a changing energy industry, including the increased demands brought on by large-scale renewable resources and the retirement of older plants. Evergy’s balanced generation portfolio – supported by a mix of emissions-free nuclear and wind resources as well as traditional generation – provides the reliability needed to meet peak customer demand while insulating customers from inflationary bill shock seen across the country as commodity prices rise.

•
Sustainability: We updated our integrated resource plan (“IRP”) in 2022, which outlined our intention to add 4,890 megawatts of renewable energy by 2035. Evergy seeks to lead the responsible energy transition in our service territories and take advantage of the region’s ample renewable resources and the benefits of a diverse generation portfolio. In August 2022, we announced an agreement to acquire the 199-megawatt Persimmon Creek Wind Farm, reflecting continued progress toward our goal of a 70% reduction in carbon dioxide (“CO2”) emissions from 2005 levels by 2030. Our long-term target is to achieve net-zero CO2 emissions by 2045, which will be dependent on enabling technologies and supportive policies and regulations, among other external factors. In addition, the passage of the Inflation Reduction Act in 2022 provides longer-term certainty around renewable tax credits that serve to reduce the levelized cost of energy of new renewable generation.

[1]
Cumulative rate increase since the end of 2017 through the end of November 2022, based on a rolling 12-month average rate (data as of end of November 2022 to enable comparison with available U.S. Energy Information Administration (EIA) data for regional electric states).

Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 2

•
Advancing Evergy’s Culture. We strive to have an inclusive, high-performance culture at Evergy – a culture that is aligned with our strategic plan and our values and is mission-driven to empower a better future.

•	Mission: We empower a better future.
•	Vision: To lead the responsible energy transition and provide affordable, reliable, and sustainable service to our customers and communities.
•	Values: Safety / Integrity / Ownership / Adaptability.
An inclusive, high-performance culture creates an environment of engagement and performance; energizes the talented people who power our company; and sets high standards for operational excellence, continuous improvement, and sustained execution.
•
Exceeded Targeted Earnings Growth. Evergy’s 2022 earnings and earnings per diluted share (“EPS”), each calculated in accordance with generally accepted accounting principles (“GAAP”), were $752.7 million and $3.27, respectively, compared to $879.7 million and $3.83 in 2021. Evergy’s 2022 adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP) were $853.8 million and $3.71, respectively, compared to $795.2 million and $3.46 in 2021, representing a year-over-year increase of 7.2%.(2)

•
Dividend Growth. We increased our quarterly dividend by 7% to $0.6125 per share, or $2.45 per share on an annualized basis, consistent with our dividend growth target and targeted payout ratio of 60% to 70%.

[2]	Adjusted earnings and adjusted EPS are not calculated in accordance with GAAP and are reconciled to the most comparable GAAP metrics in Appendix A to this proxy statement.
Environmental, Social, and Governance
Evergy achieved significant improvements in environmental, social, and governance (“ESG”) efforts under the leadership and guidance of the Board and management. On its investor relations website, investors.evergy.com, Evergy provides quantitative and qualitative data regarding various ESG matters, including information related to emissions, waste, and water. The contents of the investor relations website, including reports and documents contained therein, are not incorporated into this filing. ESG highlights include:
•
Emissions Reductions and Environmental Leadership. In 2022, Evergy achieved reductions of CO2 emissions by 44%, and sulfur dioxide and nitrogen oxide emissions by 98% and 88%, respectively, compared to 2005 baseline numbers. Beyond these achieved reductions, Evergy has a goal to achieve net-zero CO2 emissions by 2045 with an interim goal of a 70% reduction of CO2 emissions from 2005 levels by 2030. The trajectory and timing of reaching our net-zero goals is dependent on many external factors, including enabling technology developments, the reliability of the power grid, availability of transmission capacity, supportive energy policies and regulations, and other factors. These external factors are outside of Evergy’s control, and without these enabling factors we cannot be confident in achieving Evergy’s long-term CO2 emissions reduction goal.

Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 3

•
Generation Transition. Evergy now produces nearly a third of its annual power generation from renewable sources. When combined with the production from our Wolf Creek Nuclear Generating Station (“Wolf Creek”), almost half of the power generated for homes and businesses we serve comes from emission-free sources.

•
Wind Generation. Evergy has been expanding wind energy production in the Midwest for years. With over 4,300 megawatts of wind generation capacity that we own or have under contract, our wind portfolio helps fuel Kansas’ state ranking as the third largest producer of renewable energy generation as a percentage of total generation in the United States.

•
Solar Power Generation and Water Consumption Reduction Efforts. Evergy owns or funds more than 75 solar projects in Kansas and Missouri. In June 2022, Evergy broke ground on the 60-acre Hawthorn Solar farm, which is 12 megawatts in size and utilizes over 22,000 solar panels. The site completed construction in 2022 and went into commercial operation in January of 2023. Furthermore, in 2022 over 3 megawatts of additional solar was constructed across multiple sites in Kansas and Missouri. Evergy has also undertaken projects that reduce water usage and increase water re-use and recycling. For additional information, please refer to Evergy’s investor relations website.

•
Evergy’s 2021 Master Credit Facility with Non-Emission and Diversity Metrics. In 2021, Evergy amended and restated its $2.5 billion master credit facility, with certain pricing terms based on diversity and non-CO2 emitting energy generation goals. The applicable interest rates and commitment fees for the facility are subject to upward or downward adjustments, within certain limitations, if Evergy achieves, or fails to achieve, certain sustainability-linked targets based on two key performance indicator metrics: (i) Non-Emission Generation Capacity and (ii) Diverse Supplier Spend (both as defined in the facility).

•
Focus on Diversity, Equity, and Inclusion. Evergy is focused on being a diverse, equitable, and inclusive company that empowers better futures for our employees and our communities. Diversity adds depth to our company and makes us stronger. At Evergy, it is our obligation to ensure we are aware of the ways that our actions, consciously or unconsciously, impact our employees, our company culture, and our stakeholders. We strive to take proactive steps to continually

Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 4

improve the fostering of diversity, equity, and inclusion (“DE&I”). In 2022, we continued to include a discretionary DE&I modifier to our annual incentive plan (“AIP”) to further promote and reinforce our commitment to DE&I. We measured our overall growth and engagement within three focus areas: marketplace (supplier diversity), workplace and workforce.
Focus Area	Objective	2022 Actions
Marketplace	Support inclusive economic prosperity for Evergy and its ecosystem through investments in diverse suppliers and improving community vitality	•	Sustained a 10+% supplier diversity spend year-over-year
		•	Partnered with150+ diverse vendors
		•	Continued Light Source Executive Mentoring Program
Workplace	Strengthen our inclusive environment that empowers better futures for our employees and our communities	•	Launched 1 additional Business Resource Group (“BRG”) for a total of 8 BRGs (25% of workforce participation)
		•	Developed BRG Strategic Plan for 2023-2025
		•	Completed CEO Action Pledge for Diversity & Inclusion
		•	Enhanced onboarding processes
Workforce	Create an inclusive employee experience that attracts, develops, and retains all employees, and strives for a diverse and representative workforce	•	Developed new partnerships to develop diverse pipeline for craft, new hire professionals, and experienced hires
		•	Enhanced hiring processes and measurements
		•	Completed 360-degree assessments and individual development plans for Diverse Talent Cohort
For 2023, DE&I efforts align with Evergy’s mission, values, and strategic priorities with the implementation of a robust set of initiatives and qualitative/quantitative measures in support of our DE&I pillars:
•
Supporting Vulnerable Customers and Communities. In 2022, Evergy’s Corporate Social Impact program made an intentional shift in community investments and customer support to address energy burden, access to equity, and capacity building.

•	Worked face-to-face with more than 35,000 customers and secured more than $52M in utility payment assistance.
•	Opened a second Evergy Connect customer walk-in facility to provide customized, face-to-face support, and linkages to payment and social service resources.
•	Provided millions of dollars in grants to agencies that work with disadvantaged and underserved communities.
•	Decreased energy burden by linking income eligible customers to an array of programs and wrap-around services.
•	Invested in agencies that help fund and develop minority-owned small businesses.
•	Made key investments in agencies that address policies to affect equity issues.
•
ESG Reporting and Additional Information. In 2022, Evergy further integrated the climate change risk assessment into its existing Enterprise Risk Management (“ERM”) process and updated the Task Force on Climate-related Financial Disclosures (“TCFD”) report, which explains in detail how we manage relevant climate-related risks and opportunities. Evergy also participated in voluntary ESG reporting through CDP, a global platform for companies to disclose, measure, and manage their environmental data (“CDP”). For the first time, Evergy completed the full CDP questionnaires for both climate change and water security, receiving a B letter grade for both. Additionally, Evergy disclosed its first Global Reporting Initiative (GRI) report and received independent third-party verification on select ESG metrics. Finally, during 2022, Evergy also disclosed its Policy on Environmental Practices and Policy on Water Resources. In 2022, Evergy joined the Electric Power Research Institute’s Climate Resilience and Adaptation Initiative (ClimateREADI), which is

Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 5

focused on developing a comprehensive framework to inform infrastructure investment and deployment in order to help ensure a resilient power system. For additional information about Evergy’s ESG efforts and reporting, please go to investors.evergy.com/sustainability where you will find links to Evergy’s Sustainability Report, TCFD Report, Sustainability Accounting Standards Board (SASB) Report, Edison Electric Institute (“EEI”) ESG Metrics, the 2022 CDP Climate and Water Questionnaires, and the 2021 IRP Overview. For more information on Evergy’s policies and corporate governance and committee information, please go to investors.evergy.com/sustainability/corporate-governance/documents-charters.
Governance Highlights
Topic		Feature
Shareholder Empowerment	✔	Annual election of directors
	✔	Majority voting in uncontested elections
	✔	Proxy access
	✔	Shareholder right to call special meeting
Independence and Corporate Governance Best Practices	✔	Separate Chair and CEO
	✔	Lead Independent Director
	✔	Independent Committee Chairs
	✔	Standing executive sessions in Board and Committee meetings
	✔	Annual self-evaluations
	✔	All Board members re-elected annually; no staggered terms
	✔	Shared oversight of risk management
	✔	Robust stock ownership requirements - 6x base salary for CEO
	✔	Clawback provisions in award agreements
	✔	Whistleblower hotline
	✔	No shareholder rights plan or poison pill
	✔	No short selling, hedging, or pledging allowed by any employee or non-employee director
Sustainable Operations and CO2 Emission Reduction	✔	Board oversight of ESG matters
	✔	CO2 emission goal of net-zero by 2045, assuming key technology, policy, regulatory, and other external enablers are in place
	✔	Master credit facility with pricing based on diversity and non-CO2 emitting generation goals
	✔	Almost half of power generated from non-CO2 emitting sources
	✔	Transparent environmental disclosures
Diversity	✔	Diverse Board, including four female directors
	✔	Diverse executive management team, including four female officers
Political Spending	✔	Board oversight of political spending
	✔	Annual disclosure of political spending
Cybersecurity	✔	Annual cybersecurity training
	✔	Board oversight of cybersecurity matters
Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 6

2022 Leadership Succession and Named Executive Officers
As of July 1, 2022, Greg A. Greenwood, former Executive Vice President and Chief Strategy Officer, terminated employment as an officer of Evergy. Because he served as a named executive officer (also referred to as “NEO” or “NEOs”) during 2022, he appears as a NEO in the proxy statement for 2022.
Accordingly, our NEOs for 2022 are David A. Campbell, Kirkland B. Andrews, Kevin E. Bryant, Charles A. Caisley, Heather A. Humphrey, and Greg A. Greenwood.
Board Refreshment
Following the changes to our Board in 2021 and Mr. Soderstrom’s announced retirement earlier this year, our Board will be comprised of 11 directors. We have added five new directors since 2020, each of whom brings additional breadth of experience and expertise.
Board Nominee Metrics
Each of our director nominees exhibits practical wisdom, sound judgement, and financial acumen. Based on their diverse experiences, the nominees are fully aligned with the competencies conducive to enhancing shareholder value. Additional information about our director nominees and their competencies can be found under “Proposal I – Election of Directors.”

Director *Nominee* Snapshot

Directors' Race/Ethnicity	Directors' Gender	Directors' Independence
9% diverse	**36%** female	**82%** Independence

50s
1
60s
8
70s
2

Average Age: 66

AGE DISTRIBUTION

0-5 years
5
6-10 years
2
11-19 years
4
20+ years
0

Average Tenure: 8 years

TENURE

Nasdaq Board Diversity Matrix (As of December 31, 2022)
Total Number of Directors			11
	Female	Male		Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	7
Part II: Demographic Background
African American or Black	1
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	3	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background			1
Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 7

Director Nominees (p. 11)
Director Nominees	Principal Occupation	Age	Director Since	A	CLD	F	NGS	NPE	SPD
Mark A. Ruelle Chairman	Chairman of the Board and Former President and Chief Executive Officer, Westar Energy, Inc.	61	2011					✔
David A. Campbell	President and Chief Executive Officer, Evergy, Inc.	54	2021			✔
Thomas D. Hyde Independent	Former Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary, Wal-Mart Stores, Inc.	74	2011	✔			✔		✔
B. Anthony Isaac Independent	Former Senior Vice President and Head of Select Service Strategy and Development, Hyatt Hotels Corporation	70	2003		✔	✔		✔
Paul M. Keglevic Independent	Former Chief Executive Officer and Executive Vice President, Chief Financial Officer and Chief Risk Officer, Energy Future Holdings, Inc.	69	2020	Chair		✔
Mary L. Landrieu Independent	Former U.S. Senator for Louisiana and Senior Policy Advisor at Van Ness Feldman LLP	67	2021		✔	✔		✔
Sandra A.J. Lawrence Independent	Former Executive Vice President and Chief Administrative Officer, Children’s Mercy Hospital	65	2004		Chair		✔
Ann D. Murtlow Independent	Former President and Chief Executive Officer, United Way of Central Indiana	62	2013	✔					Chair
Sandra J. Price Independent	Former Senior Vice President, Human Resources, Sprint Corporation	64	2016		✔		Chair
James Scarola Independent	Former Senior Vice President and Chief Nuclear Officer, Duke/Progress Energy	67	2022					Chair
C. John Wilder Independent	Executive Chairman of Bluescape Energy Partners, LLC	65	2021			Chair			✔
A	Audit Committee
CLD	Compensation and Leadership Development Committee
F	Finance Committee
NGS	Nominating, Governance, and Sustainability Committee
NPE	Nuclear, Power Supply, and Environmental Committee
SPD	Safety and Power Delivery Committee
Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 8

Executive Compensation Highlights (p. 33)
Evergy’s compensation programs are designed to support achievement of our business strategy without encouraging excessive risk-taking. Our intentions are to attract and retain highly qualified executives, pay for performance, and reward long-term growth and sustained profitability. Consistent with these objectives, as shown below, a high percentage of total target direct compensation is based on performance. The graphics and table below do not include special inducement and retention awards. Additional information about our executive compensation can be found under “Proposal 2 – Advisory Vote to Approve Executive Compensation.”

Set forth below is a summary of key fiscal 2022 compensation decisions for our currently serving NEOs.
Named Executive Officer	Base Salary	Annual Cash Incentive Payout	Long-Term Incentive Grants
Mr. David A. Campbell President and Chief Executive Officer	$1,030,000	$1,487,063	$4,635,000
		Target = 125% Base Salary Payout = 115.5% of Target	Target = 450% Base Salary 75% performance-based
Mr. Kirkland B. Andrews Executive Vice President and Chief Financial Officer	$717,500	$828,713	$1,470,900
		Target = 100% Base Salary Payout = 115.5% of Target	Target = 205% Base Salary 75% performance-based
Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	$630,000	$582,120	$1,291,500
		Target = 80% Base Salary Payout = 115.5% of Target	Target = 205% Base Salary 75% performance-based
Mr. Charles A. Caisley Senior Vice President, Public Affairs and Chief Customer Officer	$515,000	$386,694	$772,500
		Target = 65% Base Salary Payout = 115.5% of Target	Target = 150% Base Salary 75% performance-based
Ms. Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary	$530,500	$398,244	$795,800
		Target = 65% Base Salary Payout = 115.5% of Target	Target = 150% Base Salary 75% performance-based
Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 9

The Compensation and Leadership Development Committee believes our executive compensation program features best-in-class governance practices, such as:
✔	Alignment between pay and performance	✔	Annual risk assessment
✔	Compensation heavily weighted to performance	✔	Clawback provisions
✔	Regular review of performance against compensation	✔	Standard annual equity grant cycle
	targets and outlook for payouts	✔	No employment agreements – all NEOs are employed at will
✔	Independent Committee oversight	✔	No stock options
✔	Standing Committee executive sessions	✔	No repricing or backdating of stock options
✔	Independent compensation consultant	✔	Generally no dividends for unvested awards
✔	“Double trigger” change-in-control benefits	✔	No short selling, hedging or pledging
✔	Robust stock ownership guidelines	✔	No tax “gross-ups”
✔	Board oversight of succession plans
Proxy Statement Summary and Highlights | Evergy 2023 Proxy Statement 10

Proposal 1		Election of Directors
	☑	The Board recommends a vote FOR each of the director nominees

Director Nominee Biographies
The following summarizes the business experience of each nominee for at least the last five years, and the specific experience, qualifications, attributes, and skills that led the Board to conclude that each nominee should serve as a director. The Board believes that the items noted for each nominee demonstrate his or her superior leadership, high performance standards, mature judgment, strategic planning capabilities and ability to understand and oversee the Company’s strategies, operations, and management.
David A. Campbell President and Chief Executive Officer Director Since: 2021 Age: 54 Committee: • Finance

Executive Experience: David Campbell joined Evergy in January 2021 as President and Chief Executive Officer. Under Mr. Campbell’s leadership, Evergy focuses on providing safe, affordable, and reliable service to its 1.7 million customers and leading the responsible energy transition in Kansas and Missouri. Mr. Campbell and his team are dedicated to ensuring that Evergy provides a rewarding and professional work environment for employees and engages as a trusted partner in the communities Evergy serves.

Mr. Campbell served as Executive Vice President and Chief Financial Officer of Vistra Corp. (NYSE: VST) from June 2019 through December 2020. From 2014 through 2019, he served as Chief Executive Officer and as a member of the board of directors of InfraREIT, Inc. (NYSE: HIFR), a real estate investment trust that owned and leased rate-regulated electric transmission assets in Texas. Previously, Mr. Campbell worked at TXU Corp. (NYSE: TXU), and its successor, Energy Future Holdings, in various roles including Chief Executive Officer of Luminant Corporation, the largest power generator in Texas, and Chief Financial Officer of TXU Corp. Prior to joining TXU Corp., Mr. Campbell was a partner at McKinsey & Company, where he led the corporate finance and strategy practice in Texas.

Mr. Campbell serves on the boards of Kansas City Area Development Council, the Electric Power Research Institute, St. Mark’s School, and Nuclear Electric Insurance Limited. Mr. Campbell is also a member of the Civic Council of Greater Kansas City and the Leadership Council of the Yale School of the Environment. Mr. Campbell is a graduate of Yale University, Harvard Law School and Oxford University, where he studied as a Rhodes Scholar.

Skills and Qualifications: Mr. Campbell’s qualifications to serve as our director include his substantial leadership, financial and utility industry experience; and his experience serving as a director of a public company.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 11

Thomas D. Hyde Lead Independent Director Director Since: 2011 Age: 74 Committees: • Audit • Nominating, Governance, and Sustainability • Safety and Power Delivery

Executive Experience: Mr. Hyde served as Executive Vice President, Legal, Compliance, Ethics and Corporate Secretary of Wal-Mart Stores, Inc. (“Wal-Mart”), an international retail store operator (2005-2010). He previously served as Executive Vice President, Legal and Corporate Affairs and Corporate Secretary of Wal-Mart (2003-2005), and as Executive Vice President, Senior General Counsel of Wal-Mart (2001-2003). Mr. Hyde also previously served on the board of directors and as chair of the audit committee of Vail Resorts, Inc., a mountain resort company located in Broomfield, Colorado (2006-2012). Mr. Hyde earned a Bachelor of Arts in English from the University of Kansas, a Juris Doctor from the University of Missouri-Kansas City and a Master of Business Administration in finance from the University of Kansas.

Skills and Qualifications: Mr. Hyde’s qualifications to serve as our director include his experience in legal and leadership roles for the largest publicly-traded retailer in the world. Additionally, he provides deep insight and understanding on corporate governance matters. He also has experience as a director of a public company.

B. Anthony Isaac Independent Director Since: 2003 Age: 70 Committees: • Compensation and Leadership Development • Finance • Nuclear, Power Supply, and Environmental

Executive Experience: Mr. Isaac was Senior Vice President and Head of Select Service Strategy and Development at Hyatt Hotels Corporation, a global hotel management, franchising, ownership and development company based in Chicago, Illinois with properties worldwide (2011-2015). He served as President of LodgeWorks, a Wichita, Kansas-based hotel management and development company (2000-2011). Before helping found LodgeWorks, Mr. Isaac served as President of the All-Suites Division of Wyndham Hotels and Resorts, an international hotel and resort chain based in Parsippany, New Jersey. He held the position of President of Summerfield Hotel Corp. prior to Summerfield’s merger with Patriot American Hospitality/Wyndham International. Mr. Isaac sat on the board of directors of CorePoint Lodging (NYSE: CPLG), a real estate investment trust focused on the hotel industry based in Irving, Texas (2018-2022), where he served as chair of the nominating and corporate governance committee and a member of the capital committee. Mr. Isaac earned a Bachelor of Science in civil engineering from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard University.

Skills and Qualifications: Mr. Isaac’s qualifications to serve as our director include his extensive leadership experience both as the chief executive officer of a privately-held company and as an executive with other large companies in the hotel industry, and his substantial experience with strategic planning and financial matters. He also has experience as a director of a public company and with corporate governance matters.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 12

Paul M. Keglevic Independent Director Since: 2020 Age: 69 Committees: • Audit (Chair) • Finance

Executive Experience: Mr. Keglevic has over 40 years of experience with public companies across several industry sectors, including utilities, telecommunications, transportation and real estate. Mr. Keglevic served as Chief Executive Officer (2016-2018) and Executive Vice President, Chief Financial Officer and Chief Risk Officer (2008-2016) of Energy Future Holdings, the majority owner of a regulated transmission and distribution business. Prior to that, Mr. Keglevic served as an audit partner at PricewaterhouseCoopers LLP (PwC) (2002-2008), where he was the U.S. utility sector leader for six years. Prior to PwC, Mr. Keglevic led the utilities practice for Arthur Andersen LLP, where he was a partner for 15 years. Mr. Keglevic previously served on the board of directors of Frontier Communications Corporation (Nasdaq: FTR) (2019-2021), a national telecommunications company located in Norwalk, Connecticut, where he served on the finance committee and audit committee. He also served on the board of directors of Bonanza Creek Energy, Inc. (NYSE: BCEI) (2017-2021), an oil and gas company located in Denver, Colorado, where he served as chair of the audit committee and also served as chair of the nominating and corporate governance committee. He previously served on the boards of directors of Ascena Retail Group, Inc. (Nasdaq: ASNA) (2019-2021), Clear Channel Outdoor Holdings, Inc. (NYSE: CCO) (2019), PetSmart, Inc. (Nasdaq: PETM), Stellus Capital Management, LLC (NYSE: SCM) (2014), Cobalt International Energy, Inc., Philadelphia Energy Solutions, Inc. and Energy Future Holdings Corporation and several of its subsidiaries. Mr. Keglevic has served as a member of the board of directors of the Dallas and State of California Chambers of Commerce and several other charitable and advisory boards. He was named a board leadership fellow and is a certified director of the National Association of Corporate Directors. Mr. Keglevic earned a Bachelor of Science in accounting from Northern Illinois University and is a certified public accountant.

Skills and Qualifications: Mr. Keglevic’s qualifications to serve as our director include his extensive experience with public companies, finance, accounting, regulatory issues, transactional and merger and acquisition activities and governance matters.

Senator Mary L. Landrieu Independent Director Since: 2021 Age: 67 Committees: • Compensation and Leadership Development • Finance • Nuclear, Power Supply, and Environmental

Executive Experience: Senator Landrieu is a senior policy advisor at Van Ness Feldman, LLP, a Washington D.C.-based law firm (since 2015). She also serves on the advisory board of Earnin Company (since 2020), a community-supported financial platform, and on the board of directors of Tyler Technologies (NYSE: TYL) (since 2015), a technology solution provider. She previously served on the Board of Directors of CenturyLink, Inc., now Lumen Technologies Inc. (NYSE: LUMN) (2015-2020), a U.S.-based communications provider to global enterprise customers. Previously, Senator Landrieu served as a United States Senator for the State of Louisiana (1996 to 2014), where she chaired the Senate Committee on Energy and Natural Resources, served on the Senate Committee on Appropriations, chaired the Subcommittees on Homeland Security, Financial Services, General Government, and the District of Columbia, and chaired the Senate Committee on Small Business and Entrepreneurship. In her work on Homeland Security, Senator Landrieu led the disaster recovery efforts after Hurricane Katrina and the Gulf restoration efforts after the BP oil spill. She also was elected as Louisiana treasurer (1987-1995), and served as a member of the Louisiana legislature (1979-1987). Senator Landrieu currently serves on the board of trustees or board of directors of several national organizations supporting sustainable resource management and promoting education or children’s welfare. Senator Landrieu earned a Bachelor of Arts degree from Louisiana State University.

Skills and Qualifications: Senator Landrieu’s qualifications to serve as our director include her extensive experience with federal and state regulation and compliance, community and political relations, strategy development, customer experience, alignment of company culture and compensation and leadership development and finance.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 13

Sandra A.J. Lawrence Independent Director Since: 2004 Age: 65 Committees: • Compensation and Leadership Development (Chair) • Nominating, Governance, and Sustainability

Executive Experience: Ms. Lawrence was the Executive Vice President and Chief Administrative Officer (2016-2019) and Executive Vice President and Chief Financial Officer (2005-2016) of Children’s Mercy Hospital, a comprehensive pediatric medical center in Kansas City, Missouri. Previously, she was the Chief Financial Officer (2005) and Senior Vice President and Treasurer (2004-2005) of Midwest Research Institute (now MRIGlobal), an independent, non-profit, contract research organization located in Kansas City, Missouri. Prior to that Ms. Lawrence spent twenty-six years in professional or management positions in the architecture, real estate, financial services, packaging distribution and medical research industries. She currently serves as a trustee of the Delaware by Macquarie fund complex, as Board Chair at Recology Inc., as a director and as an Audit Committee member of Brixmor Property Group, Inc., and as a director at Sera Prognostics Inc. (Nasdaq: SERA). She was previously on the board of directors of American Shared Hospital Services (NYSE American: AMS), a provider of radiosurgical and radiation therapy equipment based in San Francisco, California, where she served as chair of the audit committee and as a member of the nominating and corporate governance committee. She sits on the national board of the National Association of Corporate Directors (NACD), is past-chair of the board of directors of the Heartland Chapter of the NACD, was named to the NACD Directorship 100, and as an NACD board leadership fellow, and serves on the boards of directors of various charitable, non-profit and civic organizations, including the Hall Family Foundation and the Nelson-Atkins Museum of Art. Ms. Lawrence earned a Bachelor of Arts in psychology from Vassar College, a Master of Architecture from the Massachusetts Institute of Technology and a Master of Business Administration from Harvard Business School.

Skills and Qualifications: Ms. Lawrence’s qualifications to serve as our director include her substantial financial expertise, her extensive service as a director in a diverse range of organizations, her experience as a public company director and her knowledge of corporate governance. Ms. Lawrence also has extensive knowledge of the Kansas City metropolitan area and Topeka, Kansas, two of our largest service territories.

Ann D. Murtlow Independent Director Since: 2013 Age: 62 Committees: • Audit • Safety and Power Delivery (Chair)

Executive Experience: Ms. Murtlow is currently the principal in AM Consulting LLC, through which she offers consulting services. From 2013 to 2022, she was a member of the board of directors, President and Chief Executive Officer of the United Way of Central Indiana, a non-profit community impact organization. Previously, she spent 24 years with AES Corporation, a holding company for electric utilities located in Arlington, Virginia, and served for over 12 years in various senior leadership and officer roles including Vice President and Group Manager of AES Corp. (NYSE: AES) and President, Chief Executive Officer and Director of Indianapolis Power & Light Company, an integrated electric utility, and its parent company, IPALCO Enterprises, both located in Indianapolis, Indiana. Since 2013, Ms. Murtlow has served on the board of directors of Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturing company in Lafayette, Indiana, where she chairs the nominating and corporate governance committee and serves on the compensation committee. She previously served on the board of directors of First Internet Bancorp and its subsidiary, First Internet Bank, a financial institution in Fishers, Indiana (2013-2020), and on the boards of directors of the Federal Reserve Bank of Chicago, Herff Jones LLC, a manufacturer of educational recognition and achievement products and motivational materials located in Indianapolis, Indiana, and AEGIS Insurance Services, Inc., a mutual insurance company in East Rutherford, New Jersey. Ms. Murtlow was also named a board leadership fellow by the National Association of Corporate Directors. Ms. Murtlow earned a Bachelor of Science in chemical engineering from Lehigh University.

Skills and Qualifications: Ms. Murtlow’s qualifications to serve as our director include her extensive and varied senior management leadership experience and accomplishments and deep insight and knowledge about the operations and challenges of a vertically integrated, regulated electric utility with nuclear generation.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 14

Sandra J. Price Independent Director Since: 2016 Age: 64 Committees: • Compensation and Leadership Development • Nominating, Governance, and Sustainability (Chair)

Executive Experience: Ms. Price is the former Senior Vice President, Human Resources of Sprint Corporation (2006-2016), a global telecommunications company headquartered in Overland Park, Kansas prior to its acquisition by T-Mobile. Previously, she served as Senior Vice President Designee for the Human Resources, Communications and Brand Management functions of the Sprint Local Telephone Division and a variety of other human resource roles (1993-2006). Prior to Sprint, she was a principal in the Blue Valley School District, Overland Park, Kansas, and in the Jenks Public School District, Tulsa, Oklahoma. She served as co-chair of KC Rising (2017-2018), a regional economic development initiative to grow an inclusive economy in the Kansas City metropolitan area. Ms. Price is a member of the board of directors of the US Infrastructure Company (USIC), a private-equity owned company that provides locating services for underground utilities based in Indianapolis, Indiana and CRB, a privately-owned company based in Kansas City, Missouri that provides global engineering, architecture, construction, and consulting solutions to the life sciences and other advanced technology industries.

In 2022, Ms. Price was appointed to the Greater Kansas City Community Foundation Board of Directors, and served as chairperson (2020-2022) of the Kansas City Metropolitan Community College capital campaign cabinet. She was named to the 2021 National Association of Corporate Directors Directorship 100, as well as to the Kansas City Business Journal’s “Women Who Mean Business” list and to the Profiles in Diversity Journal’s “Women Worth Watching.” Ms. Price earned a Bachelor of Arts in special education from Oral Roberts University and a Master of Arts in education and administration from the University of Tulsa.

Skills and Qualifications: Ms. Price’s qualifications to serve as our director include her diverse senior management and leadership experience, her deep understanding of human resources and talent development and her knowledge of our Kansas City service territory.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 15

Mark A. Ruelle Chairman of the Board Director Since: 2011 Age: 61 Committee: • Nuclear, Power Supply, and Environmental

Executive Experience: Mr. Ruelle is Chairman of the Board. Mr. Ruelle served as a member of the board of directors, President and Chief Executive Officer of Westar Energy, Inc. (“Westar Energy”) prior to the merger with Great Plains Energy Incorporated (“Great Plains Energy”) that resulted in the formation of Evergy (2011-2018). Mr. Ruelle was also previously Executive Vice President and Chief Financial Officer of Westar Energy (2003-2011), and had held other financial, strategic planning and corporate development positions with Westar Energy. Mr. Ruelle also served as Senior Vice President, Chief Financial Officer and Treasurer of Sierra Pacific Resources and its integrated electric utility subsidiary, Sierra Pacific Power Company (1997-2001), and, following its acquisition by Sierra Pacific Resources, President of Nevada Power Company (2001-2002), in Las Vegas, Nevada. He is on the board of directors of Stormont-Vail Health Care and various charitable and civic organizations. Mr. Ruelle earned both a Bachelor of Arts and a Master of Arts in economics from the University of North Dakota and has completed the Institute of Nuclear Power Operations Nuclear Reactor Technology Course for Executives at the Massachusetts Institute of Technology.

Skills and Qualifications: Mr. Ruelle’s qualifications to serve as our director and Chairman of the Board include his leadership experience, his financial expertise and his extensive utility industry experience, including with nuclear generation. He also has experience as a public company director and with corporate governance. Mr. Ruelle has deep connections in our Kansas service territory and, in particular, the business community in Topeka, Kansas, one of our significant markets and our Kansas operational headquarters.

James Scarola Independent Director Since: 2022 Age: 67 Committee: • Nuclear, Power Supply, and Environmental (Chair)

Executive Experience: Mr. Scarola is an independent nuclear oversight consultant (since 2015), and previously served as the Nuclear Industry Fukushima Steering Committee Chairman (2012-2014), where he established and coordinated the strategic direction for the U.S. Industry in response to the Fukushima nuclear accident. He served as Senior Vice President and Chief Nuclear Officer (2008-2012) at Progress Energy, Inc. (prior to their merger with Duke Energy (NYSE: DUK) in 2012, and as Site Vice President of Progress’ Brunswick Nuclear Plant (2005-2008) and of their Harris Nuclear Plant (1998-2005). He also served in leadership roles at Florida Power & Light’s St. Lucie Nuclear Plant (1980-1998). Mr. Scarola provides consulting services related to the nuclear industry, monitors and assesses nuclear operations and provides counsel to chief nuclear officers and boards of directors. He is a certified Pressurized Water Reactors Senior Reactor Operator and Institute of Nuclear Power Operations Senior Nuclear Plant Manager. Mr. Scarola earned a Bachelor of Science in electrical engineering from the University of Notre Dame, a Master of Business Administration from the Florida Institute of Technology and completed the Executive Management Program at Darden Business School at the University of Virginia.

Skills and Qualifications: Mr. Scarola’s qualifications to serve as our director include his vast nuclear industry leadership experience, his extensive experience in all aspects of nuclear operations, including engineering, oversight, fiscal control, labor relations, strategic planning, project management, and maintenance.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 16

C. John Wilder Independent Director Since: 2021 Age: 65 Committees: • Finance (Chair) • Safety and Power Delivery

Executive Experience: Mr. Wilder is the Executive Chairman of Bluescape Energy Partners, LLC (“Bluescape”), founded in 2007 as an alternative investment firm that leverages its private capital, global network, and deep domain expertise to deliver differentiated long-term investment performance in the energy and utility sectors. He has served on the boards of many private and public companies, including Bluescape Opportunities Acquisition Corporation (NYSE: BOAC) (since 2020), NRG Energy, Inc. (NYSE: NRG) and TXU Corp. and Exco Resources, Inc., and in executive officer roles at TXU Corp., Entergy Corp., (NYSE: ETR) and Royal Dutch/Shell Group.

Mr. Wilder began working in the energy business in Texas over 40 years ago with the Royal Dutch/Shell Group, where he rose to the position of Chief Executive Officer of Shell Capital in London. Mr. Wilder’s vision and execution spearheaded the industry’s three most successful financial and operational turnarounds at NRG (Board of Directors, 2017-2018), TXU Corp. (Board Chairman and Chief Executive Officer, 2004-2007) and Entergy (Chief Financial Officer, 1998-2004) moving struggling companies from the bottom quartile to the top quartile across a variety of performance dimensions. During Mr. Wilder’s leadership, TXU Corp. delivered 65% annualized shareholder returns and ranked 5th best among the S&P 500. For his achievements at TXU Corp., the Harvard Business Review named Mr. Wilder twice as one of the Best-Performing CEOs in the World, ranking 24th among 2,000 CEOs from publicly traded companies in 33 countries in 2010, and 74th among 3,143 CEOs from publicly traded companies in 50+ countries in 2013. No other United States power company executive was honored in either of these rankings. In addition, Mr. Wilder was named to Ten Best CEOs in America by Institutional Investor in 2004 and was named Best CEO and CFO in the Electric Power Sector in multiple years by Institutional Investor.

Mr. Wilder serves on the advisory boards of the McCombs School of Business at the University of Texas at Austin and the A.B. Freeman School of Business at Tulane University. He is a former advisory board member of the Global Energy Management Institute, University of Houston, and the Energy Management and Innovation Center, University of Texas. Mr. Wilder is also Chairman of the Board of Trustees of Texas Health Resources and is a past member of the National Petroleum Council, a U.S. Secretary of Energy appointment.

Mr. Wilder earned a Bachelor of Science in business administration from Southeast Missouri State University, where he graduated magna cum laude and received the university’s Distinguished Alumni Award. He earned a Master of Business Administration from the University of Texas.

Skills and Qualifications: Mr. Wilder’s qualifications to serve as our director include his long-term and extensive leadership experience in the energy industry. He also provides deep insight and expertise on financial, transactional, regulatory and operations matters facing the Company.

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 17

The 11 nominees for director have been recommended to the Board by the Nominating, Governance, and Sustainability Committee and nominated by the Board to serve as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified.
Each nominee has consented to stand for election, and the Board does not anticipate that any nominee will be unavailable to serve. In the event that one or more of the director nominees should become unavailable to serve at the time of the annual meeting, shares represented by proxy may be voted for the election of a nominee to be designated by the Board. Alternatively, in lieu of designating a substitute, the Board may reduce the number of directors. Proxies cannot be voted for more than 11 nominees.
Director Nominating Process
The Nominating, Governance, and Sustainability Committee is responsible for identifying potential director nominees and evaluating and recommending director nominees to the Board. The Committee takes into account a number of factors when considering director nominees, as described in our Corporate Governance Guidelines and as discussed in greater detail below. Director nominees identified by shareholders for our consideration will be evaluated in the same way as nominees identified by the Nominating, Governance, and Sustainability Committee.
Shareholders who wish to identify director nominees for consideration by the Nominating, Governance, and Sustainability Committee should write to our Nominating, Governance, and Sustainability Committee at the address provided in “Communicating with the Board” on page 28. Shareholders who wish to nominate a director nominee, including nominations pursuant to our proxy access By-law provisions, may do so by following instructions set forth in “How can I nominate a director or submit a proposal for the 2024 annual meeting?” on page 79.
Director Nominee Qualifications
The Board oversees the shareholders’ interests in the long-term health and success of the Company’s business, and directs, oversees and monitors the performance of management. The Board believes that its effectiveness in carrying out its responsibilities depends not only upon the particular experience, qualifications, attributes and skills that each director possesses, but also upon the director’s ability to work collaboratively and function well as a collegial body.
The Board’s objective is to have a well-rounded and diverse membership possessing, in the aggregate, skill sets and core competencies that are conducive to long-term success. The Board considers diversity in the broadest sense, reflecting geography, age, gender and ethnicity, as well as other factors. The Board believes that a diverse group of directors is desirable to expand the Board’s collective knowledge and expertise, as well as to evaluate management and positively influence the Company’s performance.
The success of the Company depends not only on expertise-based competencies, but equally on the personal qualities and attributes of the directors, both individually and as a group. Attributes that directors should possess include, among others, practical wisdom and thoughtfulness in decision-making; mature and sound judgment; financial acumen and business experience; the highest level of personal and professional ethics, integrity and values; sufficient time and availability; commitment to representing the interests of shareholders, customers and their communities; critical analysis skills; collegiality, a collaborative and cooperative spirit and the ability to both lead and work within a team environment; and the courage to act constructively and independently. Non-management directors should also be able to meet the independence requirements of The Nasdaq Stock Market LLC (“Nasdaq”) listing standards and our Corporate Governance Guidelines.
The Board concluded that the following core competencies are conducive to sustainable long-term shareholder and customer value: strategy development; federal and state regulation and compliance; alignment of company culture with compensation and leadership development; accounting, finance, and investment management; risk management; operational oversight; customer experience; community and political relations; and ESG. Each director nominee provided a self-evaluation against these core competencies, and the Board evaluated the contribution level of each director nominee, using the categories of “experienced,” “moderate experience,” “minimal experience,” and “no experience.”
Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 18

Core Competencies
Board Core Competencies	Ruelle	Campbell	Hyde	Isaac	Keglevic	Landrieu	Lawrence	Murtlow	Price	Scarola	Wilder

Strategy Development	3	3	3	3	3	3	2	3	3	3	3
Federal and State Regulation and Compliance	3	3	3	2	3	3	3	3	2	3	3
Alignment of Company Culture and Compensation and Leadership Development	3	3	3	3	3	2	3	3	3	3	3
Accounting, Finance, and Investment Management	3	3	3	2	3	2	3	3	1	1	3
Risk Management	3	3	3	2	3	2	3	3	1	2	3
Operational Oversight	3	3	2	3	2	2	2	3	3	3	3
Customer Experience	3	3	2	3	2	2	2	2	3	2	3
Community and Political Relations	3	3	3	2	2	3	3	3	2	2	3
Environmental, Social, and Governance	3	3	3	2	2	3	3	3	3	3	3
3 - Experienced | 2 - Moderate Experience | 1 - Minimal Experience | 0 - No Experience

Core Competencies - Experienced to Moderate Experience

Competency	Share of directors
Strategy Development Federal and State Regulation and Compliance Alignment of Company Culture & Compensation and Leadership Development Operational Oversight Customer Experience Community and Political Relations Environmental, Social, and Governance	**100%** of directors
Risk Management	**>90%** of directors
Accounting, Finance, and Investment	**>81%** of directors

Proposal 1 - Election of Directors | Director Nominee Biographies | Evergy 2023 Proxy Statement 19

Corporate Governance Matters
Board Structure
Board Leadership Structure. We have separated the roles of Chairman of the Board (the “Chair”) and Chief Executive Officer, with Mr. Mark A. Ruelle serving as the Chair and Mr. David A. Campbell serving as the Chief Executive Officer. The Board believes that this structure is an appropriate corporate governance structure for the Company. However, the Board believes it is important to maintain flexibility to combine the roles in the future if it determines that a different Board structure would be in the long-term interests of our shareholders.
Chairman of the Board
The Chair is responsible for presiding over all Board meetings and all executive sessions of the Board that include only non-management directors. The Chair may also call special meetings of the Board or shareholders, and presides over Evergy’s shareholder meetings.
The Chair approves Board meeting agendas, which are prepared by the Chief Executive Officer and reflect input, if any, of the Chair and the Lead Independent Director. The Chief Executive Officer and Chair also discuss the quality, quantity and timeliness of the flow of information communicated from management.
The Chair also serves as the principal liaison between management and the Board, acting through or in consultation with the Chief Executive Officer. The Chair is also responsible for soliciting information from the non-management members of the Board regarding the performance of the Chief Executive Officer.
The Chair is also available for discussion with individual directors regarding key issues, individual director performance or any other matters relating to effectiveness of the Board. The Chair may also interface from time to time with the public, including shareholders.
Working with the Nominating, Governance, and Sustainability Committee, the Lead Independent Director and the Chief Executive Officer, the Chair is also responsible for interviewing all potential new candidates and recommending new candidates for the Board. Among these other duties, the Chair is also responsible for helping to set the tone for ethics and integrity at Evergy.
Lead Independent Director
The Lead Independent Director is responsible for developing agendas for executive sessions of independent directors and calling and presiding over the same. The Lead Independent Director also serves as a liaison between the Chair and the independent directors, reviews meeting agendas and reviews meeting schedules.
The Board appointed Mr. Thomas D. Hyde to serve as Lead Independent Director to ensure that Evergy’s independent directors are represented and have formal mechanisms in place to exercise their governance role.
Independent Board. The Board has determined that 9 of the 11 nominees are independent.
Executive Sessions. Time is reserved on each Board meeting agenda for all directors to meet in executive session, with no members of management (other than the Chief Executive Officer) present. Time is also reserved on each Board meeting agenda for the non-management directors to meet in executive session, presided over by our Chair, and for the independent directors to meet in executive session, presided over by the Lead Independent Director, in each case with no members of management present. Time is also reserved at each regular committee meeting for committee members to meet in executive session with no members of management present.
Board Meetings and Director Attendance. The Board held seven meetings in 2022. Each incumbent director nominee attended greater than 91% of the aggregate number of meetings of the Board and committees on which he or she served during 2022 (or portion of 2022 during which he or she served as a director or committee member).
Board Committees. We have a robust committee structure, with six standing committees.
Each committee is led by an independent director. In addition, four of the standing committees, including the committees required by Nasdaq standards, consist solely of independent directors.
Each standing committee is governed by a committee charter that enumerates the committee’s responsibilities. Each charter is reviewed at least annually and is available on the Company’s investor relations website at investors.evergy.com.
Corporate Governance Matters | Corporate Governance Practices | Evergy 2023 Proxy Statement 20

CORPORATE GOVERNANCE STRUCTURE*

BOARD
Directs and oversees management
CEO succession planning
Oversees major risks, including strategic and climate risks, and mitigation of those risks
Committees
Audit
Oversees financial reporting, internal controls and independent auditor
Oversees Evergy's enterprise risk management, policies, processes, and framework
Code of Ethics and compliance activities
Oversees environmental, social and governance reporting
Finance
Capital allocation and financial performance
Shareholder engagement
Risks related to budgeting, financing, tax and other matters
Nuclear, Power Supply, and Environmental
Power supply resources, risks and strategy
Environmental matters, including compliance, reporting and stakeholder interests
Committees
Compensation & Leadership Development
Ensures compensation aligns with shareholder and stakeholder interests
Reviews effectiveness of diversity, equity and inclusion programs
Workforce composition strategy and culture
Succession planning
Nominating, Governance, and Sustainability
Board of Director composition
Corporate governance structure
Reviews effectiveness of environmental, social and governance programs
Corporate responsibility, political contributions and other stakeholder matters
Safety and Power Delivery
Oversees power delivery, customer service and information technology
Reviews operational risks, including physical security and cybersecurity
Supervises safety of Evergy's operations stakeholder matters

**Additional information can be found in Evergy's corporate governance guidelines and each committee charter, which are available on our website*

Corporate Governance Matters | Corporate Governance Practices | Evergy 2023 Proxy Statement 21

Audit Committee	7 Meetings in 2022 >96% Attendance
Members:* Mr. Keglevic (Chair) Mr. Hyde Ms. Murtlow Mr. Soderstrom	Primary responsibilities:
•
Oversee the accounting and financial reporting processes, including all processes related to the integrity of Evergy’s financial statements, including internal control over financial reporting as well as the reporting on ESG matters

	•	Oversee the independent auditor and the internal audit services department
	•	Oversee enterprise risk management
	•	Oversee the audits of Evergy’s financial statements and the preparation of all reports and other disclosures required of the Audit Committee by the SEC
	•	Review Evergy’s compliance with legal and regulatory requirements and its Code of Ethics
The Board has determined that each member of the committee is (i) independent under the Nasdaq listing standards and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (ii) financially literate under the Nasdaq listing standards; and (iii) an “audit committee financial expert” within the meaning of SEC regulations. No member of the committee serves on the audit committee of more than three public companies.
*	The Board appointed Mr. Keglevic as committee chair effective May 3, 2022.
Compensation and Leadership Development Committee	7 Meetings in 2022 100% Attendance
Members:* Ms. Lawrence (Chair) Mr. Isaac Sen. Landrieu Ms. Price	Primary responsibilities:
	•	Oversee alignment of compensation philosophy with shareholder interests
	•	Evaluate, and recommend for approval by the non-management members of the Board, CEO compensation
	•	Approve NEO compensation (other than the CEO)
	•	Advise the CEO on compensation for other officers
	•	Oversee human capital resources
	•	Review the culture of Evergy
	•	Review the effectiveness of Company DE&I programs
	•	Review whether our compensation program encourages excessive risk taking
The Board has determined that each member of the committee is independent under the Nasdaq listing standards and Rule 10C-1(b)(1) under the Exchange Act, including the enhanced independence standards for members of the compensation committee and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
*	The Board appointed Ms. Lawrence as committee chair effective May 3, 2022.
Finance Committee	6 Meetings in 2022 >96% Attendance
Members: Mr. Wilder (Chair) Mr. Campbell Mr. Isaac Mr. Keglevic Sen. Landrieu	Primary responsibilities:
	•	Assist the Board with the management and review of matters relating to the financial condition and financing plans of Evergy
	•	Review Evergy’s financial strategies
	•	Review Evergy’s capital requirements, capital structure and capital allocation
	•	Review Evergy’s annual budget
	•	Review risks and mitigation strategies related to budgeting, financing, credit exposures and energy trading and marketing
	•	Review Evergy’s investor relations program
	•	Oversee corporate insurance, and employee benefits and nuclear decommissioning trusts
	•	Review Evergy’s tax strategy and treasury practices, and related risks
	•	Review key performance indicators
Corporate Governance Matters | Corporate Governance Practices | Evergy 2023 Proxy Statement 22

The Board has determined that each member of the committee, other than Mr. Campbell, is independent under the Nasdaq listing standards. The Board determined that having Mr. Campbell on the committee is proper and beneficial due to his extensive financial experience.
Nominating, Governance, and Sustainability Committee	5 Meetings in 2022 100% Attendance
Members:* Ms. Price (Chair) Mr. Hyde Ms. Lawrence Mr. Soderstrom	Primary responsibilities:
	•	Identify nominees for election to our Board
	•	Oversee compliance with corporate governance principles and practices
	•	Oversee the evaluation of the Board and each committee
	•	Review Evergy’s corporate responsibility activities and review, and recommend to the Board Evergy political expenditures
	•	Review effectiveness of Evergy’s ESG programs
	•	Oversee and set compensation for members of the Board
The Board has determined that each member of the committee is independent under the Nasdaq listing standards.
*	The Board appointed Ms. Price as committee chair effective May 3, 2022.
Nuclear, Power Supply, and Environmental Committee	4 Meetings in 2022 100% Attendance
Members:* Mr. Scarola (Chair) Mr. Isaac Sen. Landrieu Mr. Ruelle	Primary responsibilities:
	•	Assist the Board with oversight of Wolf Creek
	•	Review Evergy’s power supply strategy and plans
	•	Review Evergy’s compliance with laws, regulations and standards, including those related to environmental matters, related to Evergy’s power supply resources
	•	Review power supply risk and mitigation matters
The Board has determined that each member of the committee, other than Mr. Ruelle, is independent under the Nasdaq listing standards. The Board determined that having Mr. Ruelle on the committee is proper and beneficial due to his extensive operational experience, including with respect to Wolf Creek.
*
The Board appointed Mr. Scarola as committee chair effective May 3, 2022. Ms. Price resigned from the committee simultaneously with her appointment as Nominating, Governance, and Sustainability Committee chair.

Safety and Power Delivery Committee	4 Meetings in 2022 >93% Attendance
Members:* Ms. Murtlow (Chair) Mr. Hyde Mr. Soderstrom Mr. Wilder	Primary responsibilities:
	•	Advise and assist the Board with respect to oversight of Evergy’s power delivery, customer service and information technology functions, as well as the overall safety of Evergy’s operations
	•	Review Evergy’s strategy with respect to transmission and distribution assets
	•	Review operations risks, including physical and cybersecurity risks, and management risk mitigation activities
The Board has determined that each member of the committee is independent under the Nasdaq listing standards.
*	The Board appointed Mr. Hyde as committee member effective May 3, 2022. Mr. Keglevic resigned from the committee simultaneously with his appointment as Audit Committee chair.
Corporate Governance Matters | Corporate Governance Practices | Evergy 2023 Proxy Statement 23

Corporate Governance Practices
We are committed to strong corporate governance practices that support the regulated nature of our business and the long-term interests of our shareholders.
Corporate Governance Guidelines. The Board has adopted a set of Corporate Governance Guidelines to provide a framework for our corporate governance initiatives. Our guidelines address, among other things, Board responsibilities and leadership, risk oversight, committee composition, and director qualifications. The Nominating, Governance, and Sustainability Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and for recommending any changes to the guidelines to the Board.
Code of Ethics. Our Board has adopted a Code of Ethics to set the tone for our expectation that all directors, officers and employees act in an ethical and lawful manner. We also expect all parties who work on Evergy’s behalf to embrace the spirit of the Code of Ethics. Other parts of our process to ensure lawful and ethical business conduct include policies and procedures, compliance monitoring and reporting and periodic training on various areas of the law and corporate policies. We have also established a “ConcernsLine” for the confidential and anonymous reporting of concerns and complaints, which is independently administered and is available 24 hours a day, every day.
Our Corporate Governance Guidelines and the Code of Ethics are available on the Company’s investor relations website at investors.evergy.com. These documents are also available in print to any shareholder upon request. Requests should be directed to Corporate Secretary, Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105. We will disclose any change in the Code of Ethics, or any waiver from a provision in the Code of Ethics granted to a director or an executive officer, by posting such information on our investor relations website.
Annual Election of Directors. Our directors are elected on an annual basis and serve until their respective successors have been duly elected and qualified.
Majority Voting Policy. Pursuant to our majority voting policy, in advance of the annual meeting, each director nominee is required to tender an irrevocable letter of resignation that will take effect if that nominee fails to receive, in an uncontested election, the vote of a majority of votes cast by shareholders at the meeting. In the event that any nominee fails to obtain the required majority vote, the Board will decide, through a process managed by the Nominating, Governance, and Sustainability Committee and excluding the nominee in question, whether to accept the resignation. Absent a compelling reason for the director to remain on the Board, the Board shall accept the resignation.
Proxy Access. Subject to the requirements and limitations contained in our By-laws, an eligible shareholder, or a group of up to 20 eligible shareholders, can have nominees included in future proxy statements. In general, the shareholders must have continuously owned at least 3% of Evergy’s outstanding shares for at least three years as of the date that the shareholder(s) notify Evergy of the intent to utilize proxy access. The eligible shareholders may use proxy access to nominate up to 25% of the total number of directors who are members of the Board as of the date that the shareholder(s) notify Evergy of the intent to utilize proxy access.
Shareholder Right to Call Special Meeting. Subject to the requirements and limitations contained in our By-laws, an eligible shareholder, or a group of eligible shareholders, that own 15% or more of Evergy’s outstanding common stock in net long form can call a special meeting of shareholders.
Annual Self-Assessments. The Board and each committee conduct annual self-assessments to determine whether the Board and committees are functioning effectively. The self-assessment process is based on written Board and committee surveys that are completed by all Board members. The self-assessment topics generally include, among other matters, Board composition and Board and committee structure, meeting topics and process, quality and timeliness of information, diversity, risk management, succession planning and access to management. The Chair of the Nominating, Governance, and Sustainability Committee meets with each director to discuss the survey, and the process allows Board members to provide input on individual Board member effectiveness. Each director can also request to meet with the Chair or Lead Independent Director, and the Chair of the Nominating, Governance, and Sustainability Committee, Chair or Lead Independent Director will provide any applicable feedback to an individual director. In 2022, as part of ongoing Board refreshment activities, the Chair additionally met with each director to solicit feedback on Board and committee composition, among other things. Each Board committee discusses the results of its self-assessment and the Board discusses the results of the self-assessment process. As appropriate, the Board oversees the implementation of enhancements and other modifications identified during the process.
Board Oversight of Risk Management. The Board is responsible for the oversight of all major risks (as well as mitigation plans), including strategic, financial, operational and compliance risks. In an effort to ensure appropriate and
Corporate Governance Matters | Corporate Governance Practices | Evergy 2023 Proxy Statement 24

in-depth oversight of risk, the Board has delegated some specific risk oversight responsibility to its committees, as summarized below and as described in those committees’ charters. The Nominating, Governance, and Sustainability Committee is charged with ensuring that risk oversight roles have been properly allocated, and the Audit Committee reviews Evergy’s enterprise risk management policies and framework. Management is responsible for developing and implementing appropriate risk management practices on a day-to-day basis.
At least once each year, the Board receives a report from management on key business and compliance risks and related mitigation plans. The Board also receives updates on significant events and the status of, and changes in, such risks and mitigation plans. In addition, management makes regular presentations to the Board focusing on significant risk areas and corresponding mitigation plans and activities.
Board Attendance at Annual Meeting. Our Corporate Governance Guidelines provide that all directors are encouraged to attend annual meetings of shareholders.
Mandatory Retirement / Tenure Policy. All directors serving on the Board as of June 4, 2018 have a mandatory retirement age of 75, meaning that any such director is not eligible to stand for election or re-election at the annual meeting of shareholders following his or her 75th birthday. Any director appointed after June 4, 2018 will not be able to stand for election or re-election at the annual meeting of shareholders following the earlier of (i) his or her 72nd birthday or (ii) 16 years of service. In addition, any director who experiences a significant change in primary employment since election to the Board must offer to resign, which offer will be evaluated by the Board in light of the individual circumstances.
Stock Ownership Requirements. Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer. Our CEO is required to hold Evergy stock with a value equal to six times the amount of his or her base salary. All director nominees are in compliance with the policy.
No Hedging / Pledging. Our securities trading policy, which was adopted by the Board and is overseen by our Nominating, Governance, and Sustainability Committee, prohibits all employees, officers, and directors from trading in options, warrants, and puts and calls related to Evergy. Our policy also prohibits all employees, officers, and directors from purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Evergy securities. The policy also prohibits all employees, officers, and directors from holding Evergy securities in a margin account or pledging Evergy securities as collateral.
Oversight and Disclosure of Political Contributions. Our Nominating, Governance, and Sustainability Committee reviews and approves the annual political contribution budget, and reviews reports on political expenditures. Our investor relations website, investors.evergy.com, also contains a copy of our policy with respect to political contributions and information regarding certain political expenditures.
Human Rights Policy. The Board has adopted a formal human rights policy which is available on our investor relations website, investors.evergy.com.
Emissions Reductions and Environmental Leadership. Evergy is committed to a long-term strategy to reduce CO2 emissions in a cost-effective and reliable manner. In 2022, Evergy achieved a reduction of CO2 emissions by 44% from 2005 levels and reductions in sulfur dioxide and nitrogen oxide emissions by 98% and 88%, respectively, relative to 2005 levels. Evergy has a long-term target to achieve net-zero CO2 emissions by 2045 with an interim goal of a 70% reduction of CO2 emissions from 2005 levels by 2030. The trajectory and timing of reaching the company’s net-zero goal will be dependent on enabling technologies and supportive policies and regulations, among other external factors. In 2022, Evergy added an environmental metric to the LTIP (as defined below) based on total megawatts of owned renewables additions by year-end 2024 or buy-ins of firm power purchase agreements (“PPA”).
Diversity, Equity, and Inclusion. Evergy strives to maintain a diverse, inclusive, and equitable people first culture that empowers a stronger future together. Beyond creating an inclusive culture within our company, Evergy strives to be nationally recognized as a leader in the realm of supplier diversity. By increasing opportunities for diverse suppliers and enhancing the competitiveness of the supply chain, we promote economic value for our customers, shareholders, and the communities we serve. Our supplier diversity initiatives benefit both underrepresented businesses and the communities in which they are located through job creation, increased wages, and tax revenue. Evergy’s active supplier diversity program has been in place for more than 30 years and involved $280 million of diverse supplier spending in 2022. To further promote and reinforce our commitment to DE&I, our AIP for 2022 includes a discretionary DE&I modifier.
Evergy’s 2021 Master Credit Facility with Non-Emission and Diversity Metrics. In 2021, Evergy amended and restated its $2.5 billion master credit facility, with certain pricing terms based on diversity and non-CO2 emitting generation goals. The applicable interest rates and commitment fees for the facility are subject to upward or downward adjustments,
Corporate Governance Matters | Corporate Governance Practices | Evergy 2023 Proxy Statement 25

within certain limitations, if Evergy achieves, or fails to achieve, certain sustainability-linked targets based on two key performance indicator metrics: (i) Non-Emission Generation Capacity and (ii) Diverse Supplier Spend (both as defined in the facility).
Information Security. Evergy’s cybersecurity and information technology risk mitigation program is based on a comprehensive set of laws and rules issued by multiple government agencies concerning cybersecurity risk and is designed to safeguard Evergy’s operating information, proprietary business information and personal information belonging to customers and employees. Evergy is subject to recurring, independent, third-party audits with respect to adherence to these laws and rules, including those of the North American Electric Reliability Corporation (NERC).
Evergy’s cybersecurity program utilizes a multi-layered framework and is designed to align with the Cybersecurity Framework promulgated by the National Institute of Standards and Technology (NIST) within the United States Department of Commerce and the United States Department of Energy Cyber Capability Maturity Model (C2M2) standard. Evergy also maintains information security risk insurance coverage. Evergy’s cybersecurity team regularly coordinates with industry peers, industry trade organizations, and multiple state and federal governmental agencies, including the United States Department of Homeland Security and the Federal Bureau of Investigations within the United States Department of Justice.
All Evergy employees complete an annual information security awareness training that addresses information technology, cybersecurity, privacy, and other related matters, and Evergy provides frequent awareness opportunities to employees by conducting controlled phishing campaigns and periodically providing other educational opportunities. Evergy’s management team is responsible for the design and implementation of this program, subject to oversight of the Board and its committees. Evergy’s Safety and Power Delivery Committee assists the Board with respect to, among other things, oversight of cybersecurity risks and other aspects of Evergy’s information technology function. In 2022, the Board and its committees received six presentations that were specific to information technology and cybersecurity matters, and information technology and cybersecurity matters are incorporated into other presentations if those topics are relevant to the presentation. Information technology and cybersecurity matters are also regularly assessed in connection with the Board’s oversight of Evergy’s operations. At least once each year, the Board receives a report from management on key business and compliance risks and related mitigation plans, and management reviews cybersecurity matters with the Board in connection with this report. Evergy’s Audit Committee also receives reports from the Company’s audit services department regarding the results of reviews of cybersecurity matters and information security governance.
Human Capital Resource Management. The Company is committed to effective human capital resource management. Please refer to our 2022 Annual Report in Part I – Item 1 – Business – “Human Capital Resources” for additional information about this topic.
Director Independence
Our Corporate Governance Guidelines require that a majority of our directors be independent, as determined in accordance with the Nasdaq listing standards, as well as other independence standards that the Board may adopt. The Nasdaq listing standards provide that no director can qualify as independent unless the Board affirmatively determines that the director has no material relationship with the listed company. The Board has adopted director qualification standards that are contained in our Corporate Governance Guidelines to assist in making director independence determinations. Our Corporate Governance Guidelines are available on our investor relations website, investors.evergy.com. Our director qualification standards are consistent with the Nasdaq objective independence standards.
The Nominating, Governance, and Sustainability Committee reviewed the applicable legal standards for Board and committee member independence and the director qualification standards. The Nominating, Governance, and Sustainability Committee also reviewed an analysis of the information provided by each director in an annual questionnaire and a report of transactions between Evergy and director-affiliated entities. The Nominating, Governance, and Sustainability Committee reported its independence determination recommendations to the Board, and the Board made its independence determinations based on the Nominating, Governance, and Sustainability Committee’s report and the supporting information. In making its independence determinations, the Board considered ordinary course commercial, charitable and other transactions, none of which were material or affected the independence of a director nominee.
In evaluating independence, the Board considered that Ms. Price is a director of US Infrastructure Company, a privately-held company that provides underground utility locating services, which Evergy uses for services in the ordinary course of its business. Considering all the facts and circumstances, including that these arrangements were made on an arms-length basis and that Ms. Price was not involved in, and did not have a material interest in, the dealings with Evergy, the Board determined that these transactions did not affect her independence.
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The Board also considered the terms of the Company’s 2021 issuance of equity and warrants to an affiliate of Bluescape, of which Mr. John Wilder is the Executive Chairman. The Board concluded that such issuances align Mr. Wilder’s interests with Evergy shareholder interests, and that Mr. Wilder is independent.
Some of our directors serve as trustees or directors of charitable organizations on which other directors or officers also serve or to which we donate money. In each case, payments by us or our predecessor companies were less than the greater of 5% of the charitable organization’s revenues or $200,000.
Based on this review, the Board affirmatively determined that all directors (including nominees for directors at the annual meeting of shareholders) are independent under the Nasdaq listing standards and the director qualification standards, except for Mr. Ruelle and Mr. Campbell, due to the former and current position of each as the Chief Executive Officer of Westar Energy and Evergy, respectively.
Other Matters
Related Party Transactions
The Board has adopted a written policy governing the identification, review, approval and consideration of related party transactions. The policy applies to any transaction in which Evergy (including any of its subsidiaries) was, is or will be a participant, the amount involved exceeds $120,000 in the aggregate, and any related party had, has or will have a direct or indirect material interest, but excludes any transaction that meets the preapproval thresholds set forth in our related party transaction policy. Pursuant to this policy, related party transactions are to be submitted to the Nominating, Governance, and Sustainability Committee for consideration at the next committee meeting or, if it is not practicable or desirable for the Company to wait until the next committee meeting, to the committee Chair. The Chair reports to the committee at its next meeting any approval under the related party transactions policy pursuant to delegated authority. There were no related party transactions in 2022 required to be reported under Item 404(a) of Regulation S-K of the Exchange Act.
Compensation Committee Interlocks and Insider Participation
Ms. Lawrence, Mr. Isaac, Sen. Landrieu, and Ms. Price served as members of the Compensation and Leadership Development Committee in 2022. No such member is or was an officer or employee of Evergy or its subsidiaries or had any relationship requiring disclosure under Item 404 of Regulation S-K of the Exchange Act. None of our executive officers served as a director or was a member of the compensation committee (or equivalent body) of any entity where a member of our Board or Compensation and Leadership Development Committee was also an executive officer.
Delinquent Section 16(a) Reports
To Evergy’s knowledge, no executive officer, director, or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act for the fiscal year ended December 31, 2022.
Whistleblower Hotline
The Audit Committee has established procedures for the receipt, retention and treatment of complaints or concerns regarding accounting, internal accounting controls or auditing matters affecting Evergy. Complaints or concerns may be submitted on a confidential and anonymous basis either through the “ConcernsLine” (1-866-266-7595) or by letter addressed to:
Chair, Audit Committee
Evergy, Inc.
Attention: Corporate Secretary
1200 Main St.
Kansas City, Missouri 64105
All complaints or concerns will be forwarded to the Chair of the Audit Committee. Confidentiality will be maintained to the fullest extent practicable, consistent with the need to conduct an adequate investigation and applicable legal requirements.
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Communicating with the Board
The Board values input from shareholders and the many constituents that are impacted by Evergy’s activities. Communications relating to corporate governance, succession planning, executive compensation and general oversight of the Board can be sent to:
Chair, Nominating, Governance, and Sustainability Committee
Evergy, Inc.
Attention: Corporate Secretary
1200 Main St.
Kansas City, Missouri 64105
Communications can also be sent by e-mail to board@evergy.com. All relevant communications will be forwarded to the Chair of the Nominating, Governance, and Sustainability Committee to be handled on behalf of the Board. The Board believes that communications relating to general business operations, financial results, strategic direction and similar matters are appropriately addressed by management, and relevant communications that relate to these topics will be shared with appropriate members of management.
Corporate Governance Matters | Other Matters | Evergy 2023 Proxy Statement 28

Director Compensation
Our Nominating, Governance, and Sustainability Committee, which is comprised entirely of independent directors, is responsible for reviewing and approving compensation for our non-employee directors. The committee seeks to provide an overall non-employee director compensation program that is generally aligned with the 50th percentile of our peer group (which is the same peer group that is used for benchmarking executive compensation). However, due to the variation in peer company non-employee director compensation, and the fact that director compensation is not changed each year, in any given year overall non-employee director compensation may be above, at or below the market median. The committee reviews non-employee director compensation at our peer companies and relies in part on the advice of an independent compensation consultant.
Non-Employee Director Compensation
The Nominating, Governance, and Sustainability Committee, based in part on a review of compensation practices at our peer companies and the advice of its independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), approved an updated compensation structure for non-employee directors in 2021, consisting of quarterly cash retainers and annual equity retainers. Non-employee director cash retainer compensation did not increase in 2022; however, the Nominating, Governance and Sustainability Committee elected to increase the annual equity retainer effective January 1, 2022, from $130,000 to $145,000. Additionally, payment of the equity retainer was aligned with the annual shareholder meeting as reflected in the table below. To facilitate the transition of the grant from January to May, the Nominating, Governance and Sustainability Committee approved a one-time grant of equity for the partial year from January through April. For the amounts each director received in 2022, please refer to the table in section “2022 Non-Employee Director Compensation” below.
Director Retainer Structure
Non-Employee Director Compensation Description of Category
Cash Retainers – Paid Quarterly(1)
Annual Base (All Directors)	$115,000
Leadership Fees
Non-Executive Chair of the Board	$55,000
Lead Director	$30,000
Committee Chair Fees
Audit	$20,000
Compensation and Leadership Development	$20,000
Nominating, Governance, and Sustainability	$15,000
Finance	$15,000
Nuclear, Power Supply, and Environmental	$15,000
Safety and Power Delivery	$15,000
Equity Retainers – Paid Annually(2)
Evergy Common Stock (All Directors)	$145,000
Non-Executive Chair of the Board	$55,000
(1)
Non-employee directors may elect to have all or part of their cash retainers converted to DSUs (as defined below) under the LTIP (as defined below). See “Election to Defer Compensation” below for additional information.

(2)
In 2022, the payment date for annual equity grants changed from January to May, after director elections. To facilitate the transition to the May-to-May annual payment period, in January 2022, non-employee directors received a one-time grant of equity for the partial year (four months) from January through April, or four-twelfths of the 2022 annual equity retainers. Additionally, the annual 2022 non-employee director equity retainers were paid on the first business day following the Company’s annual meeting of shareholders (May 3, 2022).

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2022 Non-Employee Director Compensation
The following table outlines all compensation paid to our non-employee directors in 2022. We have omitted the columns titled “Option Awards” and “Non-Equity Incentive Plan Compensation” because our non-employee directors did not receive such compensation in 2022. Please refer to the table in section “Non-Employee Director Compensation” above for a description of changes to non-employee director equity retainer compensation made effective as of July 1, 2021.
2022 Non-Employee Director Compensation
Current Directors	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Thomas D. Hyde(5)	151,813	195,960	36,643	0	384,416
B. Anthony Isaac	115,000	195,960	13,081	5,000	329,041
Paul M. Keglevic(6)	128,187	195,960	7,075	0	331,222
Mary L. Landrieu	115,000	195,960	0	0	310,960
Sandra A.J. Lawrence(7)	133,297	195,960	4,652	0	333,909
Ann D. Murtlow	130,000	195,960	0	0	325,960
Sandra J. Price(8)	124,890	195,960	0	5,000	325,850
Mark A. Ruelle	170,000	270,311	11,559	5,000	456,870
James Scarola(9)	85,714	147,907	0	0	233,621
S. Carl Soderstrom Jr.	115,000	195,960	0	0	310,960
C. John Wilder	130,000	195,960	0	0	325,960
Former Directors
Mollie Hale Carter(10)	45,989	48,053	3,409	5,000	102,451
J. Arthur Stall(10)	44,286	48,053	0	0	92,339
(1)
The amount represents cash retainers for service on the Board and its committees. As discussed in “Election to Defer Compensation” below, directors may elect to (i) convert all or part of their cash retainers into DSUs (as defined below), or (ii) defer receipt of all or part of their cash retainer.

(2)
The amount shown is the aggregate grant date fair value of equity granted in 2022 computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See note 10 to the consolidated financial statements included in our 2022 Annual Report for a discussion of the assumptions used in calculating these amounts. The amounts reflect the value of equity retainers issued by the Company in 2022, and, as discussed in “Election to Defer Compensation” below, may have been deferred by the director for receipt in a subsequent year.

(3)	The amounts shown represent the above-market earnings during 2022 on nonqualified deferred compensation.
(4)	The amounts shown reflect matches by the Company for qualifying charitable contributions made by the directors.
(5)	Mr. Hyde ceased holding the position of Audit Committee Chair effective May 3, 2022.
(6)	Mr. Keglevic was appointed Audit Committee Chair replacing Mr. Hyde effective May 3, 2022. His chair compensation began May 4, 2022.
(7)
Ms. Lawrence ceased holding the position of Nominating, Governance, and Sustainability Committee Chair and was appointed Compensation and Leadership Development Committee Chair replacing Ms. Carter effective May 3, 2022. Her chair compensation increased from $15,000 to $20,000 as discussed in “Director Retainer Structure” above.

(8)	Ms. Price was appointed Nominating, Governance, and Sustainability Committee Chair replacing Ms. Lawrence effective May 3, 2022. Her chair compensation began May 4, 2022.
(9)
Mr. Scarola was elected to the Board at the Company’s annual meeting of shareholders on May 3, 2022, and was appointed Nuclear, Power Supply, and Environmental Committee Chair replacing Mr. Stall effective May 3, 2022.

(10)	Ms. Carter and Mr. Stall did not stand for re-election at the Company’s annual meeting of shareholders on May 3, 2022, and ceased to be directors of the Company following the 2022 annual meeting.
Election to Defer Compensation
Non-employee directors may defer the receipt of all or part of their cash retainers through our non-qualified deferred compensation plan (“DCP”) or all or part of the equity retainer through issuance of deferred share units (“DSUs”) under the Evergy, Inc. Long-Term Incentive Plan (the “LTIP”).
Non-employee directors may also elect to have all, or a part, of their cash retainers converted into DSUs under the LTIP.
As of the date any dividend is paid to common stock shareholders, each DSU account is credited with additional DSUs equal to the number of shares of common stock that could have been purchased (at the closing price of our common stock
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on that date) with the amount which would have been paid as dividends on the number of shares equal to the number of DSUs. DSUs are converted to stock and distributed following termination of service on the Board pursuant to elections made by each director. See “Security Ownership of Directors and Executive Officers” table on page 75 for additional information.
Expense Reimbursement
Members of the Board will also receive standard reimbursements for expenses incurred in connection with meeting attendance and professional education.
Charitable Contribution Matching
We also match contributions to 501(c)(3) organizations that meet our strategic giving priorities, subject to certain parameters.
Liability Insurance
Consistent with our peer group and other public companies, we provide liability insurance to our directors under our directors and officers insurance policies. We have also entered into standard indemnification agreements with each of our directors.
Stock Ownership Requirements
Our Corporate Governance Guidelines provide that non-employee directors are expected, within five years of their initial election to the Board, to acquire and hold Evergy stock with a value equal to at least five times the amount of the annual non-employee director cash retainer. As of December 31, 2022, all of our non-employee directors are in compliance with this requirement.
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Proposal 2		Approve the 2022 compensation of our named executive officers on an advisory non-binding basis
	☑	The Board recommends a vote FOR the approval of the executive compensation on an advisory non-binding basis.
Public companies are required under Section 14A of the Exchange Act to provide their shareholders with the opportunity to approve, on an advisory and non-binding basis, the compensation of their NEOs. In 2022, approximately 94% of our voting shareholders approved the compensation of our NEOs. We believe this strong shareholder support demonstrates the alignment of shareholder interests with our executive compensation program and philosophy.
The Board believes that providing shareholders with an annual advisory vote on executive compensation can produce useful and timely information on investors’ views of the Company’s executive compensation program. Although the vote is advisory and non-binding, we value the opinions of our shareholders and the Compensation and Leadership Development Committee will consider this vote when making future compensation decisions.
As discussed below, our executive compensation program is designed to support achievement of our business strategy without encouraging excessive risk-taking, to attract and retain highly qualified executives, pay for performance, reward long-term growth and sustained profitability and to encourage teamwork. The Board strongly endorses our executive compensation program and recommends that our shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders pursuant to the rules of the SEC, including the Compensation Discussion and Analysis section, the Executive Compensation section, the 2022 compensation tables, the related footnotes and the related narrative discussion.”
We currently intend to hold the next non-binding advisory vote to approve the compensation of our NEOs at our next annual meeting of shareholders, unless our Board modifies its current policy of holding this vote on an annual basis.
Proposal 2 – Advisory Vote on Executive Compensation | Evergy 2023 Proxy Statement 32

Executive Summary of Compensation Matters
The Compensation Discussion and Analysis (“CD&A”) that follows provides a comprehensive explanation of the compensation awarded to, earned by, or paid to the following individuals listed below, who are our NEOs for 2022:
•	David A. Campbell, President and Chief Executive Officer
•	Kirkland B. Andrews, Executive Vice President and Chief Financial Officer
•	Kevin E. Bryant, Executive Vice President and Chief Operating Officer
•	Charles A. Caisley, Senior Vice President, Public Affairs and Chief Customer Officer
•	Heather A. Humphrey, Senior Vice President, General Counsel and Corporate Secretary
•	Greg A. Greenwood, Former Executive Vice President and Chief Strategy Officer
References to the “Committee” in the CD&A and related sections mean the Compensation and Leadership Development Committee of the Board.
2022 Compensation Program Summary
•
Balanced mix of compensation weighted toward incentivizing performance. For 2022, a majority of each NEO’s target compensation was “at risk” and subject to performance to align the interests of the NEOs with the interests of shareholders. The graphics below do not include special inducement and retention awards.

Executive Summary of Compensation Matters | Evergy 2023 Proxy Statement 33

•	Annual cash incentives tied to critical financial and operational objectives. We adopted our 2022 AIP in February 2022. Objectives and achievements are shown below as follows:
2022 Annual Incentive Objectives	Measure	Incremental Weighting (Percent)	Weighting (Percent)	Weighted Achievement (Percent of Target)
1. Financial(1)	Adjusted Earnings per Share		32.5%	56.3%
	Adjusted NFOM (Non-Fuel Operating and Maintenance Expense) (in millions)		32.5%	25.8%
2. Safety	DART (Days Away, Restricted, or Transferred Rate)	9.375%	12.5%	13.8%
	PVAR (Preventable Vehicle Accident Rate)	3.125%		3.3%
3. Operations	SAIDI (System Average Interruption Duration Index)	3.750%	7.5%	0.0%
	SAIFI (System Average Interruption Frequency Index)	3.750%		0.0%
	Commercial Availability Factor		7.5%	7.5%
4. Customer Experience	Residential Customer Satisfaction	2.250%	7.5%	2.0%
	Business Customer Satisfaction	1.500%		0.9%
	Residential On-line Accounts	1.500%		1.9%
	Outage Notification Enrolled	1.500%		3.0%
	Call Center Survey	0.750%		1.0%
				115.5%
Modifiers
Diversity, Equity, and Inclusion	Committee discretionary adjustment Improvement across these pillars: 1. Marketplace (Supplier Diversity) 2. Workplace (Development & Engagement) 3. Workforce (Talent Pipeline)	+/-10%
Percentage points additive to the results of objectives 1-4 above.

No modifications were applied in respect of this modifier to the weighted payout in 2022.The Committee noted sufficient progress along these pillars.

Key Performance Indicators	Committee discretionary adjustment associated with other strategic performance indicators	+/-10%
Percentage points additive to the results of objectives 1-4 above.

No modifications were applied in respect of this modifier to the weighted payout in 2022. The Committee determined that there were no additional outcomes not already reflected in the AIP results.

(1)	These measures are not calculated in accordance with GAAP. See Appendix B for a reconciliation to the most comparable measures calculated in accordance with GAAP.
The Company made progress in advancing priority initiatives in its DE&I efforts, and advanced the core elements of the strategic business plan; therefore modifiers were set at target.
Executive Summary of Compensation Matters | Evergy 2023 Proxy Statement 34

Our weighted achievement for 2022 was 115.5% of target. Based on this performance, the following performance cash awards were paid to our currently serving NEOs. Mr. Greenwood was not eligible to receive a 2022 short-term incentive award as his employment terminated on July 1, 2022.
Name	Base Salary	2022 Incentive Award at Target (Percent of Annual Base Salary)	2022 Actual Award as a Percent of Target Bonus	2022 Actual Award Paid ($)
Mr. Campbell	$1,030,000	125%	115.5%	$1,487,063
Mr. Andrews	$717,500	100%	115.5%	$828,713
Mr. Bryant	$630,000	80%	115.5%	$582,120
Mr. Caisley	$515,000	65%	115.5%	$386,694
Ms. Humphrey	$530,500	65%	115.5%	$398,244
•
Long-Term Incentive Awards Weighted to Performance-Based Vehicles. For the 2022 annual grant, we granted long-term incentive awards in the form of restricted stock units (“RSUs”) that will, subject to continued employment, “cliff” vest in three years. A significant portion of the RSUs – 75% – were granted as performance-based awards that vest, if at all, based on (1) Evergy’s total shareholder return (“TSR”) relative to the companies included in the EEI index of electric utility companies (the “EEI Index”) over the three-year performance period (60% of performance-based weighting) and, (2) Evergy’s 3-year cumulative adjusted EPS measured relative to the Company’s long-term financial plan (33.3% of performance-based weighting) and an environmental measure based on adding renewable energy generation (6.7% of performance-based weighting). The 2022 annual grant values for our NEOs are summarized below.

Name	2022 Time-Based RSUs	2022 Performance-Based RSUs (Target)
Mr. Campbell	$1,158,750	$3,476,250
Mr. Andrews	$367,725	$1,103,175
Mr. Bryant	$322,875	$968,625
Mr. Caisley	$193,125	$579,375
Ms. Humphrey	$198,950	$596,850
Former Named Executive Officer
Mr. Greenwood	$198,750	$596,250
Executive Summary of Compensation Matters | Evergy 2023 Proxy Statement 35

Stakeholder-Focused Modifications to 2022 and 2023 Compensation Program
In 2022, we added an environmental metric to the performance-based RSUs based on total megawatts of owned renewables additions or buy-ins of PPAs by year-end 2024, among other changes. The 2021 changes that we continued into 2022 include the discretionary DE&I and Key Performance Indicator modifiers to the AIP that reinforce our commitment to improving our DE&I goals and assess our progress on the Company’s business plan. We also continue to measure cumulative adjusted EPS in the 2022 performance-based RSUs to support achievement of our long-term strategic plan and because of its alignment with shareholder value creation. The goals and targets for our 2023 executive incentive plans are aligned with our strategic business plan. In 2023, we are amending several of our AIP metrics as follows:
•	Operations: Replacing commercial availability with unplanned commercial availability
•	Customer Experience: Adding JD Power residential customer satisfaction relative scores, removing online accounts, and removing outage notifications enrolled
•	Modifiers: Removing the Key Performance Indicators modifier
The Safety and Financial metrics remain unchanged.
Strong Compensation Governance Practices
Our Committee believes our executive compensation program also features best-in-class governance practices, such as:
✔	Alignment between pay and performance	✔	Annual risk assessment
✔	Compensation heavily weighted to performance	✔	Clawback provisions
✔	Regular review of performance against compensation	✔	Standard annual equity grant cycle
	targets and outlook for payouts	✔	No employment agreements – NEOs employed at will
✔	Independent Committee oversight	✔	No stock options
✔	Standing Committee executive sessions	✔	No repricing or backdating of stock options
✔	Independent compensation consultant	✔	Generally no dividend for unvested awards
✔	“Double trigger” change-in-control benefits	✔	No short selling, hedging or pledging
✔	Robust stock ownership guidelines	✔	No tax “gross-ups”
✔	Board oversight of succession plans
Note Regarding Transitions
Former CSO Transition
On August 12, 2021, Evergy announced that Mr. Greenwood’s role changed to Executive Vice President and Chief Strategy Officer and that he would provide strategic oversight to the Company until his departure in the middle of 2022. On July 1, 2022, Mr. Greenwood’s employment was terminated from Evergy without Cause (see “Executive Severance Plan” on page 47 for additional information). He continues to serve the Company in an outside advisory role.
Executive Summary of Compensation Matters | Evergy 2023 Proxy Statement 36

Compensation Discussion and Analysis
Compensation Philosophy, Objectives, and Process
Compensation Philosophy and Objectives
Evergy’s executive compensation program is designed to support achievement of our business strategy without encouraging excessive risk-taking. The primary objectives of our compensation program are to:
•
Attract and Retain Highly Qualified Executives. Attract and retain highly qualified executive officers using a competitive pay package, with target total compensation positioned around the market median and opportunities to earn higher levels of total compensation through performance-based incentives.

•
Pay for Performance. A majority of executive officer compensation is “at-risk” and granted in the form of short-term and long-term incentives. This approach ties executive compensation to the achievement of key financial and operational objectives and creates a strong link between executive officers’ pay and Evergy’s performance.

•
Reward Long-Term Growth and Sustained Profitability. Align the economic interests of executive officers with those of our shareholders by delivering a significant portion of total compensation in the form of equity-based compensation with long-term vesting that rewards growth and sustained profitability and the creation of shareholder value.

•	Encourage Teamwork. Reward teamwork and collaboration among executives to benefit customers and shareholders through the alignment of incentives across the executive team.
Independent Compensation Consultant
For 2022, the Compensation and Leadership Development Committee retained Meridian to evaluate and provide advice with respect to our executive compensation program. At the Committee’s request, Meridian reviewed the Company’s executive compensation and benefit programs, advised on potential peer companies, analyzed base salaries and variable pay relative to market data and peer companies, advised on compensation practices of peer companies and performed other activities related to executive compensation as requested by the Committee. Meridian neither determined, nor recommended, the amount of any executive’s compensation. The Committee retains the sole authority to select, retain, direct, or dismiss any executive compensation consultant engaged by the Committee. In addition, annually, the Committee reviews the performance of any compensation consultant engaged by the Committee and confirms that any such consultant remains independent and free from conflicts of interest that would prevent the consultant from independently representing the Committee.
Role of Peer Group
The Committee evaluates the Company’s compensation program against peer companies because the Committee believes that peer companies represent the types of companies with which Evergy competes for executive-level talent and capital and that have similar businesses as Evergy. To select the peer companies, the Committee identifies companies with a size and business mix similar to the Company and then assesses those potential peer companies by annual revenues, market value and percentage of total revenues from regulated electric operations, among other factors. The Committee used the following peer group in connection with 2022 compensation decisions, which was the same peer group used in 2021.
Alliant Energy Corporation	DTE Energy Company	Pinnacle West Capital Corporation
Ameren Corporation	Entergy Corporation	Portland General Electric Company
Black Hills Corporation	Eversource Energy	PPL Corporation
CenterPoint Energy, Inc	NiSource Inc.	WEC Energy Group, Inc.
CMS Energy Corporation	OGE Energy Corp.	Xcel Energy Inc.
Executive Compensation | Compensation Philosophy, Objectives, and Process | Evergy 2023 Proxy Statement 37

The Compensation Process
Our Compensation and Leadership Development Committee charter provides that, on an annual basis, the Committee is responsible for evaluating, and recommending for approval by the non-management members of the Board, Chief Executive Officer compensation, incentives, and benefits. The charter further provides that, on an annual basis, the Committee is responsible for evaluating and approving the same for our other NEOs and for evaluating and advising our Chief Executive Officer on compensation, incentives, and benefits for all other officers.
In 2021, the management team retained Willis Towers Watson, PLC (“Willis Towers Watson”) to conduct a competitive market assessment of our executive officer compensation program in preparation for 2022 compensation discussions. The competitive market assessment reviewed base salary and target short-term incentives, long-term incentives, total cash compensation and total direct compensation. To conduct this analysis, Willis Towers Watson provided market data from its 2021 Energy Services Executive Compensation Database, which is an annual compilation of compensation for executive officer positions at a broad group of energy and utility companies nationwide. Willis Towers Watson obtained data from its database for positions that in its judgment most closely corresponded to the duties and responsibilities associated with each of our officer positions. Willis Towers Watson then adjusted the data to account for the different total revenues of the companies in its database as compared to our projected revenues.
Meridian reviewed the work of Willis Towers Watson and provided input on the benchmark matches and methodologies. Meridian also reviewed data derived from the 2021 annual proxy statements and other public filings for companies in our peer group. The data was used to compare the proposed compensation levels of our executive officers against the compensation of corresponding executive officers of companies in the peer group. These comparisons allowed for determinations of the overall market competitiveness of our proposed executive officer compensation program. The Committee and Board had full authority to adjust any of the recommendations from Meridian and provide final decisions with respect to compensation.
Based in part on the foregoing work and analysis, the Committee approved the 2022 salaries, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for each of the NEOs, other than the Chief Executive Officer. In addition, based on the foregoing work and analysis, and on the Committee’s recommendation, the non-management members of the Board approved the 2022 salary, target short-term incentive compensation (expressed as a percentage of base salary) and target long-term incentive compensation (expressed as a percentage of base salary) for Mr. Campbell.
Role of Executive Officers
While the Chief Executive Officer at times attends meetings of the Committee, he is not a member and does not vote on Committee matters. In addition, there are portions of Committee meetings when the Chief Executive Officer is not present, such as when the Committee meets in closed executive session or discusses the Chief Executive Officer’s performance or individual compensation. The Chief Executive Officer’s compensation levels and performance goals are recommended by the Committee for approval by the non-management members of the Board. In the ordinary course of their job responsibilities, the Chief Executive Officer and other executive officers play a role in the design and evaluation of the Company’s compensation programs and policies. For example, because of their extensive knowledge of the Company and its operations, these executives are in a position to suggest to the Committee operational and financial measures that align annual compensation with value for shareholders and customers. Notwithstanding this involvement, all compensation decisions for the Chief Executive Officer and the other NEOs are ultimately made by the Committee or the non-management members of the Board.
Executive Compensation | Compensation Philosophy, Objectives, and Process | Evergy 2023 Proxy Statement 38

Summary and Analysis of Executive Compensation
The primary elements of our executive compensation program are summarized below.
Compensation Component	Description		Objective
Cash Compensation
Base Salary	◾	Fixed compensation that is reviewed annually taking into consideration peer compensation information and individual performance	◾	Provide competitive level of fixed cash compensation
			◾	Recognize job responsibilities and proficiency in role
	◾	Aligned within a reasonable range of market median	◾	Attract and retain talent
Short-Term Incentives	◾	Variable compensation earned based on performance against pre-established objectives	◾	Incentivize behaviors that contribute to achievement of annual financial and operational performance goals in pursuit of shareholder value and strong operational performance
			◾	Attract and retain talent
Equity Compensation
Restricted Equity Incentives	◾	75% of annual grants are performance-based, and 25% are time-based RSUs	◾	Incentivize creation of long-term shareholder value
			◾	Align compensation with shareholder interests
	◾	Annual grants have three year “cliff” vesting
			◾	Build stock ownership and create forfeitable retention incentive
			◾	Attract and retain talent
Other Compensation Components
Deferred Compensation	◾	Unfunded, non-qualified plan that allows all officers to defer the receipt of certain cash compensation	◾	Attract and retain talent
			◾	Provide compensation deferrals in a tax-efficient manner
Retirement Benefits	◾ Pension plan* ◾ 401(k) plan		◾ Provide competitive total rewards package ◾ Attract and retain talent
Change-in-Control Benefits	◾	Payments in the event of (i) change-in-control and (ii) qualifying termination of employment	◾	Facilitate smooth transitions
			◾	Attract and retain talent
Executive Severance Benefits	◾	Payments in the event of termination of employment without Cause	◾	Align executive interests with shareholder interests
			◾	Facilitate smooth transitions
			◾	Attract and retain talent
Other Benefits	◾	Financial planning services / health physicals	◾	Provide competitive total rewards package
	◾	Standard benefits, such as medical, life insurance and disability	◾	Attract and retain talent
*	The pension plans were closed to new hires at Kansas City Power & Light Company (“KCP&L”) as of January 1, 2014 and Westar Energy as of May 31, 2018.
Cash Compensation
Cash compensation for our NEOs includes a market-competitive base salary and performance-based short-term incentives. The Committee believes that, in general, cash compensation should comprise an increasingly smaller percent of total compensation as officers move to higher levels of responsibility.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 39

Base Salary
The Committee reviewed market data in December 2021, and based in part on the market data, the Committee approved the following annual base salaries for 2022.
Name	2022
Mr. Campbell President and Chief Executive Officer	$1,030,000
Mr. Andrews Executive Vice President and Chief Financial Officer	$717,500
Mr. Bryant Executive Vice President and Chief Operating Officer	$630,000
Mr. Caisley Senior Vice President, Public Affairs and Chief Customer Officer	$515,000
Ms. Humphrey Senior Vice President, General Counsel and Corporate Secretary	$530,500
Former Named Executive Officer
Mr. Greenwood(1) Former Executive Vice President and Chief Strategy Officer	$—
(1)	Mr. Greenwood departed on July 1, 2022, and the Committee did not set compensation for him. He received salary for the portion of the year he was employed based on prior year base salary of $530,000.
Annual Incentive Plan
Our AIP is a “short-term incentive plan” and is based upon a mix of financial and operational metrics that the Committee believes drive the creation of shareholder value and customer satisfaction. Because of their extensive knowledge of the Company and its operations, management recommends objectives in the AIP to the Committee. The Committee reviews management’s recommendations and provides input and feedback, as appropriate, and final recommendations are reviewed and approved by the Committee. As part of the review, the Committee analyzes risks associated with AIP. In establishing final objectives and targets, the Committee seeks to ensure that:
•	incentives are aligned with the strategic goals approved by the Board;
•	targets are sufficiently ambitious, but strike an acceptable balance between risk and reward; and
•	incentive payments, assuming target levels are met, will be consistent with the compensation objectives established by the Committee.
The 2022 AIP provided for financial, safety, operational and customer experience objectives. Financial objectives had a weighting of 65%, safety had a weighting of 12.5%, operations had a weighting of 15%, and customer experience had a weighting of 7.5%. Two modifiers, one related to DE&I and one related to Key Performance Indicators, were also included and could each affect the weighted payout by plus or minus 10%.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 40

The AIP provides for 100% payout for target performance for each objective, 50% for threshold performance, 150% for stretch performance, and 200% for maximum or superior performance. Objective performance is interpolated between performance levels. Objective performance achievement that is less than threshold achievement results in a zero payment for that objective. Additional information and results for the 2022 AIP are described below.
Objective	Measure	Incremental Weight %	Weight %	Threshold 50%	Target 100%	Stretch 150%	Superior 200%	Actual Result	Weighted Payout
1. Financial	Adjusted EPS		32.5%	$3.33	$3.53	$3.68	$3.83	$3.75	56.3%
	Adjusted NFOM (Non-Fuel Operating and Maintenance Expense for Incentive Compensation)		32.5%	$1,069.2	$1,030.5	$1,004.8	$979.0	$1,046.5	25.8%
2. Safety	DART (Days Away, Restricted, or Transferred Rate)	9.375%	12.5%	0.77	0.61	0.45	0.28	0.46	13.8%
	PVAR (Preventable Vehicle Accident Rate)	3.125%		1.19	1.08	0.97	0.86	1.07	3.3%
				Safety payout reduced by 50% of performance in the event of a fatality.
3. Operations	SAIDI (System Average Interruption Duration Index)	3.750%	7.5%	105.00	99.00	93.00	88.00	105.41	0.0%
	SAIFI (System Average Interruption Frequency Index)	3.750%		1.06	1.01	0.96	0.91	1.11	0.0%
	Commercial Availability Factor		7.5%	83%	89%	92%	94%	89%	7.5%
4. Customer Experience	Residential Customer Satisfaction	2.250%	7.5%	735.9	740.9	745.4	749.9	740.0	2.0%
	Business Customer Satisfaction	1.500%		8.88	8.92	8.95	8.97	8.89	0.9%
	Residential On-line Accounts	1.500%		1,113,280	1,136,000	1,153,040	1,170,336	1,144,289	1.9%
	Outage Notification Enrolled	1.500%		715,000	750,000	777,750	805,000	1,225,689	3.0%
	Call Center Survey	0.750%		4.10	4.25	4.35	4.47	4.31	1.0%
	Weighted Achievement %		100.0%						115.5%
Modifiers
Diversity, Equity, and Inclusion	Committee discretionary adjustment Improvement across these pillars: 1. Marketplace (Supplier Diversity) 2. Workplace (Development & Engagement) 3. Workforce (Talent Pipeline)	+/-10%
Percentage points additive to the results of objectives 1-4 above.

No modifications were applied in respect of this modifier to the weighted payout for 2022. The Committee noted sufficient progress along these pillars.

Key Performance Indicators	Committee discretionary adjustment associated with other strategic performance indicators	+/-10%
Percentage points additive to the results of objectives 1-4 above.

No modifications were applied in respect of this modifier to the weighted payout for 2022. The Committee determined that there were no additional outcomes not already reflected in the AIP results.

Overview of Changes for 2022 from 2021. For 2022, the Committee made a few changes to the AIP scorecard. Those changes included removing the “Site Clock Resets at the Wolf Creek Nuclear Operating Facility” measure and placing an increased safety measure weight on the “Days Away, Restricted, or Transferred” (“DART”) rate. The “Customer Experience” basket of measures were also modified. The “Brand Advocacy Score” was changed back to “Residential Customer Satisfaction”, a measure the Committee has previously utilized, and the “Call Center Survey” measure was added. Other changes included adjusting the DE&I modifier to apply to the pillars of strategic focus for the Company’s DE&I efforts – marketplace, workplace, and the workforce. Each of the elements of the 2022 AIP scorecard are discussed below.
Financial Metric 1: Adjusted EPS for Incentive Compensation. This metric remained consistent from 2021 to 2022, ensuring alignment with executives’ interests and shareholder interests. The goals established for 2022 were calculated based on the mid-point of the Company’s publicly-disclosed earnings guidance. Threshold was set $0.20 per share below target, target was set at a level that equated to the mid-point of the range and superior was set $0.30 per share above target, with stretch being set at the mid-point between target and superior. Adjusted EPS for incentive compensation in 2022 was $3.75, resulting in a weighted payout of 56.3%.
Adjusted EPS for incentive compensation is a financial measure that is not calculated in accordance with GAAP. “Adjusted EPS for incentive compensation” is calculated as EPS attributable to Evergy without (1) non-regulated energy
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 41

marketing margin related to a February 2021 winter weather event, (2) non-regulated energy marketing incentive compensation related to a February 2021 winter weather event, (3) executive transition costs, (4) in-voluntary severance costs, (5) advisor expenses, (6) losses related to equity investments subject to a restriction on sale, (7) mark-to-market unrealized gains on economic hedges, (8) the deferral of revenues to be refunded to customers for the return on investment of a previously retired power plant that was related to years prior to 2022, (9) an impairment loss on a previously retired power plant and regulatory disallowances, (10) the deferral of revenues to be refunded to customers for certain transmission formula rate revenues related to years prior to 2022, (11) prefunding the charitable trust, (12) short-term incentive compensation expense above or below the amount of budget, and (13) the tax benefits attributable to these items. See Appendix B to this proxy statement for a reconciliation of this measure to EPS attributable to Evergy, the most directly comparable measure computed in accordance with GAAP. Our calculation of Adjusted EPS for purposes of determining executive compensation may differ from similarly titled financial measures that we publicly disclose.
Financial Metric 2: Total Adjusted NFOM Expense for Incentive Compensation. Total adjusted non-fuel operating and maintenance (“NFOM”) expense impacts the Company’s financial results, and realizing NFOM expense savings is a key component of the Company business strategy. The Company’s primary subsidiaries are fully-integrated, regulated electric utilities, and prices are generally set by regulators. The Company’s regulators generally allow the Company to recover in rates, prudently-incurred costs to provide utility service, plus a reasonable return on invested capital. Accordingly, NFOM expenses, which are manageable, impact the Company’s financial results, and the Company’s business plan seeks to realize NFOM expense savings. Considering the importance of effectively managing NFOM on Evergy’s overall financial performance, the Company weighted this metric as 32.5% of the AIP for 2022.
“Adjusted non-fuel operating and maintenance expense for incentive compensation” is a financial measure that is not calculated in accordance with GAAP. Adjusted non-fuel operating and maintenance expense for incentive compensation, as used by the Company, is calculated as operating and maintenance expense less (1) non-regulated energy marketing incentive compensation related to a February 2021 winter weather event, (2) executive transition costs, (3) in-voluntary severance costs, (4) advisor expenses, and (5) short-term incentive compensation expenses.
The target amount of adjusted NFOM expense as defined above, was set at the 2022 budget. Actual adjusted NFOM expense for incentive compensation resulted in a 25.8% weighted payout for this metric. See Appendix B to this proxy statement for a reconciliation of this measure to operating and maintenance expense, the most directly comparable measure computed in accordance with GAAP.
Safety Metric 1 – DART. The DART rate is intended to incentivize maintaining a safety-conscious work environment and measures the percentage of working days that were missed due to injuries. This performance metric is valued at 75% of the overall safety metric, which is weighted at 12.5% of the AIP scorecard. The DART rate threshold was set at a 0.77 DART rate, target was set at a 0.61 DART rate, stretch was set at a 0.45 DART rate, and superior was set at a 0.28 DART rate. The overall safety performance weighted at 12.5% would be reduced by 50% of performance in the event of a fatality. The targets for 2022 were set based on industry benchmarks. The Company DART rate of 0.46 in 2022 resulted in a 13.8% weighted payout for this metric.
Safety Metric 2 – PVAR. The Preventable Vehicle Accident Rate (“PVAR”) is intended to incentivize proactively maintaining a safe work environment with vehicles and is a measure of preventable vehicle accidents. This performance metric is valued at 25% of the overall safety metric, which is weighted at 12.5% of the AIP scorecard. The PVAR threshold was set at a 1.19 PVAR rate, target was set at a 1.08 PVAR rate, stretch was set at a 0.97 PVAR rate, and superior was set at a 0.86 PVAR rate. The Company PVAR rate was 1.07 in 2022, resulting in a 3.3% weighted payout for this metric.
Operations Metric 1 –SAIDI. System average interruption duration index (“SAIDI”) is an objective system reliability metric created by the Institute of Electrical and Electronics Engineers (“IEEE”) that measures, in minutes, the average outage duration for each customer that experienced an outage. The Committee used recent historical performance to establish target performance, with the superior goal within top quartile benchmarked performance. Driven primarily by weather challenges during the year, the Company’s SAIDI result in 2022 was 105.41 minutes, resulting in no payout for this metric.
Operations Metric 2 – SAIFI. System average interruption frequency index (“SAIFI”) is an objective system reliability metric created by the IEEE that measures the average outage interruptions per customer annually. The Committee used recent historical performance to establish target performance with stretch and superior performance requiring steady improvement. Driven primarily by weather challenges during the year, the Company achieved a SAIFI result of 1.11 outage interruptions per customer, resulting in no payout for this metric.
Operations Metric 3 – Commercial Availability Factor. Commercial Availability Factor is a measure of our generating fleet being available to the market when market prices are favorable. This measure supports the Company’s initiative of keeping costs affordable for our customers. The Committee used industry benchmarks to set performance levels. The target goal was
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 42

set at 2nd quartile performance, superior was set at 1st quartile performance and stretch was set at the midpoint between target and superior. The Company’s Commercial Availability Factor was 89%, resulting in a 7.5% weighted payout for this metric.
Customer satisfaction and the customer experience is important to the Company, and for 2022, the Committee refined the customer experience metric to include five measures as discussed below. The Customer Experience metric had a weighting of 7.5% of the AIP scorecard.
Customer Experience Metric 1 – Residential Customer Satisfaction. Residential Customer Satisfaction is a measure of residential customer satisfaction factoring in power quality and reliability, price, billing and payment, corporate citizenship, communications, and customer care as computed by J.D. Power. The Residential Customer Satisfaction target for 2022 was based on maintaining 2021 absolute score performance while litigating general rate reviews in our Missouri jurisdiction. While the Company’s performance in Residential Customer Satisfaction improved relative to peer utilities in the JD Power survey, reflecting an overall downward trend in survey scores in the industry, the Company’s absolute score for this metric was slightly below target performance, resulting in a 2.0% weighted payout.
Customer Experience Metric 2 – Business Customer Satisfaction. The Business Customer Satisfaction metric is a measure based on internally sourced surveys conducted with our large industrial and commercial customers. Threshold performance was set at the midpoint of 2020 and 2021 performance at 8.88, on a scale of 0 to 10, with target, stretch, and superior performance all requiring steady improvement. The Company achieved a score of 8.89, just below target, resulting in a 0.9% weighted payout.
Customer Experience Metric 3 – Residential Online Accounts. Residential Online Accounts is a measure of how many residential customers have registered an online account. This measure is important to the Company’s strategy of providing customers with more information and conducting more efficient interactions with customers. Target performance required a 5% improvement from 2021 results. The Company had 1,144,289 residential customers registered with an online account at the end of 2022, resulting in a 1.9% weighted payout.
Customer Experience Metric 4 – Outage Notification Enrolled. Outage Notification Enrolled is a measure of how many customers are enrolled to receive alerts regarding outage notifications impacting their area. This measure was chosen because of the reliance on successfully implementing a functionality in the Company’s customer information system that allowed the option for all customers, and the importance of keeping customers safe and informed. Threshold performance was set at a 15% improvement, target at 20% improvement, stretch at 25% improvement, and superior at a 30% improvement over 2021 results. The Company had 1,225,689 customers enrolled to receive outage notifications at the end of 2022, resulting in a 3.0% weighted payout.
Customer Experience Metric 5 – Call Center Surveys. Call Center Surveys is an internally sourced survey targeting customers that have interacted directly with one of our two contact centers. The measure is scored on a scale of 1-5, with 5 being the highest score of satisfaction with the call center interaction. Target performance was set slightly higher than 2021 actual results. The Company achieved a score of 4.31, resulting in a 1.0% weighted payout.
Modifiers. With respect to the DE&I and Key Performance Indicators modifiers, the Committee noted sufficient progress along all pillars, and for the strategic business plan performance indicators, the Committee determined that there were no additional outcomes not already reflected in the AIP results. The Company made progress in advancing priority initiatives in its DE&I efforts and advanced the core elements of our strategy. Thus, the Committee elected not to modify the payments as determined under the scorecard. The Committee will continue to monitor progress in these areas.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 43

Targets and awards earned by each NEO for the 2022 AIP are shown below.
Name	Base Salary ($)	2022 Incentive Award at Target (Percent of Annual Base Salary)	2022 Actual Award As a Percent of Target bonus	2022 Annual Award Paid ($)
Mr. David A. Campbell President and Chief Executive Officer	1,030,000	125%	115.5%	1,487,063
Mr. Kirkland B. Andrews Executive Vice President and Chief Financial Officer	717,500	100%	115.5%	828,713
Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	630,000	80%	115.5%	582,120
Mr. Charles A. Caisley Senior Vice President, Public Affairs and Chief Customer Officer	515,000	65%	115.5%	386,694
Ms. Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary	530,500	65%	115.5%	398,244
Former Named Executive Officer
Mr. Greg A. Greenwood(1) Executive Vice President and Chief Strategy Officer	530,000	80%	—	—
(1)	Mr. Greenwood did not receive a 2022 AIP award due to his termination.
Equity Compensation
General
The Committee approves long-term incentive compensation for our officers who are in positions to make positive contributions to our long-term performance and to create shareholder value. The Committee believes RSUs accomplish our long-term executive compensation program objectives because they:
•	align the interests of management directly with those of our shareholders;
•	focus management’s efforts on performance that will create long-term shareholder value and sustain increases in the price of our common stock and our ability to pay dividends;
•	provide a competitive long-term incentive opportunity;
•	offer clear, transparent accounting; and
•	provide a retention incentive for key employees because the RSUs vest over time and will be forfeited in whole or in part if an officer’s employment terminates prior to vesting.
Equity awards, which are made under our shareholder-approved LTIP, are generally targeted near the median range of awards granted to officers at our peer group companies. While our NEOs are eligible for equity awards under the LTIP, none of them has any right to be granted awards.
The Committee grants equity incentives generally effective within the first few business days in March of each year and uses a mix of time-based RSUs (25% for 2022) and performance-based RSUs (75% for 2022) that are paid on the basis of the attainment of performance goals and satisfaction of other standard criteria. RSUs generally “cliff” vest in three years from the respective dates of grant, subject to satisfaction of the award terms, such as continued employment through the vesting date. Accumulated dividend equivalents on performance-based RSUs are paid in cash at the same time as the vesting of the earned performance-based RSUs, if any. Dividend and/or dividend equivalents accrued on all time-based RSUs are reinvested during the vesting period and are subject to the same restrictions as the associated restricted stock unit.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 44

Performance-based RSUs can be earned at the end of the performance period from 0% to 200% of the target number of RSUs granted, depending on actual performance. The performance is measured over a three-year performance period beginning on January 1 of the grant year and ending on December 31 of the second year following the grant year. Performance is measured on a calendar year basis to align with Evergy’s fiscal year. Accordingly, at the end of any given calendar year, the performance objective related to performance-based units may be satisfied, but the performance-based units will not vest, if at all, until the following March, subject to satisfaction of the award terms.
The 2022 performance-based RSUs contained three performance objectives. (1) Evergy’s TSR relative to the companies included in the EEI Index over the three-year performance period (60% performance-based weighting), (2) Evergy’s 3-year cumulative adjusted EPS relative to the Company’s long-term financial plan (33.3% performance-based weighting) and, (3) an environmental component that focuses on renewable energy generation (6.7% performance-based weighting). The environmental objective was added in 2022 to align with our stated environmental targets and our long-term business strategy.
Specific performance targets, as shown below, were set by the Committee; if actual performance falls between the specified performance levels, linear interpolation will be used to determine payouts. All performance objectives described below are tied to the Company’s long-term strategic plan.
To appropriately balance absolute TSR performance and relative performance, any payout related to the relative TSR measure for the performance period would be capped at 100% achievement if Evergy’s absolute TSR performance is negative.
Performance Objective 1	Weighting (Percent)	Threshold (25%)	Target (100%)	Stretch (150%)	Superior (200%)
Three Year Relative TSR versus Companies in the EEI Index	60.0%	25th Percentile	50th Percentile	70th Percentile	90th Percentile
The EPS targets shown below are based on September 2021 Investor Day EPS targets.
Performance Objective 2 — Three Year Cumulative Adjusted EPS	Weighting (Percent)	Threshold (30%)	Target (100%)	Stretch (150%)	Superior (200%)
Targets are percentage annual growth/ dollar amount of 3-yr cumulative EPS	33.3%	5.5%/ $11.03	7.0%/ $11.35	7.75%/ $11.52	8.5%/ $11.68
The environmental component targets below will account for up to 100 megawatts deviation from the current 3-year plan of 190 megawatts of solar and 300 megawatts of wind additions by year-end 2024 and an additional 500 megawatts of wind additions by year-end 2025 for a total of 990 megawatts of renewable energy generation by year-end 2025.
Performance Objective 3 — Environmental	Weighting (Percent)	Threshold (30%)	Target (100%)	Stretch (150%)	Superior (200%)
Additional wind and solar generation (either new development or PPA buy-ins)	6.7%	340 megawatts under construction by year-end 2024	340-640 megawatts in-service by year-end 2024	700 megawatts under contract with 490 megawatts or more placed in service by year-end 2024	890 megawatts under construction, with 490 megawatts of the 890 megawatts placed in-service by year-end 2024
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 45

Shown below are equity incentives granted to each of our NEO in 2022. For 2022, 25% of the NEOs’ annual long-term incentive award was in the form of time-based RSUs and, to incentivize performance and align the NEOs’ interests with those of shareholders, 75% was in the form of performance-based RSUs.
	2022 Time-Based RSUs		2022 Performance-Based RSUs (Target)
Name	Dollars	Units(1)	Dollars	Units(1)
Mr. Campbell	1,158,750	18,393	3,476,250	55,179
Mr. Andrews	367,725	5,837	1,103,175	17,511
Mr. Bryant	322,875	5,125	968,625	15,375
Mr. Caisley	193,125	3,066	579,375	9,197
Ms. Humphrey	198,950	3,158	596,850	9,474
Former Named Executive Officer
Mr. Greenwood(2)	198,750	3,155	596,250	9,465
(1)
The number of units is calculated using the average closing price of our common stock for the calendar month immediately preceding the grant date that occurs on or around the first business day in March, or $63.00 per share for 2022.

(2)
Mr. Greenwood’s 2022 RSU’s were prorated at the time of his departure. As a result, 357 time-based shares vested on July 1, 2022 and 1,053 performance-based shares will vest on March 1, 2025, subject to performance.

2020 Performance-Based RSUs
In early 2020, performance-based RSUs were awarded to NEOs for the 2020 to 2022 performance period. The performance objective for the 2020 performance-based RSUs was TSR relative to the companies included in the EEI Index over the three-year performance period. Payouts for the 2020 performance-based RSUs were earned according to the following schedule:
Performance Objective	Weighting (Percent)	Threshold (50%)	Target (100%)	Stretch (150%)	Superior (200%)
Three Year TSR versus Companies in the EEI Index	100%	30th Percentile	50th Percentile	70th Percentile	90th Percentile
In March 2023, a payout equal to 83.1% of the target number of shares granted was earned for the performance period. As a result, our NEOs earned the number of shares noted in the table below. Mr. Campbell and Mr. Andrews did not have 2020 RSU grants, and accordingly do not appear in the table.
Name	Target Amount at Grant (#)	Vested Amount (#)	Value Realized on Vesting ($)(1)	Accrued Dividends ($)
Mr. Bryant	10,525	8,746	550,403	57,352
Mr. Caisley	3,324	2,762	173,828	18,112
Ms. Humphrey	7,386	6,138	386,250	40,250
Former Named Executive Officer
Mr. Greenwood(2)	8,230	5,309	334,112	34,814
(1)	The value realized on vesting is calculated using the closing price of our common stock on December 31, 2022, or $62.93, which was the last day of the performance period.
(2)	Mr. Greenwood forfeited 1,841 of the 8,230 shares granted upon his termination. See “Note Regarding Transitions – Former CSO Transition” on page 36 for additional information.
Deferred Compensation
The Company’s DCP allows all officers, including NEOs, to defer the receipt of up to 50% of base salary and 100% of any cash incentive award. The earnings rate on deferral amounts is annually determined by the Committee and for 2022 was based on the Company’s weighted average cost of capital. A discussion of the DCP begins on page 59.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 46

Retirement Benefits
Our NEOs participate in one of our tax-qualified, noncontributory defined benefit plans, and participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy (Messrs. Bryant and Caisley and Ms. Humphrey) or Westar Energy (Mr. Greenwood). Messrs. Campbell and Andrews participate in the Company’s 401(k) Plan, and are eligible to participate in the DCP.
Legacy Great Plains Energy NEOs
NEOs that were officers of Great Plains Energy participate in a defined benefit plan sponsored by Kansas City Power & Light Company (“KCP&L”), which became the Evergy Retirement Plan on June 4, 2018 (the “Evergy Retirement Plan”), and was available to all KCP&L non-union employees hired or rehired on or before December 31, 2013. Benefits under the Evergy Retirement Plan are based on each employee’s years of service and the average annual base salary over a specified period.
Evergy also has an unfunded Supplemental Executive Retirement Plan (“KCP&L SERP”) for executives who were formerly officers of Great Plains Energy. This unfunded plan provides the difference between the amount that would have been payable under the KCP&L Pension Plan (now the Evergy Retirement Plan) in the absence of Internal Revenue Service (“IRS”) tax code limitations and the amount actually payable under the KCP&L Pension Plan (now the Evergy Retirement Plan). It also provides a slightly higher benefit accrual rate than the KCP&L Pension Plan.
Legacy Westar Energy NEOs
NEOs who were officers of Westar Energy participate in a defined benefit plan sponsored by Westar Energy. That plan was merged with the Evergy Retirement Plan on November 30, 2019, and was available to all Westar Energy employees hired or rehired on or before May 30, 2018.
NEOs who were officers of Westar Energy also participate in a Retirement Benefit Restoration Plan (the “Westar Restoration Plan”). This unfunded plan provides the difference between the amount that would have been payable under the Westar Pension Plan (now the Evergy Retirement Plan) in the absence of IRS tax code limitations and the amount actually payable under the Westar Pension Plan (now the Evergy Retirement Plan).
Change-in-Control Severance Agreements
The Committee believes that change-in-control severance agreements help ensure the continued service, dedication and objectivity of our officers, including our NEOs, in the event of a transaction that would result in a change-in-control of the Company. These agreements support the objective assessment and execution of potential changes in Evergy’s strategy and enhance retention by reducing concerns about employment continuity. We believe these change-in-control arrangements also create incentives for our officer team to build shareholder value and to obtain the highest value possible should we engage in a transaction, despite the risk of losing employment and potentially not having the opportunity to otherwise vest in equity awards. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. All the agreements require a double trigger so that both a change-in-control and a termination (actual or constructive) of the executive’s employment must occur to trigger benefits. The agreements do not provide for a “gross up” payment to cover any excise taxes that could be payable in connection with payments and benefits received under the agreement.
Additional information, including a quantification of benefits that would have been received by NEOs had termination occurred on December 31, 2022, is found under the heading “Potential Payments Upon Termination or Change-in-Control” starting on page 60.
Executive Severance Plan
Pursuant to our Executive Severance Plan (“Severance Plan”), Evergy’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and any Vice President of Evergy who is appointed by the Evergy Board is entitled to certain benefits if the eligible officer’s employment is terminated by Evergy without Cause (as defined in the plan), other than in a situation that is governed by a change-in-control severance agreement.
Additional information, including a quantification of benefits that would have been received by the applicable executives had termination occurred on December 31, 2022, is found under the heading “Executive Severance Plan” starting on page 62.
No Employment Agreements
All of the Company’s executive officers, including the NEOs, are employed at will.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 47

Perquisites and Generally Available Employee Benefits
Our NEOs are eligible to receive modest perquisites provided by or paid for by Evergy. These perquisites are generally consistent with those offered to executives at our peer group companies, and the Committee believes that they are important for retention and recruitment. The Committee also believes that Evergy, in general, benefits from these perquisites because the perquisites help promote the financial and physical health of our NEOs, thereby allowing them to focus on their jobs.
As shown in the Summary Compensation Table on page 51, all NEOs are eligible for comprehensive financial planning services up to a maximum of $17,670 and executive health physicals through two company selected providers. The NEOs are also eligible for employment benefits that are generally available to all employees, such as participation in a 401(k) plan and medical and life insurance.
Committee Consideration of Compensation Program Risk
The Committee reviewed an analysis conducted by Meridian that analyzed the risks associated with Evergy’s compensation programs, including those for executive officers. This analysis concluded that the risks associated with Evergy’s compensation programs are not likely to have a material adverse effect on Evergy, and instead encourage overall balanced performance that supports sustainable shareholder value. Among the items the Committee considered were:
•	The AIPs for all employees (including officers) contain a diverse array of measures that focus on the fundamental aspects of our business.
•	The performance measures for all incentive compensation programs are directly tied to Evergy’s annual and long-term financial results and/or business plans.
•	The maximum amount payable to non-officer employees under our AIP are modest and balanced.
•
The design and administration of Evergy’s Energy Partners’ incentive plan includes appropriate risk mitigators, including a mixture of formulaic funding and the discretionary allocation of individual payments by an independent oversight committee, funding based on multiple metrics and a mandatory deferral of 30% of the award. For the 2022 plan year, 70% of the award is paid in March 2023, 20% in March 2024 and 10% in March 2025.

•	The officer compensation program design provides a balanced mix of cash and equity, annual and long-term incentives and diverse performance objectives.
•	Evergy currently does not grant stock options.
•	Evergy (for non-officers) and the Committee (for officers) have the ability to adjust cash and equity incentive program payouts if the payouts are not justified by performance.
•	Evergy has the ability to “clawback” officer annual incentive compensation and LTIP performance awards in the event of a restatement of or other inaccuracy in our financial statements.
•	Officers are subject to share ownership and retention guidelines. All NEOs have met or are on track to meet these requirements.
•	The Board oversees Evergy’s ERM and mitigation programs, including the possible impacts of variables on the earnings of Evergy, which are important aspects of Evergy’s incentive compensation plans.
•	The officers’ AIP and LTIP performance grants have a “stretch” performance level to flatten the steepness of the performance payout curve and further reinforce the appropriate behavioral incentives.
•	Under the relative TSR performance-based RSUs, any payout is capped at target or 100% if TSR performance is negative even if a greater award is prescribed by the performance objectives.
Tax and Accounting Implications
In addition to our executive compensation objectives and design principles, we consider tax and accounting implications when designing and administering our compensation programs. One such consideration is Internal Revenue Code Section 162(m), which limits our ability to deduct compensation paid to each covered officer for tax purposes to $1 million annually. Although the Committee considers tax deductibility in making its compensation decisions, the Committee does not believe that compensation decisions should be determined solely by the amount of compensation that is deductible for federal income tax purposes. As a result, the Committee retains the discretion to authorize payments that may not be deductible. The Committee also considers the accounting consequences of its compensation decisions.
Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 48

Compensation Governance Practices
We believe our 2022 executive compensation decisions demonstrate our commitment to paying for performance and such decisions are further supplemented by sound compensation policies and practices, including:
•
Independent Committee. The Committee was comprised of four directors at the end of 2022, each of whom is independent under the Nasdaq listing standards, including the enhanced independence standards for members of the compensation committee, and a “non-employee director” under the Exchange Act.

•	Independent Consultant. For 2022, the Committee directly retained Meridian, an independent compensation consultant, to evaluate, and provide advice with respect to, our executive compensation program.
•
Executive Sessions. Time is allocated at each regular Committee meeting for the Committee to meet in executive session without the presence of management. The Committee at times will include its independent compensation consultant or other advisors for all or a part of these sessions.

•	Board Oversight of Succession. The Committee and Board regularly review succession plans for our executive officers, including our NEOs.
•
Stock Ownership Guidelines. We have significant stock ownership and holding guidelines for all of our executive officers, to be achieved within five years of their initial appointment as an executive. Our Chief Executive Officer is expected to hold Evergy common stock equal to at least six times base salary within that period. Other executive officers, including the other NEOs, are expected to hold Evergy common stock equal to either two or three times their base salaries, as applicable.

•	Clawback Policy. We have the ability to recover cash incentive compensation and equity awards from senior executives in the event of a restatement of or other inaccuracy in our financial statements.
•	Risk Assessment of Compensation Plans. We annually conduct or review a risk assessment to evaluate whether our compensation program creates any risks that may have a material adverse effect on us.
•
“Double Trigger” Change-in-Control Agreements. Our Change-in-Control Severance Agreements have a “double trigger” that requires both a change-in-control and qualifying termination of employment prior to the payment of severance benefits, if any.

•	No Tax “Gross-Ups” in Change-in-Control Agreements. The Change-in-Control Severance Agreements that govern future transactions do not contain any excise tax gross-up features.
•	No Employment Agreements. We do not have employment agreements with any of our executive officers, including the NEOs.
•
Standardized Equity Grant Schedule. Our annual equity grants occur in early March, which is after we release financial results for the prior fiscal year. In addition, equity incentives that are expressed as a dollar target are converted into equity awards using an average closing price of our stock over the preceding month, which minimizes the ability to use equity grants for speculative purposes.

•
Generally No Dividend Payments for Unvested Awards. Dividend and/or dividend equivalents are generally not paid on unvested performance awards, unless and until such awards vest. In addition, for time-based equity incentives, dividends that are reinvested in the form of additional time-based equity incentives are forfeited if the incentive does not vest.

•	No Stock Options. We do not currently grant stock options.
•	No Repricing or Backdating. If we were to grant stock options in the future, our LTIP prohibits the repricing of stock options without shareholder approval. We also do not backdate equity awards.
•
Alignment with Shareholder Interests. A significant portion of each executive officer’s compensation depends on our performance in an effort to align the economic interests of our executive officers with the interests of our shareholders.

•
Short Selling, Hedging and Pledging. Our insider trading policy prohibits all directors, executive officers and employees from engaging in short sales and hedging transactions relating to our common stock, and from pledging the same as collateral.

Executive Compensation | Summary and Analysis of Executive Compensation | Evergy 2023 Proxy Statement 49

Compensation Committee Report
The Compensation and Leadership Development Committee of the Board reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based on these reviews and discussions, recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.
March 1, 2023
Compensation and Leadership Development
Committee

Sandra A.J. Lawrence, Chair
B. Anthony Isaac
Senator Mary L. Landrieu
Sandra J. Price
Executive Compensation | Compensation Committee Report | Evergy 2023 Proxy Statement 50

Executive Compensation Tables
The following tables and narrative show the compensation awarded to and earned by our NEOs. We have omitted the column entitled “Option Awards” because our NEOs did not receive option awards during the years presented.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Mr. David A. Campbell President and Chief Executive Officer	2022	1,029,423	—	4,314,667	1,487,063	—	57,164	6,888,316
	2021	980,769	1,250,000	7,306,661	1,487,500	—	113,152	11,138,082
Mr. Kirkland B. Andrews Executive Vice President and Chief Financial Officer	2022	717,163	—	1,369,255	828,713	—	138,262	3,053,393
	2021	592,308	1,200,000	4,146,489	833,000	—	125,131	6,896,928
Mr. Kevin E. Bryant Executive Vice President and Chief Operating Officer	2022	629,712	—	1,202,233	582,120	24,379	94,023	2,532,467
	2021	615,000	—	1,306,248	585,480	146,165	102,974	2,755,867
	2020	570,000	—	1,166,622	701,328	317,206	87,692	2,842,848
Mr. Charles A. Caisley Senior Vice President, Public Affairs and Chief Customer Officer	2022	514,711	—	719,171	386,694	9,983	67,698	1,698,257
	2021	462,154	—	1,275,428	386,750	156,470	59,082	2,339,884
Ms. Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary	2022	530,202	—	740,810	398,244	18,115	74,675	1,762,046
	2021	515,000	—	904,985	398,412	115,796	81,351	2,015,544
	2020	500,000	—	818,653	499,850	393,642	73,549	2,285,694
Former Named Executive Officer
Mr. Greg A. Greenwood(6) Executive Vice President and Chief Strategy Officer	2022	288,952	834	740,107	—	319,352	1,258,876	2,608,121
	2021	530,000	—	823,720	504,560	204,873	83,325	2,146,478
	2020	520,000	8,000	912,247	639,808	704,166	80,208	2,864,429
(1)
Mr. Campbell was hired as Evergy’s new President and Chief Executive Officer on January 4, 2021. Mr. Andrews was hired as Evergy’s Executive Vice President and Chief Financial Officer on February 22, 2021 (the “CFO Transition”). The amounts shown in this column for Mr. Campbell and Mr. Andrews reflect inducement cash bonuses granted pursuant to the offer letter for each.

(2)
The amounts shown in this column generally reflect the aggregate grant date fair values of equity awards granted each year, computed in accordance with the FASB ASC Topic 718. See note 10 to the consolidated financial statements included in our 2022 Annual Report, for a discussion of the assumptions used in calculating these amounts. The amounts shown exclude the effect of estimated forfeitures, as required by SEC rules. The number of time-based RSUs and performance-based RSUs awarded in 2022, together with their grant date values, is disclosed in the Grants of Plan-Based Awards during 2022 on page 53. These amounts do not reflect actual compensation realized by the NEOs and are not a guarantee of the amount that the NEOs will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved with respect to the performance-based RSUs for the applicable performance period. The amounts shown in this column for 2022 reflect the values at the grant dates of time-based RSUs and performance-based RSUs based upon achieving the target level of performance, which was considered the probable outcome as of the grant date. The 2021 amounts shown for Mr. Andrews include $125,883 of common stock awarded for service as an independent non-employee director.

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 51

The following table shows the aggregate grant date fair value of 2022 performance-based RSUs assuming maximum levels of performance.
Name	2022 Performance-based RSUs ($)
Mr. Campbell	6,395,688
Mr. Andrews	2,029,664
Mr. Bryant	1,782,086
Mr. Caisley	1,066,006
Ms. Humphrey	1,098,112
Former Named Executive Officer
Mr. Greenwood	1,097,070
(3)	The amounts shown in this column are cash awards earned under the Evergy incentive plans.
(4)
The amounts shown in this column include the aggregate of the increase in actuarial values of each of the officer’s benefits under our pension plans, KCP&L SERP or Westar Restoration Plan, as applicable, and the above-market earnings on compensation that is deferred on a non-tax qualified basis. These values do not represent cash received by the NEOs in the indicated years. Year-over-year changes in pension value are driven in part by changes in actuarial assumptions. Following are the amounts of these items attributable to each NEO for 2022:

Name	Change in Pension Value ($)(b)	Change in SERP ($)(c)	Above Market Earnings on Deferred Compensation ($)
Mr. Campbell(a)	—	—	—
Mr. Andrews(a)	—	—	—
Mr. Bryant	—	—	24,379
Mr. Caisley	—	—	9,983
Ms. Humphrey	—	—	18,115
Former Named Executive Officer
Mr. Greenwood	113,871	138,262	67,309
(a)
The pension plans were closed to new hires at KCP&L as of January 1, 2014 and Westar Energy as of May 31, 2018. Since Messrs. Campbell and Andrews’ employment began after those dates, they were not eligible to participate in the pension.

(b)
The actuarial values under our pension plans decreased by $273,899 for Mr. Bryant, $202,520 for Mr. Caisley, and $199,670 for Ms. Humphrey. Since this is not an increase in value, it is represented as zero above.

(c)
The actuarial values under our Supplemental Executive Retirement Plan decreased by $311,100 for Mr. Bryant, $88,972 for Mr. Caisley, and $238,805 for Ms. Humphrey. Since this is not an increase in value, it is represented as zero above.

(5)
These amounts include the value of perquisites and personal benefits that are not available on a non-discriminatory basis to all employees, as well as other compensation items discussed in this footnote. The amounts in this column consist of, as applicable for each NEO: (A) employer match of employee contributions to our 401(k) plans; (B) employer match applying the 401(k) matching formula to deferred amounts above the IRS limits to our DCP, as described in the “Nonqualified Deferred Compensation” section of this proxy; (C) executive financial planning services; (D) parking; (E) matched charitable donations; (F) executive health physicals; (G) reimbursement for transition expenses pursuant to the offer letter for Mr. Andrews; (H) severance pay for Mr. Greenwood in connection with his termination by the Company without Cause; and (I) for Mr. Greenwood, compensation received as a consultant. All amounts shown are in dollars.

Name	(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)	(I)	Total
Mr. Campbell	30,500	—	17,234	3,180	3,750	2,500	—	—	—	57,164
Mr. Andrews	30,500	—	11,860	—	—	2,520	93,382	—	—	138,262
Mr. Bryant	18,300	54,629	17,670	1,524	1,900	—	—	—	—	94,023
Mr. Caisley	18,300	35,805	10,963	1,380	1,250	—	—	—	—	67,698
Ms. Humphrey	18,300	37,435	15,560	1,380	2,000	—	—	—	—	74,675
Former Named Executive Officer
Mr. Greenwood	13,725	17,676	17,645	—	4,200	1,546	—	1,183,129	20,953	1,258,876
(6)	Mr. Greenwood’s date of termination was July 1, 2022, and his annual salary was prorated for the days he was employed in 2022.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 52

The following table provides information with respect to plan-based awards made by Evergy in 2022. We omitted the “All Other Option Awards: Number of Securities Underlying Options” and “Exercise or Base Price of Option Awards” columns because no options were granted in 2022.
Grants of Plan-Based Awards
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Mr. Campbell	February 14, 2022(1)	643,750	1,287,500	2,575,000	—	—	—	—	—
	March 1, 2022(2)	—	—	—	16,554	55,179	110,358	—	3,197,844
	March 1, 2022(3)	—	—	—	—	—	—	18,393	1,116,823
Mr. Andrews	February 14, 2022(1)	358,750	717,500	1,435,000	—	—	—	—	—
	March 1, 2022(2)	—	—	—	5,253	17,511	35,022	—	1,014,832
	March 1, 2022(3)	—	—	—	—	—	—	5,837	354,423
Mr. Bryant	February 14, 2022(1)	252,000	504,000	1,008,000	—	—	—	—	—
	March 1, 2022(2)	—	—	—	4,613	15,375	30,750	—	891,043
	March 1, 2022(3)	—	—	—	—	—	—	5,125	311,190
Mr. Caisley	February 14, 2022(1)	167,400	334,800	669,600	—	—	—	—	—
	March 1, 2022(2)	—	—	—	2,579	9,197	18,394	—	533,0003
	March 1, 2022(3)	—	—	—	—	—	—	3,066	186,168
Ms. Humphrey	February 14, 2022(1)	172,400	344,800	689,600	—	—	—	—	—
	March 1, 2022(2)	—	—	—	2,842	9,474	18,948	—	549,056
	March 1, 2022(3)	—	—	—	—	—	—	3,158	191,754
Former Named Executive Officer
Mr. Greenwood	February 14, 2022(1)	212,000	424,000	848,000	—	—	—	—	—
	March 1, 2022(2)	—	—	—	2,840	9,465	18,930	—	548,535
	March 1, 2022(3)	—	—	—	—	—	—	3,155	191,572
(1)	Reflects potential payments under our 2022 AIP, measured at the grant date. The actual amounts earned for 2022 are reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table.
(2)
Consists of performance-based RSUs under the LTIP, for the 2022-2024 performance period that vest on March 1, 2025. Performance-based RSUs are payable in common stock, cash, or a combination of stock and cash after the end of the performance period. 60% of RSUs paid depend on the three-year TSR compared to the EEI Index, 33.3% of RSUs paid depend on Evergy’s cumulative adjusted EPS over the three years, and the remaining 6.7% of RSUs paid is dependent on an environmental measure based on adding renewable generation consistent with the plan. The awards can range from 0% to 200% of the target amount. Dividend equivalents will be paid in cash after the end of the period on the number of shares earned. The grant date fair value, which is calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures), reflects the target number of shares and is $56.11 per share for the 60% subject to TSR and $60.72 per share for the 40% measured according to adjusted EPS and environmental factors.

(3)
Consists of time-based RSUs under the LTIP that vest on March 1, 2025. The grant date fair value, which is calculated in accordance with ASC Topic 718 (excluding the effect of estimated forfeitures) is $60.72 per share.

Narrative Analysis of Summary Compensation Table
and Grants of Plan-Based Awards Table
See the “Compensation Discussion and Analysis” portion of this proxy statement for further information regarding the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 53

Outstanding Equity Awards at Fiscal Year-End
The following table provides information regarding the outstanding equity awards held by each of the NEOs as of December 31, 2022. There are no outstanding options.
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Mr. Campbell	58,098	3,656,111	113,873	7,166,028
Mr. Andrews	47,775	3,006,458	37,329	2,349,114
Mr. Bryant	24,202	1,523,042	32,787	2,063,286
Mr. Caisley	20,199	1,271,131	17,705	1,114,176
Ms. Humphrey	17,576	1,106,078	20,143	1,267,599
Former Named Executive Officer
Mr. Greenwood	5,309	334,095	5,922	372,671
(1)	Includes reinvested dividends and/or dividend equivalents on restricted stock and RSUs that carry the same restrictions.
(2)
Reflects time-based restricted stock and time-based RSUs granted by Evergy, that were not vested as of December 31, 2022. The following table provides the grant and vesting dates and number of unvested shares (including reinvested dividend shares) for each of the outstanding grants as of December 31, 2022. Also included are Evergy performance-based RSUs, which, as of December 31, 2022, were earned but not yet vested. Restricted stock awards (“RSAs”) for Mr. Campbell, granted by Evergy on January 4, 2021, follow the terms of his award agreements and provide for a cash payment to Mr. Campbell at the time of a dividend payment. Mr. Greenwood’s RSUs have been prorated to take into account his July 1, 2022 date of termination.

Name	Grant Date	Vesting Date	Number of Shares That Have Not Vested(d)
Mr. Campbell	January 4, 2021	December 31, 2023 (a)	18,018
	March 2, 2021	March 2, 2024	21,002
	March 1, 2022	March 1, 2025	19,078
Mr. Andrews	February 22, 2021	February 22, 2023 (b)	17,314
	February 22, 2021	February 22, 2024 (b)	17,315
	March 2, 2021	March 2, 2024	7,091
	March 1, 2022	March 1, 2025	6,054
Mr. Bryant	March 3, 2020	March 3, 2023	8,746
	March 3, 2020	March 3, 2023	3,910
	March 2, 2021	March 2, 2024	6,230
	March 1, 2022	March 1, 2025	5,316
Mr. Caisley	March 3, 2020	March 3, 2023	2,762
	March 3, 2020	March 3, 2023	1,235
	March 2, 2021	March 2, 2024	3,044
	August 12, 2021	August 12, 2024	9,978
	March 1, 2022	March 1, 2025	3,180
Ms. Humphrey	March 3, 2020	March 3, 2023	6,138
	March 3, 2020	March 3, 2023	2,743
	March 2, 2021	March 2, 2024	3,818
	December 15, 2021	December 15, 2024	1,602
	March 1, 2022	March 1, 2025	3,276
Former Named Executive Officer
Mr. Greenwood(c)	March 3, 2020	March 3, 2023	5,309
(a)
Mr. Campbell was granted an inducement equity award of RSAs under the LTIP valued at $3 million in three substantially equal RSA awards with the number of RSAs calculated based on the closing price of Evergy common stock upon signing his offer letter, which was 54,054 RSAs. The first RSA vested on December 31, 2021 and the second RSA vested on December 31, 2022. Assuming continued employment through each applicable vesting date, the third RSA vests on December 31, 2023.

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 54

(b)
Mr. Andrews was granted an inducement equity award of RSUs under LTIP valued at $2.6 million with the number of RSUs calculated based on the closing price of Evergy common stock upon signing his offer letter. The first RSU vested on February 22, 2022. Assuming continued employment through each applicable vesting date, the second RSU will vest on February 22, 2023 and the third RSU vests on February 22, 2024.

(c)	Reflects the prorated portion of Mr. Greenwood’s 2020 through 2022 performance-based RSUs that were earned but unvested as of December 31, 2022.
(d)	Totals may not add due to rounding.
(3)	The value of the shares is calculated by multiplying the number of shares by the closing market price as of December 31, 2022, which was $62.93.
(4)
Reflects, at target, performance-based RSUs granted by Evergy in 2021 and 2022. The following table summarizes the number of performance-based RSUs for each of the outstanding grants, at target, as of December 31, 2022.

Name	Performance Period	Number of Shares(a)
Mr. Campbell	2021-2023	58,694
	2022-2024	55,179
Mr. Andrews	2021-2023	19,818
	2022-2024	17,511
Mr. Bryant	2021-2023	17,412
	2022-2024	15,375
Mr. Caisley	2021-2023	8,508
	2022-2024	9,197
Ms. Humphrey	2021-2023	10,669
	2022-2024	9,474
Former Named Executive Officer
Mr. Greenwood(b)	2021-2023	4,869
	2022-2024	1,053
(a)	The number of shares actually earned for each applicable performance period is determined shortly following the end of the performance period based on achievement of the performance objectives.
(b)	Mr. Greenwood’s shares were prorated upon termination in accordance with terms of the Severance Plan.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 55

Option Exercises and Stock Vested
The following table provides information regarding the vesting of stock awards, restricted stock or RSUs held by each of the NEOs during 2022. The market value of the shares is based on our closing stock price on the date of vesting (or the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day). We have omitted the “Option Awards” columns because our NEOs do not have options.
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mr. Campbell(a)	18,018	1,133,873
Mr. Andrews(b)	16,692	1,017,878
Mr. Bryant(c)	14,940	909,547
Mr. Caisley(c)	5,165	314,445
Ms. Humphrey(c)	12,053	733,787
Former Named Executive Officer
Mr. Greenwood(d)	19,337	1,203,311
(a)	The second tranche of RSAs granted as an inducement to Mr. Campbell pursuant to his offer letter vested on December 31, 2022.
(b)	The first tranche of RSUs granted as an inducement to Mr. Andrews pursuant to his offer letter vested on February 22, 2022.
(c)
In 2019, Messrs. Bryant, Caisley, Greenwood and Ms. Humphrey were awarded performance-based RSUs by Evergy for the 2019 to 2021 performance period. Messrs. Campbell and Andrews were not employees of Evergy at the time of the grants in 2019 and therefore did not participate in the program. The 2019 performance-based RSUs, which achieved a 110.1% payout and vested in March 2022, are reflected in the table.

(d)
Reflects the vesting of performance and time-based RSUs that vested in March 2022 in addition to time-based RSUs granted in 2020, 2021, and 2022 that vested due to Mr. Greenwood’s termination on July 1, 2022. See “Note Regarding Transitions – Former CSO Transition” on page 36.

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 56

Pension Benefits
Certain of our NEOs participate in our tax-qualified, non-contributory defined benefit plans, and may participate in other retirement plans depending on whether they were previously an officer of Great Plains Energy or Westar Energy. Messrs. Campbell and Andrews are not eligible for pension benefits since they were employed after closure of the pension plans in 2014 and 2018 respectively. Accordingly, neither appears in the table below. The following table sets forth, at December 31, 2022, the present value of accumulated benefits payable to each of our NEOs under the applicable plans. Additional information about the plans and assumptions follows the table.
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Bryant	Evergy Retirement Plan	19.0	407,145	—
	KCP&L SERP	19.5	542,804	—
Mr. Caisley	Evergy Retirement Plan	15.0	358,015	—
	KCP&L SERP	15.0	362,560	—
Ms. Humphrey	Evergy Retirement Plan	15.9	437,301	—
	KCP&L SERP	15.9	533,085	—
Former Named Executive Officers
Mr. Greenwood(1)	Westar Pension Plan	30.0	1,814,790	—
	Westar Retirement Restoration Plan	30.0	1,623,734	—
(1)	The Westar Pension Plan or Retirement Restoration Plan did not require payout to Mr. Greenwood upon termination.
Evergy Retirement Plan
The Evergy Retirement Plan is a funded, tax-qualified, non-contributory defined benefit pension plan that resulted from the merger of previous standalone company plans. The Evergy Metro Plan of Benefits is for Evergy Metro non-union employees hired or rehired on or before December 31, 2013. In 2007, Evergy Metro non-union employees who participated in the plan were given a one-time election to remain in their existing Retirement Plan and 401(k) Plan (“Old Retirement Plan”) or choose a new retirement program that includes a slightly reduced benefit accrual formula under the Evergy Retirement Plan paired with an enhanced benefit under the Evergy 401(k) Plan (“Current Retirement Plan”). Mr. Bryant, Mr. Caisley, and Ms. Humphrey elected to participate in the Current Retirement Plan. Benefits under the Evergy Retirement Plan are based on the participant’s years of service and the average annual base salary over a specified period. Evergy Metro participants who elected to remain in the Old Retirement Plan and retire after they reach 65, or whose age and years of service at or after age 52 add up to 85 (the “Rule of 85”), are entitled under the Evergy Retirement Plan to a total monthly annuity for the rest of their life (a “single life” annuity) equal to 50% of their average base monthly salary for the period of 36 consecutive months in which their earnings were highest. This reflects an accrual rate of 1.67% per year, capped at 30 years of service. The 50% single life annuity will be proportionately reduced if years of credited service are less than 30. Participants may also elect to retire and receive an unreduced benefit at age 62 with at least 5 years of credited service, in which case the benefit is based on their average base monthly salary for the period of 48 consecutive months in which their earnings were highest. Participants may also elect early retirement benefits if they retire between the ages of 55 and 62; in such a case the benefit is reduced by 3% for each year that commencement precedes age 62. Participants may elect other annuity options, such as joint and survivor annuities or annuities with payments guaranteed for a period of time. The present value of each annuity option is the same; however, the monthly amounts payable under these options are less than the amount payable under the single life annuity option. Participants also may elect to receive their retirement benefits in a lump sum equal to the actuarial equivalent of a single life pension under the Evergy Metro Plan of Benefits.
Participants such as Mr. Bryant, Mr. Caisley, and Ms. Humphrey, who elected the Current Retirement Plan, retained the benefit they accrued as of December 31, 2007, under the old formula with the old early retirement reductions. Participants in the Current Retirement Plan earn a benefit equal to 1.25% of their final average base earnings (averaged over 48 consecutive months), multiplied by the years of credited service earned after 2007. There is no cap on the years of credited service that can be earned. Participants under the Current Retirement Plan may begin receiving their retirement benefit at age 55, but with a 5% per year reduction for each year before age 62. There is no Rule of 85 for post-2007 accrued benefits; however,
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 57

participants may receive post-2007 accrued benefits (subject to the 5% per year reduction if they retire at or after age 55 and before age 62) when they start receiving pre-2008 accrued benefits. Participants in the Current Retirement Plan may elect to receive their accrued benefits in the form of one of the annuities described in the preceding paragraph or in a lump sum.
The Evergy Kansas Central Plan of Benefits is for generally all of Evergy Kansas Central’s employees hired or rehired on or before May 30, 2018, including NEOs who were formally officers of Westar Energy. Mr. Greenwood is fully vested in his plan benefits.
The Evergy Kansas Central Plan of Benefits uses two formulas to calculate benefits, a final average earnings formula for union employees hired prior to January 1, 2012 and for non-union employees hired prior to January 1, 2002, and a cash balance formula for union employees hired (or re-hired) after December 31, 2011 and for non-union employees hired (or re-hired) after December 31, 2001. “Final average earnings” generally means the average annual earnings of an employee measured over the sixty (60) consecutive months that produce the highest monthly average within one hundred twenty (120) consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to RSUs and dividend and/or dividend equivalents are not included in the calculation of final average earnings. Mr. Greenwood accrued benefits calculated under the final average earnings formula.
Under the final average earnings formula, the accrued benefit for each non-union plan participant equals:
(1)
1.5% times the participant’s final average earnings plus 0.4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty (20) years; plus

(2)
0.8% times the final average earnings plus 0.4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of twenty (20) years up to a maximum of thirty-five (35) years.

Pension benefits accrued under the final average earnings formula are calculated as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with thirty-five (35) years of service. Benefits are reduced if a participant elects to receive payments before attaining such age and years of service. The Evergy Kansas Central Plan of Benefits also allows final average earning participants to elect a lump sum payment in lieu of a monthly annuity. In general, the lump sum payment is equivalent to the present value of the accrued benefit.
We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Evergy Retirement Plan in our 2022 consolidated financial statements. For each NEO we calculated the present value of their accrued pension benefit as of December 31, 2022, using a discount rate of 5.72% and use of the Pension Protection Act mortality and lump sum interest rate tables. Benefits were assumed to commence at the later of the age of such officer as of December 31, 2022, or the earliest unreduced retirement age (62) and be paid in a lump sum 90% of the time and a life annuity 10% of the time.
KCP&L SERP
The KCP&L SERP is unfunded and provides out of general assets an amount substantially equal to the difference between the amount that would have been payable under the KCP&L Pension Plan in the absence of tax laws limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the KCP&L Pension Plan. For participants under the Old Retirement Plan, it adds an additional one-third percent of highest average annual base salary for each year of credited service when the executive was eligible for supplemental benefits, up to a maximum of thirty (30) years, and also makes up the difference (if any) between using a 36-month earnings averaging period and the averaging period used for the participant’s benefits under the KCP&L Pension Plan. Participants under the Current Retirement Plan receive this same benefit; however, there is no cap on the years of credited service for benefits accrued after 2007. Participants may elect the timing of the receipt of their benefits, as well as the form of their benefits (a lump sum payment or a variety of annuity options, all of which have the same present value). Mr. Bryant elected to receive their benefits in a lump sum upon separation from service. For participants, such as Mr. Bryant, who is a “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment of benefits accrued prior to 2005 will be made, or commence, when they separate from service; payment of benefits accrued after 2004 will be made, or commence, on the first business day of the seventh calendar month following their separation from service.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 58

The present value of the accumulated benefits under the KCP&L SERP with respect to each of the participant NEOs is based on the following assumptions: retirement at the later of the age of such officer as of December 31, 2022, or age 62, full vesting of accumulated benefits, a discount rate of 5.73% and use of the Pension Protection Act mortality and lump sum interest rate tables.
Westar Restoration Plan
The Westar Restoration Plan replaces benefits lost under the Westar Pension Plan because of limitations imposed by the Internal Revenue Code on annual compensation that can be used in calculating pension benefits. Mr. Greenwood participated in the Westar Restoration Plan. Under the terms of the Westar Restoration Plan, the benefit payable will be a monthly amount that is equal to the difference between the monthly amount that is payable to the participant under the Westar Pension Plan and the monthly amount that would be payable if the Westar Pension Plan were not subject to such limitations. The amount payable under the Westar Restoration Plan will be determined in the form of a straight life annuity over the lifetime of the participant and will commence on the participant’s normal retirement date. We calculated the present value of the benefits as of December 31, 2022 using a discount rate of 5.73% and use of a Pension Protection Act mortality and lump sum interest rate tables. For this purpose, benefits were assumed to commence at the earliest unreduced retirement age (62). Mr. Greenwood departed the Company on July 1, 2022, therefore, the present value above is a lump sum value as of the date of his termination.
Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)(1)	Aggregate Balance at Last FYE ($)(4)
Mr. Campbell	—	—	—	—	—
Mr. Andrews	—	—	—	—	—
Mr. Bryant	44,100	54,629	37,302	—	702,355
Mr. Caisley	51,500	35,805	15,288	—	339,261
Ms. Humphrey	63,660	37,435	27,903	(179,747)	561,995
Former Named Executive Officer
Mr. Greenwood	229,039	17,678	103,254	(102,994)	2,017,406
(1)
The entire amount shown for each NEO is included in the 2022 salary and non-equity incentive plan compensation information shown for such person in the Summary Compensation Table. To provide consistency with the Summary Compensation Table, this table shows deferrals of compensation earned in 2022 (whether paid in 2022 or 2023). Mr. Campbell and Mr. Andrews did not participate in the Non-Qualified Deferred Compensation Plan in 2022. The amounts of 2022 salary deferred are: Mr. Bryant $44,100; Mr. Caisley $51,500; Ms. Humphrey $63,660; and Mr. Greenwood $229,039. The amounts of 2022 deferred non-equity incentive award compensation paid in 2023 are: Mr. Bryant $40,748; Mr. Caisley $38,664; Ms. Humphrey $47,793; and Mr. Greenwood $157,693. Ms. Humphrey and Mr. Greenwood received payments of their respective deferred compensation in the amounts shown.

(2)	The entire amount shown in this column for each NEO is included in the amount shown for each NEO in the “All Other Compensation” column in the Summary Compensation Table.
(3)
Only the above-market earnings are reported in the Summary Compensation Table. The above-market earnings were: Mr. Bryant, $24,379; Mr. Caisley, $9,983; Ms. Humphrey $18,115; and Mr. Greenwood, $67,309.

(4)
The following amounts reported in this column were reported as compensation to the NEOs in the Summary Compensation Table for previous years: Mr. Bryant, $154,243 (2021) and $157,090 (2020); Mr. Caisley, $125,951 (2021); Ms. Humphrey, $69,321 (2021) and $199,776 (2020); and Mr. Greenwood, $533,646 (2021) and $595,037 (2020).

Our DCP is a nonqualified and unfunded plan. It allows officers, including our NEOs, to defer the receipt of compensation. All participants can defer up to 50% of their January 1 base salary and up to 100% of awards under the AIP. In each year they participated, Mr. Bryant and Mr. Caisley received a matching contribution in an amount equal to 100% of the first 6% of the base salary and AIP deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. Mr. Greenwood received a matching contribution in an amount equal to 75% of the first 6% of the base salary, bonus and incentive pay deferred, reduced by the amount of the matching contribution made for the year to the participant’s 401(k) account. An earnings rate is applied to the deferral amounts. This rate is determined annually by the Committee and for 2022 is based on Evergy’s weighted average cost of capital. The rate was set at 6.6% for 2022 and this interest rate applies to all deferral amounts, compounded daily. Prior to rendering the services to which deferred compensation relates, participants must elect to have the deferred compensation paid either at a specified date or upon separation from service. For participants, such as our NEOs, who are “specified employees” under Internal Revenue Code Section 409A and who elect payment on separation of service, payment will be made, or commence, on or after the first business day of the seventh calendar month following their separation from service. Mr. Campbell and Mr. Andrews elected not to participate in the DCP.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 59

Potential Payments Upon Termination or Change-in-Control
In 2019, the Committee implemented change-in-control agreements that reflect current market practices. For information on why the Committee believes change-in-control agreements are necessary and in the best interests of shareholders, see “Compensation Discussion and Analysis — Summary and Analysis of Executive Compensation — Change-in-Control Severance Agreements” above.
Payments under Evergy Change-in-Control Severance Agreements
The change-in-control agreements that Evergy entered into with its officers, including its NEOs, specify the benefits payable in the event their employment is terminated within two years of a “Change-in-Control” or within a “protected period.” Generally, a “Change-in-Control” occurs if:
•	any person becomes the beneficial owner of at least 35% of our outstanding voting securities;
•	a change occurs in the majority of our Board;
•	a merger, consolidation, reorganization or similar transaction is consummated (unless our shareholders continue to hold at least 60% of the voting power of the surviving entity); or
•
a complete liquidation, complete dissolution or an agreement for the sale or disposition of substantially all of our assets occurs or is approved by our shareholders (unless our shareholders continue to hold at least 60% of the voting power after such disposition or sale).

A “protected period” starts when:
•	we enter into an agreement that, if consummated, would result in a Change-in-Control;
•	we, or another person, publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change-in-Control;
•	any person becomes the beneficial owner of 10% or more of our outstanding voting securities; or
•	our Board, or our shareholders, adopt a resolution approving any of the foregoing matters or approving a Change-in-Control.
The protected period ends when the Change-in-Control transaction is consummated, abandoned, or terminated.
Our Change-in-Control arrangements are “double trigger,” meaning that benefits are only paid if we experience a Change-in-Control and the NEO’s employment is terminated by the Company other than for “Cause” or by the NEO for “Good Reason” within two years of a Change-in-Control or protected period. “Cause” includes:
•	fraud, embezzlement or material misappropriation of any funds, confidential information or property;
•
indictment for or the conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof, or a misdemeanor involving fraud, embezzlement, theft, misappropriation or failure to be truthful;

•
any willful action or omission that (i) (a) would constitute grounds for immediate dismissal under any Evergy employment policy, (b) is a material violation of such policy and (c) in the determination of the Committee, could result in damage, liability or reputational harm to Evergy, including use of illegal drugs while on the premises of Evergy, or (ii) is a violation of sexual harassment laws or the internal sexual harassment policy of Evergy;

•	gross negligence or willful misconduct in performance of duties or in following reasonable instructions of the Board; or
•	any material breach or violation of any material provision of the restrictive covenants contained in the agreement.
An employee has “Good Reason” to terminate employment if:
•
there is any material and adverse reduction or diminution in position, authority, duties or responsibilities below the level provided at any time during the 90-day period before the “protected period;”

•	there is any reduction in annual base salary after the start of the “protected period” (unless such reduction is in connection with a company-wide reduction);
•	there is any material reduction in benefits below the level provided at any time during the 90-day period prior to the “protected period;”
•	the employee is required to be based at any office or location that is more than 70 miles from where the employee was based immediately before the start of the “protected period;” or
•	Evergy fails to require any successor to all or substantially all of the Company’s business or assets to assume expressly and agree to perform under the change-in-control agreements.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 60

The change-in-control agreements do not provide to any officer a gross-up payment in connection with any excise taxes that may be imposed on payments and benefits received by the officer. Any change-in-control benefits payable under the agreement are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the agreement, including confidentiality, non-competition, non-solicitation, non-disparagement and assistance to Evergy with respect to any disputes.
Under the change-in-control agreements, in the event of a triggering event, as described above and subject to other terms in the change-in-control agreements, an officer, including each NEO, would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of (i) two times the officer’s highest annual base salary in effect during the twelve-month period prior to the date of termination (three times for Mr. Campbell), plus (ii) two times the officer’s five-year average short-term bonus (three times for Mr. Campbell), plus (iii) the value of any unvested portion of employer contributions made on behalf of the officer under Evergy’s DCP, plus (iv) the premium cost to cover the officer and, if applicable, his or her beneficiaries under Evergy’s health and welfare plans for two years.
The following table sets forth our payment obligations under the Evergy change-in-control agreements and other compensatory plans if, following a change-in-control, we terminate a currently serving NEO without “Cause” or the NEO leaves for “Good Reason.” The table does not include amounts that are due to the currently serving NEOs, such as accrued salary and amounts due under retirement and deferred compensation plans except as noted. The amounts shown in the table assume that the termination took place on December 31, 2022. Mr. Greenwood’s employment terminated on July 1, 2022. See “Note Regarding Transitions — Former CSO Transition” on page 36 for additional information regarding payments to Mr. Greenwood upon his termination from the Company.
Potential Payments Upon Termination or Change-in-Control
Benefit(1)(2)	Mr. Campbell ($)	Mr. Andrews ($)	Mr. Bryant ($)	Mr. Caisley ($)	Ms. Humphrey ($)
Two Times Salary	—	1,435,000	1,260,000	1,030,000	1,061,000
Three Times Salary	3,090,000	—	—	—	—
Two Times Bonus	—	1,400,000(3)	1,123,488	536,282	873,520
Three Times Bonus	3,750,000(3)	—	—	—	—
Annual Bonus	1,287,500	717,500	504,000	334,750	344,825
Retirement Benefit Enhancement(4)	91,500	61,000	242,951	197,290	254,823
Performance Share (Units) Vesting(5)	7,166,028	2,349,114	2,725,624	1,323,355	1,732,400
Restricted Stock (Units) Vesting(6)	3,656,111	3,006,458	972,639	1,097,303	719,828
Health and Welfare(6)	108,565	77,710	77,117	78,819	77,698
Accrued Vacation	69,327	35,875	35,135	33,673	29,586
Total	19,219,031	9,082,657	6,940,954	4,631,472	5,093,680
(1)	The NEOs receive two times (three times for CEO) their highest annual base salary during the twelve-month period prior to the date of termination.
(2)	The NEOs receive two times (three times for CEO) their average annualized annual incentive compensation awards.
(3)
As Mr. Campbell and Mr. Andrews did not receive any bonus payout prior to 2022, it is not possible to calculate their historical average bonus for purposes of determining their cash severance benefit. Therefore the 2021 target bonus was assumed for this calculation.

(4)
For Mr. Bryant and Mr. Caisley, the amounts reflect the present value of the benefit arising from an additional two years of service credited in both the Evergy, Inc. Retirement Plan and the SERP or Retirement Restoration Plan upon a change-in-control. For Mr. Campbell and Mr. Andrews, the amounts reflect additional years of all non-elective and/or matching contributions that would have been in contributed in the applicable 401(k) Plan. Mr. Campbell receives the value of three additional years, and Mr. Andrews receives the value of two additional years.

(5)
In the event of a “change-in-control” and termination of employment without Cause or for good reason, the LTIP provides that all performance-based RSUs and performance share grants are deemed to have been fully earned. The amounts shown reflect the aggregate target number of performance-based RSUs, valued at the $62.93 closing price of our stock on December 31, 2022, plus accrued cash dividends.

(6)
In the event of a change-in-control and termination of employment without Cause or for good reason, the LTIP provides that all restrictions on restricted stock and RSU grants are removed. The amounts shown reflect the aggregate number of restricted stock (unit) grants outstanding as of December 31, 2022, plus reinvested dividends carrying the same restrictions, valued at the $62.93 closing price of our stock on December 31, 2022.

(7)
The amounts include medical, accident, disability and life insurance for two years following termination and are estimated based on the current premiums for medical coverage and premiums for private insurance coverage for the individuals, as well as for financial advisory services for one year.

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 61

Executive Severance Plan
Pursuant to our Severance Plan, Evergy’s Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer and any Vice President of Evergy who is appointed by the Evergy Board is entitled to certain benefits if the eligible officer’s employment is terminated by Evergy without Cause (as defined in the plan), other than in a situation that is governed by a change-in-control severance agreement.
Subject to the terms of the Severance Plan, if an eligible officer’s employment is terminated by Evergy without Cause, the officer would be entitled to accrued but unpaid compensation and other benefits, as well as a cash amount equal to the aggregate sum of:
•	one (or two for the Chief Executive Officer) times the officer’s annual base salary in effect on the date of termination; plus
•	one (or two for the Chief Executive Officer) times the officer’s target annual incentive award with respect to the fiscal year in which the termination occurs; plus
•	the pro rata portion of the officer’s target annual incentive award for the fiscal year in which the termination occurs, to the extent not theretofore paid; plus
•
twelve (12) (or twenty-four (24) for the Chief Executive Officer) times Evergy’s monthly COBRA premium cost to cover the officer, and if applicable his or her beneficiaries, under Evergy’s health, vision and dental plans.

In addition to the aggregate sum payment described above, an officer will vest in a pro rata portion of any outstanding time-based and performance-based long-term incentive awards (e.g., equity awards). Performance-based long-term incentive awards will only vest pro rata following completion of the applicable performance period. The officer is also eligible to receive outplacement services during the twelve-month period following termination, up to a $25,000 limit.
Any benefits payable under the Severance Plan are subject to execution of an agreement by the officer releasing claims against Evergy as well as the officer’s compliance with certain covenants contained in the severance plan, including confidentiality, non-solicitation of employees, non-disparagement, and assistance to Evergy with respect to any disputes.
Evergy may amend or terminate the Severance Plan, in whole or in part, at any time and in any way except that, without the consent of the officer, no amendment that materially reduces an officer’s rights or potential benefits under the severance plan may become effective before the 90th calendar day after such amendment or termination is approved by the administrator.
The following table sets forth our payment obligations under the Severance Plan. The table does not include amounts that are due to the NEOs, such as accrued salary and bonus and amounts due under retirement and deferred compensation plans, and also excludes the optional use of outplacement services. The amounts shown in the table assume that the termination took place on December 31, 2022.
Potential Severance Plan Payments as of December 31, 2022
Benefit	Mr. Campbell ($)	Mr. Andrews ($)	Mr. Bryant ($)	Mr. Caisley ($)	Ms. Humphrey ($)
Salary	2,060,000	717,500	630,000	515,000	530,500
Bonus	2,575,000	717,500	504,000	334,750	344,825
Performance Share (Unit) Vesting(1)	3,222,966	1,068,616	1,563,540	685,510	1,014,594
Restricted Stock (Unit) Vesting(2)	1,893,349	1,765,795	564,741	536,185	402,086
COBRA(3)	56,829	28,264	28,033	28,264	28,414
Accrued Vacation	79,231	55,192	53,308	43,577	44,888
Total	9,887,375	4,352,867	3,343,622	2,143,286	2,365,307
(1)
Under the Severance Plan, a pro-rata portion of any performance-based long-term incentive will vest following completion of the performance period. The amounts shown reflect the pro rata portion of these incentives, at target, valued at the $62.93 closing price of our stock on December 31, 2022, and excludes accrued cash dividends

(2)
Under the Severance Plan, a pro-rata portion of any time-based long-term incentive will vest. The amounts shown reflect the pro rata portion of these incentives, plus reinvested dividends carrying the same restrictions, valued at the $62.93 closing price of our stock on December 31, 2022.

(3)	The CEO is entitled to a cash amount equal to 24 months of COBRA and other currently serving NEOs are entitled to a cash amount equal to 12 months.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 62

Under the terms of Mr. Greenwood’s Release and Severance Agreement, he was eligible to receive $1,183,129 in severance pay upon his termination on July 1, 2022 which was distributed in accordance with the Severance Plan.
Retirement
Upon retirement, each NEO would receive a lump sum cash payment of all earned and unpaid salary, accrued but unused vacation, retirement benefits and deferred compensation, among other benefits. Please refer to the “Pension Benefits” section of this proxy statement for information regarding retirement benefits and the “Non-qualified Deferred Compensation” section of this proxy statement for information on deferred compensation.
RSUs granted by Evergy vest on a pro rata basis (based on actual performance in the case of performance-based RSUs) on the scheduled vesting date in the case of retirement. Retirement means an officer’s separation from service (i) after reaching age 60 and having ten years of service and (ii) the officer having provided a minimum of six-months’ advance notice of retirement.
Death or Disability
In the event of death or disability, the NEO or their beneficiary would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above.
RSUs granted by Evergy vest in full (at target in the case of performance-based RSUs) upon death or disability. NEOs or their beneficiaries are eligible for a prorated portion of AIP awards.
Resignation or Termination
In the event of resignation or termination not covered by the severance plan, the NEO would receive a lump sum cash payment of all accrued and unpaid salary, unused vacation and the retirement benefits and deferred compensation discussed above. The NEO would also be entitled to continue health insurance benefits, at his or her own cost, as mandated by COBRA, or to elect retiree medical coverage if eligible to do so. All outstanding equity and annual incentive awards would be terminated unless the Board took other action in its sole discretion.
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K of the Exchange Act, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company's pay-for-performance philosophy and how the Company aligns executive compensation with the Company's performance, refer to “Compensation Discussion and Analysis.”
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 63

Pay versus Performance Table
The following table provides information with respect to pay versus performance that depicts the relationship between compensation “actually paid” to NEOs and “financial performance” over the last three fiscal years (2022, 2021, and 2020).
							Value of initial Fixed $100 Investment based on:
Year	Summary Compensation Table Total Compensation for CEO-1 (David Campbell)(1) ($)	Compensation Actually Paid to CEO-1 (David Campbell)(4)(5) ($)	Summary Compensation Table Total Compensation for CEO-2 (Terry Bassham)(2)(6) ($)	Compensation Actually Paid to CEO-2 (Terry Bassham)(4)(5)(6) ($)	Average Summary Compensation Table Total Compensation for Other NEOs(3)(6) ($)	Average Compensation Actually Paid to Other NEOs(5) ($)	Evergy’s Cumulative TSR(7) ($)	Peer Group TSR(8) ($)	Net Income(9) ($)	Relative Total Shareholder Return Rank(10)
2022	6,888,316	5,917,556			2,330,857	1,572,392	104	120	765,000,000	14th percentile rank
2021	11,138,082	14,514,047	120,175	(2,145,521)	3,462,946	4,230,234	110	118	891,900,000	86th percentile rank
2020			8,999,456	5,338,893	2,710,599	1,873,812	88	99	630,000,000	47th percentile rank
(1)
The dollar amounts reported in this column are the amounts of total compensation reported for Mr. Campbell (CEO-1) for each corresponding year in the “Total” column of the Summary Compensation Table for each year during which he served as Chief Executive Officer. The values for Mr. Campbell shown in this column in 2021 include an inducement cash bonus and equity award, both received pursuant to his offer letter. Specifically, Mr. Campbell received an inducement cash bonus of $1,250,000 and an inducement equity award of RSAs under the LTIP valued at $3,000,000.

(2)
The dollar amounts reported in this column are the amounts of total compensation reported for Terry Bassham, Evergy’s former President and Chief Executive Officer (CEO-2), for each corresponding year in the “Total” column of the Summary Compensation Table for each year during which he served as Chief Executive Officer.

(3)
The dollar amounts reported in this column represent the average of the amounts reported for the Company's NEOs as a group (excluding the Chief Executive Officer) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) 2022: Mr. Andrews, Mr. Bryant, Mr. Caisley, Ms. Humphrey, and Mr. Greenwood; (ii) 2021: Mr. Andrews, Mr. Bryant, Mr. Caisley, Mr. Greenwood, and Tony Somma, former Executive Vice President and Chief Financial Officer; (iii) 2020: Mr. Bryant, Mr. Greenwood, Ms. Humphrey, and Mr. Somma.

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 64

(4)
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation reported in the table above for each year to determine compensation actually paid:

	2022		2021			2020
	Average Other NEOs(a)	CEO-1 (Campbell)	Average Other NEOs(b)	CEO-1 (Campbell)	CEO-2 (Bassham)(c)	Average Other NEOs	CEO-2 (Bassham)
Reported Summary Compensation Table Totals	2,330,857	6,888,316	3,462,946	11,138,082	120,175	2,710,599	8,999,456
Calculations/Adjustments
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable fiscal year (“FY”)	954,315	4,314,667	1,510,377	7,306,661	0	965,327	5,812,071
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value” and “Change in SERP” amounts Column of the Summary Compensation Table for Applicable FY	50,409	0	90,855	0	0	512,322	529,208
Increase based on ASC 718 for the Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End	781,549	4,122,554	2,117,444	9,200,902	0	640,409	3,103,464
Increase based on ASC 718 for the Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY	4,770	0	0	1,236,215	0	0	0
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End	(444,733)	(1,025,593)	347,084	0	1,271,479	(187,423)	(1,015,362)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY	(98,739)	(102,342)	3,500	0	(38,248)	17,272	230,844
Deduction based on ASC 718 Fair Value for Awards Granted during Prior FY that were Forfeited during Applicable FY	(184,311)	0	(259,629)	0	(3,533,976)	0	0
Increase for Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	55,073	349,288	48,842	245,509	35,048	42,081	191,327
Increase for Incremental Fair Value of Options/SARs Modified during Applicable FY	0	0	0	0	0	0	0
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	134,685	0	111,279	0	0	128,523	170,443
Total Adjustments per Fiscal Year	(758,765)	(970,761)	767,288	3,375,965	(2,265,697)	(836,787)	(3,660,563)
Compensation Actually Paid per Fiscal Year	1,572,392	5,917,556	4,230,234	14,514,047	(2,145,521)	1,873,812	5,338,893
(a)
The 2022 Summary Compensation Table Average Total Compensation for the Other NEOs includes the following one-time payments related to Mr. Greenwood’s CSO Transition: $1.18 million of cash severance to be paid in connection with his termination by the Company without Cause pursuant to the Executive Severance Plan.

(b)
The 2021 Summary Compensation Table Average Total Compensation for the Other NEOs includes the following one-time payments related to the CFO Transition: (i) Mr. Andrews: a cash bonus of $1.2 million and an award of RSUs valued at $2.6 million granted as an inducement to join the Company as Chief Financial Officer and to compensate him for forfeited awards at his prior employer; and (ii) Mr. Somma: a cash payment of $2.92 million in connection with his Termination without Cause after a change-in-control pursuant to the Westar Energy amended and restated change in control agreement.

(c)
The 2021 Compensation Actually Paid to Mr. Bassham reflects the forfeiture of nearly forty-percent of his 2019 RSU grants and over seventy-percent of his 2020 RSU grants in connection with his retirement on January 4, 2021, in accordance with the terms of the applicable award agreements.

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 65

(5)
The dollar amounts reported in these columns represent the amount of “compensation actually paid” to our Chief Executive Officer and the average amount of “compensation actually paid” to our NEOs as a group (excluding our Chief Executive Officer) in each applicable year, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our Chief Executive Officer or other NEOs during the applicable year. Refer to the table above entitled “Calculation of Compensation Actually Paid” for the adjustments made to the total compensation reported for each year to determine the compensation actually paid as reported in accordance with the requirements of Item 402(v) of Regulation S-K. Assumptions made in the valuation of performance-based RSUs that vest based on Evergy’s relative TSR reflected in the calculation of Compensation Actually Paid are as follows:

	Fair Value at 12/31/2020
	Expected Stock Price Volatility	Dividend Yield	Risk-Free Interest Rate
2019 grant	49%	3.86%	0.10%
2020 grant	36%	3.86%	0.13%
	Fair Value at 12/31/2021
	Expected Stock Price Volatility	Dividend Yield	Risk-Free Interest Rate
2020 grant	18%	3.34%	0.39%
2021 grant	37%	3.34%	0.73%
	Fair Value at 12/31/2022
	Expected Stock Price Volatility	Dividend Yield	Risk-Free Interest Rate
2021 grant	23%	3.90%	4.68%
2022 grant	21%	3.90%	4.35%
(6)
The 2021 Summary Compensation Table amounts for Mr. Bassham and Mr. Somma include the change in pension value and above market earnings on deferred compensation which were not included in the Summary Compensation Table previously.

(7)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.

(8)
Represents the weighted peer group TSR, weighted according to the respective companies' stock market capitalization at the beginning of each period for which a return is indicated. The peer group used in this measurement is the S&P 500 Electric Utility Index.

(9)	The dollar amounts reported represent the amount of net income reflected in the Company's audited financial statements for the applicable year.
(10)	The Company Selected Measure represents the percentile rank of the Company’s TSR relative to the companies included in the EEI Index for each fiscal year.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 66

Financial Performance Measures
As described in more detail in “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay for performance philosophy. The metrics that the Company uses for both AIP and LTIP awards are selected to support achievement of our business strategy without encouraging excessive risk-taking. Pay for performance is one of the primary objectives of our compensation program. The most important financial measures used by the Company to link executive compensation actually paid to the Company's NEOs, for the most recently completed fiscal year, to the Company's performance are as follows:
•	TSR versus companies in the EEI Index
•	Adjusted EPS
•	Adjusted NFOM (Non-Fuel Operating and Maintenance Expense for Incentive Compensation)
•	Three Year Cumulative Adjusted EPS
In addition, the Company considers additional non-financial measures, including those relating to safety, operations, customer experience, environmental factors, and DE&I. These measures are intended to support our short- and long-term strategic plans and align with the creation of shareholder value. See “Compensation Discussion and Analysis” for a description of these measures.
Analysis of Pay versus Performance Table
As described in more detail in the section “Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a pay for performance philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table above. Further, the Company generally seeks to incentivize long-term performance and, therefore, does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing a graphical description below of the following “Pay vs. Performance” relationships over each of the years shown in the Pay versus Performance Table:
1.	The following graph compares the CEOs’ and average other NEOs’ compensation actually paid versus the Company’s cumulative TSR.

Compensation Actually Paid vs. Cumulative TSR
$14,514,047
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
-$2,000,000
Compensation
$300
$250
$200
$150
$100
$50
$0
-$50
-$100
Value of initial Fixed $100 Investment
FY 2020
FY 2021
FY 2022
Compensation Actually Paid to CEO -1
Compensation Actually Paid to CEO - 2
Compensation Actually Paid to Other NEOs
Cumulative TSR
Peer Group TSR

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 67

2.	The following graph compares the Company’s TSR versus the peer group’s cumulative TSR.

3.	The following graph compares the CEOs’ and average other NEOs’ compensation actually paid versus the Company’s net income.

Compensation Actually Paid vs. Net Income
$14,514,047
Compensation
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
-$2,000,000
Net income in Millions
$1,150
$900
$750
$600
$450
$300
$150
FY 2020
FY 2021
FY 2022
Compensation Actually Paid to CEO -1
Compensation Actually Paid to CEO - 2
Compensation Actually Paid to Other NEOs
Net Income

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 68

4.	The following graph compares the CEOs’ and average other NEOs’ compensation actually paid versus the Company’s Relative TSR Rank (Company selected measure).

Compensation Actually Paid vs. Relative TSR Rank
$14,514,047
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
-$1,000,000
-$2,000,000
Compensation
100th
80th
60th
45th
30th
15th
0
Percentile Rank
FY 2020
FY 2021
FY 2022
Compensation Actually Paid to CEO -1
Compensation Actually Paid to CEO -2
Compensation Actually Paid to Other NEOs
Relative TSR Rank

Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 69

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K of the Exchange Act, we determined the ratio of the annual total compensation of our CEO compared to the annual total compensation of our median employee.
To identify the median employee, we compiled a list of all employees who were employed full-time, part-time or seasonally on October 1, 2022.
We reviewed annual total cash compensation for each employee on the list as of December 31, 2022 to identify the “median employee.” Annual total cash compensation included, among other items, earned wages, overtime, short-term incentive and recognition payments, as applicable.
Our “median employee” is a union employee with an annual base salary of $105,557 for 2022, and annual total compensation, calculated in the same manner as is done for Mr. Campbell, of $126,186 for 2022. The calculation for annual total compensation does not represent the amount of cash compensation realized by our median employee in 2022 and does not represent the amount of compensation that the employee will receive. Rather, SEC rules require that we include in this amount any change in the present value of estimated accrued pension benefits, even though no pension benefits were paid to or received by the median employee during 2022. Year-over-year changes in pension value are driven by two primary factors: additional service/benefit accruals (which increases the value) and changes in actuarial pension assumptions.
Mr. Campbell had total annual compensation of $6,888,316 for 2022 as reflected in the Summary Compensation Table. As a result, for 2022, we estimate that the ratio of Mr. Campbell’s total annual compensation to that of our median employee was approximately 55:1.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for Evergy, as other companies have different employee populations and compensation practices and may utilize different methodologies, estimates and assumptions in calculating their pay ratios.
Executive Compensation | Executive Compensation Tables | Evergy 2023 Proxy Statement 70

Proposal 3		Ratification of the Appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2023.
	☑	The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP for 2023.
Deloitte & Touche LLP (“Deloitte & Touche”) has acted as the independent registered public accounting firm for Evergy and its predecessor companies since 2002. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit our financial statements. The Audit Committee has selected Deloitte & Touche as our independent registered public accounting firm for 2023 and has directed that management submit such selection to shareholders for ratification at the 2023 Annual Meeting.
Shareholder ratification of the selection of Deloitte & Touche as our independent registered public accounting firm is not required by our By-laws or otherwise. However, we are submitting the selection of Deloitte & Touche to the shareholders for ratification as a matter of good corporate governance. If our shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Representatives from Deloitte & Touche are expected to be present at the 2023 Annual Meeting, with the opportunity to make statements if they wish to do so, and are expected to be available to respond to appropriate questions.
Information Regarding Audit Matters
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for Evergy and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service. The Audit Committee, as well, may specifically approve audit, audit-related, tax or other services on a case-by-case basis. Pre-approval is generally provided for up to one year unless the Audit Committee specifically provides for a different period. Evergy provides quarterly updates to the Audit Committee regarding actual fees spent with respect to pre-approved services. The Chair of the Audit Committee may pre-approve audit, audit-related, tax and other services provided by the independent registered public accounting firm as required between meetings and report such pre-approval at the next Audit Committee meeting.
Fees Paid to Deloitte & Touche
The following table sets forth the aggregate fees billed by Deloitte & Touche for audit services rendered in connection with the consolidated financial statements and reports for 2022 and 2021, and for other services rendered during 2022 and 2021 to Evergy and its subsidiaries. All such services were pre-approved by the Audit Committee. Out-of-pocket costs incurred in connection with these services are also shown.
Fee Category	2022	2021
Audit Fees	$ 4,318,000	$ 4,107,300
Audit-Related Fees	$76,854	$152,202
Tax Fees	$68,434	$128,166
All Other Fees	$3,790	$1,895
Total Fees:	$4,467,078	$4,389,563
Proposal 3 - Ratification of Appointment of Deloitte & Touche LLP | Executive Compensation Tables | Evergy 2023 Proxy Statement 71

Audit Fees: Consist of fees billed for professional services rendered for the audits of the annual consolidated financial statements and reviews of the interim condensed consolidated financial statements included in quarterly reports. Audit fees also include: services provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements; audit reports on the effectiveness of internal control over financial reporting and other attest services, except those not required by statute or regulation; services related to filings with the SEC, including comfort letters, consents and assistance with and review of documents filed with the SEC; and accounting research in support of the audit.
Audit-Related Fees: Consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of consolidated financial statements of the Company and are not reported under “Audit Fees.” These services include consultation concerning financial accounting and reporting standards.
Tax Fees: Consist of fees billed for tax compliance and related support of tax returns and other tax services, including assistance with tax audits, and tax research and planning.
All Other Fees: Consist of subscription fees for an accounting research tool.
Rotation of Lead Audit Partner: The Deloitte & Touche lead audit partner for the Company rotates every five years.
Proposal 3 - Ratification of Appointment of Deloitte & Touche LLP | Executive Compensation Tables | Evergy 2023 Proxy Statement 72

Audit Committee Report
The Audit Committee is currently comprised of four independent directors. Each member has the accounting or related financial management experience required under the Nasdaq listing standards. Our Board has determined that all four members of the Committee possess the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and have designated Mr. Keglevic, Mr. Hyde, Ms. Murtlow, and Mr. Soderstrom as those experts. The Audit Committee operates under a written charter that was last amended on December 14, 2022. A copy of the Audit Committee’s charter is available from the Company’s Corporate Secretary and made available on the Company’s website at investors.evergy.com. As required by the charter, the Audit Committee periodically reviews the charter and recommends any changes to the Board for approval.
Under the Audit Committee’s charter, the Audit Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Audit Committee also periodically reviews and discusses the Company’s policies, processes and frameworks with respect to risk assessment and risk management, and oversees the Company’s internal audit function. The Audit Committee also has the responsibility to review the qualifications, independence, and performance of the Company’s independent registered public accounting firm. The Audit Committee oversees the engagement of the independent registered public accounting firm, including fees. The Audit Committee has adopted policies and procedures for the pre-approval of all audit services, audit-related services, tax services and other services to be provided by the independent registered public accounting firm for the Company and its subsidiaries. Under these policies and procedures, the Audit Committee may pre-approve certain types of services, up to the aggregate fee levels it sets. Any proposed service within a pre-approved type of service that would cause the applicable fee level to be exceeded cannot be provided unless the Audit Committee either amends the applicable fee level or specifically approves the proposed service.
The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”). During 2022, the Company’s independent registered public accounting firm was Deloitte & Touche LLP. Deloitte & Touche has acted as the independent registered public accounting firm for the Company and the Company’s predecessors since 2002.
In performing its functions, the Audit Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Audit Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the PCAOB.
In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee’s activities in 2022 included the following:
•
reviewed and discussed the audited financial statements and the report on internal control over financial reporting with management, the Company’s chief audit executive and Deloitte & Touche, including a discussion of the reasonableness of critical accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function;

•	discussed with Deloitte & Touche the matters required to be discussed by SEC regulations and by the applicable standards adopted by the PCAOB; and
•
received the written disclosures and the letter from Deloitte & Touche required by applicable requirements of the PCAOB regarding Deloitte & Touche’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche its independence from management and the Company and its subsidiaries.

Audit Committee Report | Evergy 2023 Proxy Statement 73

During 2022 at each of its regularly scheduled meetings, the Audit Committee met in separate private sessions with either the chief executive officer or the senior members of the Company’s financial management team, the Company’s chief audit executive, and the Company’s independent registered public accounting firm. An executive session with only the members of the Audit Committee in attendance was also held at each of these meetings. The Committee’s agenda is established by the Audit Committee’s chair, in consultation with the Company’s corporate secretary.
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, for filing with the SEC.
Audit Committee

Paul M. Keglevic, Chair Thomas D. Hyde Ann D. Murtlow S. Carl Soderstrom Jr.
February 22, 2023
Audit Committee Report | Evergy 2023 Proxy Statement 74

Security Ownership of Directors, Management and Beneficial Owners
The following table shows, as of March 7, 2023, beneficial ownership of Company common stock by (i) each NEO, (ii) each director and director nominee, (iii) all directors and executive officers as a group, and (iv) each shareholder who the Company knows is a beneficial owner of more than 5% of the outstanding shares of the Company’s common stock (based on SEC filings). We have no knowledge of any person (as defined by the SEC) who owns beneficially more than 5% of our common stock, except as described below. Except as noted below, we believe that the persons listed have sole voting and investment power with respect to the securities listed. The address for each person listed is Evergy, Inc., 1200 Main, Kansas City, MO 64105.
Security Ownership of Directors and Executive Officers
Name	Beneficially Owned Shares (#)	Share Equivalents to be Settled in Stock (#)	Total Share Interest (#)	Percent Of Class (%)
Named Executive Officers
David A. Campbell	55,436(1)	59,495(3)	114,931(3)	*
Kirkland B. Andrews	43,436(2)	36,694(3)	80,130(3)	*
Kevin E. Bryant	55,493	17,017(3)	72,510(3)	*
Charles A. Caisley	29,247(4)	19,576(3)	48,823(3)	*
Heather A. Humphrey	67,554	12,012(3)	79,566(3)	*
Greg A. Greenwood	43,483	—	43,483(3)(8)	*
Directors and Nominees
Thomas D. Hyde	3,173	34,969(5)	38,142	*
B. Anthony Isaac	47,277	—	47,277	*
Paul M. Keglevic	—	7,546(5)	7,546	*
Mary L. Landrieu	2,857	2,323(5)	5,180	*
Sandra A.J. Lawrence	480	65,658(5)	66,138	*
Ann D. Murtlow	3,302	19,614(5)	22,916	*
Sandra J. Price	—	16,842(5)	16,842	*
Mark A. Ruelle	98,898(6)	17,681(5)	116,579	*
James Scarola	2,152	—	2,152	*
S. Carl Soderstrom Jr.	21,788	—	21,788	*
C. John Wilder	6,607,473(7)	9,460(5)	6,616,933	*
All Evergy Directors and Executive Officers as a Group (19 persons)				*
*	Less than one percent.
(1)	Amount includes 18,018 shares of RSUs that will vest on December 31, 2023 and 10,000 and 7,850 shares of directly held common stock purchased on March 3, 2021 and September 23, 2021, respectively.
(2)	Amount includes 10,000 and 7,875 shares of directly held common stock purchased on March 3, 2021 and September 23, 2021, respectively.
(3)	Amounts reflect RSUs that settle in shares upon vesting.
(4)	Includes 419 and 60 shares of Evergy common stock held indirectly through ownership of spouse and child, respectively.
(5)
Includes equity that was deferred pursuant to a non-employee director deferred compensation plan that will settle in stock on a 1-for-1 basis and be distributed following termination of service on the Board pursuant to elections made by the director.

(6)	Includes 18,317 shares of Evergy common stock held indirectly through living trust of spouse.
(7)
Includes 130,887 shares of Evergy common stock owned by Mr. Wilder directly. Also includes 2,269,447 shares of Evergy common stock and a warrant to purchase 3,950,000 shares of Evergy common stock, in each case owned by BEP Special Situations V LLC. Mr. Wilder may be deemed to beneficially own such shares as he is the manager of Bluescape Resources GP Holdings LLC, which is the managing member of Bluescape Energy Partners IV GP LLC (“Main Fund”), and Main Fund is acting as the manager of BEP Special Situations V LLC. Mr. Wilder disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(8)	To the Company’s knowledge. The amount of shares shown held by Mr. Greenwood is as of the date of his termination.
Security Ownership | Evergy 2023 Proxy Statement 75

Security Ownership of Certain Beneficial Owners
Name and Address	Beneficial Ownership of Common Stock (Based on Schedule 13G/A Filing)	Percentage of Class (%)(4)
Vanguard Group(1) 100 Vanguard Blvd. Malvern, PA 19355	29,243,403	12.7%
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	18,736,351	8.2%
State Street Corporation(3) State Street Financial Center 1 Lincoln Street Boston, MA 02111	14,278,985	6.2%
(1)
Based on information provided in Schedule 13G/A filed by The Vanguard Group (“Vanguard”) and its affiliated reporting persons on February 9, 2023. The Vanguard Schedule 13G/A states that as of December 30, 2022, the reporting persons collectively held sole voting power with respect to 0 shares, shared voting power with respect to 410,246 shares, sole dispositive power with respect to 28,206,888 shares, shared dispositive power with respect to 1,036,515 shares and an aggregate beneficial ownership of 29,243,403 shares.

(2)
Based on information provided in Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) and its affiliated reporting persons on February 3, 2023. The BlackRock Schedule 13G/A states that as of December 31, 2022, the reporting persons collectively held sole voting power with respect to 17,212,864 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 18,736,351 shares, shared dispositive power with respect to 0 shares and an aggregate beneficial ownership of 18,736,351 shares.

(3)
Based on information provided in Schedule 13G/A filed by State Street Corporation (“State Street”) and its affiliated reporting persons on February 11, 2023. The State Street Schedule 13G/A states that as of December 31, 2022, the reporting persons collectively held sole voting power with respect to 0 shares, shared voting power with respect to 12,299,244 shares, sold dispositive power with respect to 0 shares, shared dispositive power with respect to 14,250,821 shares and an aggregate beneficial ownership of 14,278,985 shares.

(4)	The percentage is based on approximately 229,583,134 shares of our common stock outstanding as of March 3, 2023.
Security Ownership | Evergy 2023 Proxy Statement 76

Frequently Asked Questions
What is a proxy? What is a proxy statement?
A proxy is the person that you legally designate to vote your common stock. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. A proxy statement is a document that SEC rules require that we make available when we ask you to vote your common stock at, or provide a proxy for, an annual meeting of shareholders.
Why did you provide me this proxy statement?
We provided you this proxy statement because you were a holder of our common stock as of the close of business on March 1, 2023 (the “Record Date”), and our Board is soliciting your proxy to vote at the 2023 Annual Meeting. We mailed to many of our shareholders a notice regarding the internet availability of proxy materials (the “Notice”) and elected to provide those shareholders access to this notice of annual meeting and proxy statement and our 2022 Annual Report electronically via the internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request a printed copy. The Notice explains how to access the proxy statement and our 2022 Annual Report and how to vote. If you would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice.
What will I be voting on and how does the Board recommend that I vote on these matters?
The Board recommends that you vote as follows for the proposals identified below:
☑ FOR	The election of the 11 nominees named in this proxy statement as directors
☑ FOR	An advisory non-binding resolution approving the 2022 compensation of our named executive officers as disclosed in the proxy statement (a “say on pay resolution”)
☑ FOR	The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023
Who is entitled to vote on these matters?
You are entitled to vote if you owned our common stock as of the close of business on the Record Date. On that day, 229,583,134 shares of our common stock were outstanding and eligible to be voted. Shares held by us in our treasury account are not considered to be outstanding and will not be considered present or voted at the annual meeting. Each share of common stock is entitled to one vote.
A quorum is required to conduct business at the annual meeting. A quorum exists when a majority of the shares of common stock that are outstanding and entitled to vote at the meeting are represented in person or by proxy. If no quorum exists at the start of the annual meeting, the meeting may be adjourned to solicit additional proxies in order to achieve a quorum. Abstentions or withhold votes and broker non-votes will be counted to determine whether there is a quorum present.
What is the difference between a shareholder of record and a “street name” holder?
If your shares are registered directly in your name with Computershare Trust Company, N.A., our transfer agent, you are a “shareholder of record,” or “registered holder,” with respect to those shares.
If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of those shares, and your shares are held in “street name.”
How many votes are needed to elect the director nominees?
We have a majority voting standard so that, in an uncontested election, a director nominee is elected to the Board only if the number of shares voted “for” a director nominee exceeds 50% of the number of votes cast with respect to that director nominee. Votes cast for a director nominee will include a shareholder’s direction to withhold authority but will exclude abstentions. An election is considered “contested” when a shareholder solicits proxies to elect individuals nominated by the shareholder to our Board. In a contested election, director nominees are elected by a plurality of the votes cast, rather than a majority of the votes cast.
Frequently Asked Questions | Evergy 2023 Proxy Statement 77

Prior to being nominated, each incumbent director nominee is required to deliver to our Corporate Secretary an irrevocable letter of resignation that will take effect if the nominee fails to receive the vote required for election. If a standing director is not re-elected, our Nominating, Governance, and Sustainability Committee will recommend to the Board whether to accept or reject the resignation. The Board will publicly disclose its decision regarding the resignation following certification of the voting results.
Cumulative voting is not allowed with respect to the election of our directors. Your broker is not permitted to vote your shares on this matter if no instructions are received from you.
How many votes are needed to approve the say on pay resolution?
The say on pay resolution is advisory and is not binding on the Company, the Board or the Compensation and Leadership Development Committee. The Compensation and Leadership Development Committee will, however, consider the outcome of the vote on this resolution when making future executive compensation decisions. The affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter is required to approve (on a non-binding advisory basis) the say on pay resolution. Abstentions will have the same effect as votes against the proposal. Your broker is not entitled to vote your shares on this matter if no instructions are received from you.
How many votes are needed to ratify the appointment of Deloitte & Touche?
Ratification requires the affirmative vote of the holders of a majority of shares present in person or by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have the same effect as votes against ratification. Shareholder ratification of the appointment is not required, but your views are important to the Audit Committee and the Board. If shareholders do not ratify the appointment, our Audit Committee will reconsider the appointment. Even if the appointment is ratified, our Audit Committee in its discretion may direct the appointment of a different registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company and our shareholders. Your broker is entitled to vote your shares on this matter if no instructions are received from you.
Who can attend the 2023 Annual Meeting?
Shareholders of record may attend the 2023 Annual Meeting, which we are conducting “virtually” via a live audio webcast and using online shareholder tools. We are holding the 2023 Annual Meeting virtually, as we believe that hosting a virtual meeting enables greater shareholder attendance and participation. This format empowers shareholders to participate from any location, at no cost to shareholders. We have designed the virtual format to enhance shareholder access and to ensure that our shareholders who attend the virtual 2023 Annual Meeting will be afforded comparable rights and opportunities to participate as they would at an in-person meeting.
•
We encourage questions. Shareholders may submit a question online during the 2023 Annual Meeting, following the instructions below. During the 2023 Annual Meeting, we will answer as many shareholder questions as time permits.

•
We believe in transparency. Following the 2023 Annual Meeting, we will post to our investor relations website a replay and a transcript of the 2023 Annual Meeting (including the question and answer session), as well as final voting results. In addition, a list of shareholders entitled to vote at the 2023 Annual Meeting will be made available during the meeting at the website referenced below.

•	We facilitate your participation. We will offer live technical support for all shareholders during the 2023 Annual Meeting.
How do shareholders attend the 2023 Annual Meeting?
•	Attend the 2023 Annual Meeting online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/EVRG2023.
•	The 2023 Annual Meeting will begin at 10:00 a.m. Central Daylight Time, with log-in beginning at 9:45 a.m. on May 2, 2023.
•
Shareholders will need to use the 16-digit control number on their notice of internet availability, proxy card or voting instruction form, or in the instructions received via email in order to log into www.virtualshareholdermeeting.com/EVRG2023.

Frequently Asked Questions | Evergy 2023 Proxy Statement 78

•
We encourage you to access the 2023 Annual Meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:45 a.m. Central Daylight Time on May 2, 2023. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log-in page. Please note that if you do not have your control number and you are a registered owner, operators will be able to provide your control number to you. However, if you are a beneficial owner (and thus hold your shares in an account at a bank, broker or other holder of record), you will need to contact that bank, broker or other holder of record to obtain your control number prior to the 2023 Annual Meeting.

Voting During the Meeting
Shareholders should follow the instructions at www.virtualshareholdermeeting.com/EVRG2023 to vote during the 2023 Annual Meeting. Voting online during the meeting will replace any previous votes you submitted via telephone, internet or mail prior to the meeting.
May I ask questions?
Yes. We will answer your questions at the end of the 2023 Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions, so that more shareholders will have an opportunity to ask questions. You may submit questions ahead of the meeting at investors.evergy.com/contact-us, and during the 2023 Annual Meeting at www.virtualshareholdermeeting.com/EVRG2023. During the 2023 Annual Meeting we will answer as many shareholder questions as time reasonably permits.
When will the 2024 annual meeting be held?
Our By-laws provide that the annual meeting of shareholders will be held on the first Tuesday of May. Therefore, the 2024 annual meeting will be held on May 7, 2024, unless changed by the Board.
How can I propose someone to be a nominee for election to the Board?
The Nominating, Governance, and Sustainability Committee of the Board will consider candidates for director suggested by shareholders, using the process described in the “Director Nominating Process” section on page 18.
How can I nominate a director or submit a proposal for the 2024 annual meeting?
Business Proposals for Inclusion in Next Year’s Proxy Statement (Rule 14a-8): SEC rules permit shareholders to submit proposals for inclusion in our proxy statement if the shareholder and the proposal meet the requirements specified in Rule 14a-8 of the Exchange Act. To be considered for inclusion in our proxy statement for the 2024 annual meeting, we must receive notice of the proposal on or before November 23, 2023. Shareholder proposals should be addressed to: Evergy, Inc., 1200 Main Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.
Director Nominees for Inclusion in the 2024 Proxy Statement (Proxy Access): Our By-Laws permit an eligible shareholder, or a group of up to 20 eligible shareholders, who have continuously owned at least 3% of our outstanding shares for at least three years as of the date the shareholder(s) notify us of the intent to utilize our “proxy access” By-law provision. “Proxy access” can be used to nominate up to 25% of the total number of directors who are members of the Board as of the date that the shareholder(s) notify us of the intent to utilize “proxy access.” Director nominations submitted under this By-law provision must be delivered to us no earlier than January 3, 2024, and no later than February 2, 2024. Your notice must comply with the requirements in our By-laws. Consistent with standard market practice, proxy access is only available to eligible shareholders who acquired our shares in the ordinary course of business and not with the intent to change or influence control at Evergy, and who do not presently have such intent.
Director Nominees and Other Business Proposals for Consideration at Next Year’s Annual Meeting: Our By-laws also set forth the procedures that a shareholder must follow to nominate a candidate for election as a director or to propose other business for consideration at shareholder meetings, in each case, not submitted for inclusion in the 2024 proxy statement (either under proxy access or Rule 14a-8), but instead to be presented directly at shareholder meetings. In each case, director nominations or proposals for other business for consideration at the 2024 annual meeting submitted under these By-law provisions must be delivered to us no earlier than January 3, 2024, and no later than February 2, 2024, in order to be raised at the 2024 annual meeting. The notice regarding the director nomination or proposal must comply with the requirements in our By-laws.
Frequently Asked Questions | Evergy 2023 Proxy Statement 79

How can I vote?
If you were a shareholder of record on the Record Date, you may:
•	vote via the internet by following the voting instructions on the proxy card or Notice;
•	vote by calling the toll-free number on the proxy card or Notice;
•	vote by completing and returning your proxy card in the enclosed envelope; or
•	vote during the virtual shareholder meeting.
We encourage you to vote as soon as possible even if you plan to attend the meeting. Voting through the internet or by the toll-free telephone number saves time and postage costs.
If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares.
What if I do not specify a choice for a matter when returning a proxy?
If a properly signed proxy is returned by a shareholder of record without shareholder directions by the close of voting, the shares will be voted as recommended by the Board.
What shares are included on the proxy card?
You may receive more than one proxy card or Notice depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Dividend Reinvestment and Direct Stock Purchase Plan, or our 401(k) savings plan, and the account names are exactly the same on each, you will receive one proxy card or Notice for all shares of common stock held in or credited to your accounts as of the Record Date. If the names on your accounts are different, you will receive more than one proxy card or Notice. We encourage you to have all accounts registered in the same name and address whenever possible.
For shareholders in our 401(k) savings plan, the proxy card or Notice covers all shares for which the shareholder has the right to give voting instructions to Empower Retirement, trustee of that plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 p.m. on April 27, 2023, your shares will not be voted.
Any shares that you own in street name are not included in the total number of shares that are listed on your proxy card. Your broker or other nominee will send you directions on how to vote shares held in street name.
You should complete and return all proxy cards and all voting instruction cards delivered to you to vote all shares owned by you.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time before the close of voting by written notice to the Corporate Secretary; submission of a proxy bearing a later date; or casting your vote online during the annual meeting.
If your shares are held in street name, you must contact your broker or other nominee to change your vote or revoke your proxy.
Will my shares held in street name be voted if I do not provide instructions?
New York Stock Exchange Rule 452* allows brokers, banks, and other nominees to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The ratification of the appointment of Deloitte & Touche is considered a “routine” matter on which your broker, bank or other nominee can vote your shares without your instructions. The proposals relating to the election of directors, and the say on pay resolution are not “routine” proposals. Therefore, if you do not instruct your broker, bank, and other nominee how to vote, your shares will not be voted on those proposals, which is referred to as “broker non-votes.” Therefore, it is important street name holders provide voting instructions to their brokers, banks, and other nominees. Broker non-votes will have no effect on the results of the election of directors or the say on pay resolution.
*NYSE Rule 452 is applicable to all brokers, banks, or other nominees registered with the NYSE and, accordingly, applies to the voting of all shares held in a customer’s account on such customer’s behalf, including shares of a Nasdaq listed company.
Frequently Asked Questions | Evergy 2023 Proxy Statement 80

Is my vote confidential?
We have a policy of voting confidentiality. Your vote will not be disclosed to the Board or our management, except as may be required by law and in other limited circumstances.
Who pays for soliciting proxies for the annual meeting?
We will pay the costs of this solicitation. Proxies may be solicited in person, through the mail, by telephone, facsimile, e-mail or other electronic means by our directors, officers, and employees without additional compensation.
We have retained Innisfree M&A Incorporated to assist us in the solicitation of votes for a fee of $17,500 plus a charge of $5.50 per holder for telephone solicitations and reimbursement of reasonable out-of-pocket expenses. We will also reimburse brokers, banks, nominees, and fiduciaries for their costs in sending proxy materials to holders of our shares.
Are you “householding” for your shareholders with the same address?
Yes. Shareholders of record who receive printed copies of proxy materials and share the same last name and household mailing address with multiple accounts will receive a single copy of our proxy materials unless we are instructed otherwise. Each such registered shareholder will continue to receive a separate proxy card. Any shareholder who would like to receive separate copies of our proxy materials, or who received multiple copies and would like to receive combined mailings, may call us at 1-800-245-5275, or write us at Evergy, Inc., Attn: Investor Relations, P.O. Box 418679, Kansas City, Missouri 64141-9679. Shareholders who hold their shares in street name should contact their broker or other nominee regarding combined mailings.
Can I elect electronic delivery of annual shareholder reports, proxy statements and proxy cards?
Yes. You can elect to receive future annual shareholder reports, proxy statements and proxy cards electronically via the internet. To sign up for electronic delivery, please follow the instructions on the proxy card or the Notice to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
Frequently Asked Questions | Evergy 2023 Proxy Statement 81

Appendix A
GAAP to Non-GAAP Financial Metric Reconciliation
Adjusted Earnings and Adjusted Earnings Per Share
Effective in the third quarter of 2022, the calculation of adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP) excludes the revenues collected from customers for the return on investment of the retired Sibley Station in the current period and the 2022 deferral of the cumulative amount of revenues collected since December 2018 to be refunded to customers. Effective in the fourth quarter of 2022, the calculation of adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP) excludes the transmission revenues collected from customers in the current period and the 2022 deferral of the cumulative amount of transmission revenues collected since 2018 through Evergy Kansas Central's transmission formula rate to be refunded to customers as a result of a December 2022 Federal Energy Regulatory Commission order. Management believes that this is a representative measure of Evergy's recurring earnings, assists in the comparability of results and is consistent with how management reviews performance. Evergy's adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP) for 2021 have been recast, as applicable, to conform to the current year presentation.
Adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP) exclude (i) the income or costs resulting from non-regulated energy marketing margins related to a February 2021 winter weather event; (ii) gains or losses related to equity investments subject to a restriction on sale; (iii) the revenues collected from customers for the return on investment of the retired Sibley Station in the current period and the 2022 deferral of the cumulative amount of revenues collected since December 2018 for future refunds to customers; (iv) the estimated impairment loss on Sibley Unit 3 and other regulatory disallowances; (v) the mark-to-market impacts of economic hedges related to Evergy Kansas Central's non-regulated 8% ownership share of Jeffrey Energy Center; (vi) the transmission revenues collected from customers through Evergy Kansas Central's transmission formula rate to be refunded to customers in accordance with a December 2022 Federal Energy Regulatory Commission order; and (vii) costs resulting from executive transition, severance, advisor expenses, and COVID-19 vaccine incentives. This information is intended to aid an investor’s overall understanding of results. Management believes that adjusted earnings (non-GAAP) provides a meaningful basis for evaluating Evergy’s operations across periods because it excludes certain items that management does not believe are indicative of Evergy’s ongoing performance or that can create period to period earnings volatility. Adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP) are used internally to measure performance against budget and in reports for management and the Board. Adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP) are financial measures that are not calculated in accordance with GAAP and may not be comparable to other companies’ presentations or more useful than the GAAP information provided elsewhere in this report. The following table provides a reconciliation between net income attributable to Evergy, Inc. and diluted earnings per common share as determined in accordance with GAAP and adjusted earnings (non-GAAP) and adjusted EPS (non-GAAP).
Appendix A | Evergy 2023 Proxy Statement A-1

	Earnings (Loss)	Earnings (Loss) per Diluted Share	Earnings (Loss)	Earnings (Loss) per Diluted Share
Year Ended December 31	2022		2021
	(millions, except per share amounts)
Net income attributable to Evergy, Inc.	$752.7	$3.27	$879.7	$3.83
Non-GAAP reconciling items:
Non-regulated energy marketing margin related to a February 2021 winter weather event, pre-tax(a)	2.1	0.01	(94.5)	(0.41)
Sibley Station return on investment, pre-tax(b)	51.4	0.22	(12.4)	(0.05)
Mark-to-market impact of Jeffrey Energy Center economic hedges, pre-tax(c)	(11.2)	(0.05)
Non-regulated energy marketing costs related to a February 2021 winter weather event, pre-tax(d)	1.3	0.01	7.9	0.03
Executive transition costs, pre-tax(e)	2.2	0.01	10.8	0.05
Severance costs, pre-tax(f)	2.3	0.01	2.8	0.01
Advisor expenses, pre-tax(g)	5.4	0.02	11.6	0.05
COVID-19 vaccine incentive, pre-tax(h)	—	—	1.2	0.01
Sibley impairment loss and other regulatory disallowances, pre-tax(i)	34.9	0.15	—	—
Restricted equity investment losses (gains), pre-tax(j)	16.3	0.07	(27.7)	(0.12)
Transmission formula rate refund, pre-tax(k)	25.0	0.11	(9.9)	(0.05)
Income tax expense (benefit)(l)	(28.6)	(0.12)	25.7	0.11
Adjusted earnings (non-GAAP)	$853.8	$3.71	$795.2	$3.46
(a)	Reflects non-regulated energy marketing margins related to the February 2021 winter weather event that are included in operating revenues on the consolidated statements of comprehensive income.
(b)
Reflects revenues collected from customers for the return on investment of the retired Sibley Station in the current period and the 2022 deferral of the cumulative amount of revenues collected since December 2018 that are included in operating revenues on the consolidated statements of comprehensive income.

(c)
Reflects mark to market gains or losses related to forward contracts for natural gas and electricity entered into as economic hedges against fuel price volatility related to Evergy Kansas Central's non-regulated 8% ownership share of Jeffrey Energy Center that are included in operating revenues on the consolidated statements of comprehensive income.

(d)
Reflects non-regulated energy marketing incentive compensation costs related to the February 2021 winter weather event that are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(e)
Reflects costs associated with executive transition including inducement bonuses, severance agreements and other transition expenses that are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(f)	Reflects severance costs incurred associated with certain severance programs that are included in operating and maintenance expense on the consolidated statements of comprehensive income.
(g)	Reflects advisor expenses incurred associated with strategic planning that are included in operating and maintenance expense on the consolidated statements of comprehensive income.
(h)
Reflects incentive compensation costs incurred associated with employees becoming fully vaccinated against COVID-19 that are included in operating and maintenance expense on the consolidated statements of comprehensive income.

(i)
Reflects the impairment loss on Sibley Unit 3 and costs related to certain meter replacements that were disallowed in the 2022 Evergy Metro and Evergy Missouri West rate cases that are included in Sibley Unit 3 impairment loss and other regulatory disallowances on the consolidated statements of comprehensive income.

(j)	Reflects losses (gains) related to equity investments which were subject to a restriction on sale that are included in investment earnings on the consolidated statements of comprehensive income.
(k)
Reflects transmission revenues collected from customers in the current period and the 2022 deferral of the cumulative amount of transmission revenues collected since 2018 through Evergy Kansas Central's Transmission Formula Rate to be refunded to customers in accordance with a December 2022 Federal Energy Regulatory Commission order that are included in operating revenues on the consolidated statements of comprehensive income.

(l)	Reflects an income tax effect calculated at a statutory rate of approximately 22%, with the exception of certain non-deductible items.
Appendix A | Evergy 2023 Proxy Statement A-2

Appendix B
GAAP to Non-GAAP Financial Metric Reconciliation
Reconciliation of adjusted EPS for incentive compensation (non-GAAP) to earnings per diluted share attributable to Evergy, Inc.
Year Ended December 31, 2022
Earnings per diluted share attributable to Evergy, Inc.	$3.27
Non-GAAP reconciling items:
Non-regulated energy marketing margin related to a February 2021 winter weather event, pre-tax	$0.01
Sibley return on investment, pre-tax	$0.22
Mark-to-market impact of Jeffrey Energy Center economic hedges, pre-tax	($0.05)
Non-regulated energy marketing costs related to a February 2021 winter weather event, pre-tax	$0.01
Executive transition costs, pre-tax	$0.01
Severance costs, pre-tax	$0.01
Advisor expenses, pre-tax	$0.02
Sibley impairment loss and other regulatory disallowances, pre-tax	$0.15
Restricted equity investment loss, pre-tax	$0.07
Transmission formula rate refund, pre-tax	$0.11
Pre-funding charitable trust, pre-tax	$0.04
Incentive compensation expenses, pre-tax	$0.12
Incentive compensation expenses at target, pre-tax	($0.10)
Income tax benefit	($0.14)
Adjusted EPS for incentive compensation (non-GAAP)	$3.75
Reconciliation of adjusted non-fuel operating and maintenance expense for incentive compensation (non-GAAP) to operating and maintenance expense
(Dollars in millions)	Year Ended December 31, 2022
Operating and maintenance expense	$1,085.3
Non-GAAP reconciling items:
Non-regulated energy marketing costs related to a February 2021 winter weather event	(1.3)
Executive transition costs	(2.2)
Severance costs	(2.3)
Advisor expenses	(5.4)
Short-term incentive compensation expenses	(27.6)
Adjusted non-fuel operating and maintenance expense for incentive compensation (non-GAAP)	$1,046.5
Appendix B | Evergy 2023 Proxy Statement B-1

Evergy, Inc.
P.O. Box 418679
Kansas City, Missouri
64141-9679

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 1, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2023 for shares held in a Plan. Follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/EVRG2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 1, 2023 for shares held directly and by 11:59 p.m. Eastern Time on April 27, 2023 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V00266-P86216 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EVERGY, INC.

This proxy is solicited on behalf of the Board of Directors of Evergy, Inc.

Vote on Directors

The Board of Directors recommends you vote FOR the following nominees for director:

Nominees:

	For	Against	Abstain
1a. David A. Campbell	☐	☐	☐
1b. Thomas D. Hyde	☐	☐	☐
1c. B. Anthony Isaac	☐	☐	☐
1d. Paul M. Keglevic	☐	☐	☐
1e. Senator Mary L. Landrieu	☐	☐	☐
1f. Sandra A.J. Lawrence	☐	☐	☐
1g. Ann D. Murtlow	☐	☐	☐
1h. Sandra J. Price	☐	☐	☐
1i. Mark A. Ruelle	☐	☐	☐
1j. James Scarola	☐	☐	☐
1k. C. John Wilder	☐	☐	☐

Vote on Proposals

	For	Against	Abstain
The Board of Directors recommends you vote FOR Proposal 2:			
2. Approve the 2022 compensation of our named executive officers on an advisory non-binding basis.	☐	☐	☐
The Board of Directors recommends you vote FOR Proposal 3:			
3. Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof will be voted by the person named in the proxy in their discretion.

Please sign your name exactly as it appear(s) on this proxy. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Notice of Annual Meeting of Shareholders

EVERGY, INC.

2023 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of the Company's directors, to approve on a non-binding advisory basis the 2022 compensation of the Company's named executive officers, to ratify the appointment of the Company's independent registered public accounting firm for 2023, and such other business as may properly come before the meeting, or any adjournment thereof.

Tuesday, May 2, 2023

10:00 a.m. Central Daylight Time

www.virtualshareholdermeeting.com/EVRG2023

You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be available in PDF format. There is no cost to you for this service other than any charges imposed by your Internet Provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Evergy's Investor Relations department at 1-800-245-5275.

V00267-P86216

EVERGY, INC.

www.virtualshareholdermeeting.com/EVRG2023

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2023

The undersigned hereby appoints David A. Campbell, Kirkland B. Andrews and Heather A. Humphrey and each of them, proxies for the undersigned with power of substitution, to represent and vote all the shares of common stock of Evergy, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on Tuesday, May 2, 2023, and any adjournment or postponement of such meeting, upon the matters set forth on the reverse side of this card, and in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned. This proxy also provides voting instructions to the plan administrators of the Evergy, Inc. 401(k) Plan.

This proxy, if properly executed and returned, will be voted as directed on the reverse side. **If this card is properly executed and returned without direction, such shares will be voted in accordance with the recommendations of Evergy, Inc.'s Board of Directors.** If any other matters properly come before the meeting or any adjournment or postponement thereof, the persons named in this proxy will vote in their discretion.

The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

Continued and to be signed on reverse side